As filed with the Securities and Exchange Commission on June 19, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey

(State or other Jurisdiction of Incorporation of Organization)

6711

(Primary Standard Industrial Classification Code Number)

22-2477875

(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

RONALD H. JANIS, ESQ.	JOHN MARINO	MICHAEL V. MITRIONE, ESQ.
MICHAEL T. RAVE, ESQ.	President	DAVID C. SCILEPPI, ESQ.
Day Pitney LLP	1st United Bancorp, Inc.	Gunster, Yoakley & Stewart, P.A.
One Jefferson Road	One North Federal Highway	777 South Flagler Drive, Suite 500 East
Parsippany, New Jersey 07054	Boca Raton, Florida 33432	West Palm Beach, Florida 33401
(973) 966-6300	(561) 362-3435	(561) 655-1980

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit	Proposed maximum aggregate offering price**	Amount of registration fee
Common stock, no par value	34,477,925 Shares	N/A	$337,806,182	$43,509.44

*	The maximum number of shares of Valley National Bancorp (“Valley”) common stock estimated to be issuable upon the completion of the merger of 1st United Bancorp, Inc. (“1st United”) with and into Valley, based on the number of shares of 1st United common stock outstanding immediately prior to the merger, assuming that all stock options granted by 1st United and outstanding on the date hereof are exercised, and the exchange of each share of 1st United common stock for shares of Valley common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of May 7, 2014, among Valley and 1st United.
**	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act as follows: the product of (1) $8.72, the average of the high and low sales prices per share of 1st United common stock on June 13, 2014 as quoted on the NASDAQ Global Select Market, multiplied by (2) 34,489,547, the sum of the aggregate number of shares of 1st United common stock outstanding as of June 13, 2014, plus 4,249,694, the aggregate number of shares of 1st United common stock issuable upon the exercise of 1st United stock options that are or may become exercisable prior to completion of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information in this joint proxy statement-prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement-prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 19, 2014

Proxy Statement of 1st United Bancorp, Inc.	Proxy Statement and Prospectus of Valley National Bancorp

MERGER AND AMENDMENT TO VALLEY NATIONAL BANCORP’S RESTATED CERTIFICATE OF INCORPORATION PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of 1st United Bancorp, Inc. and Valley National Bancorp:

We are pleased to report that the Boards of Directors of Valley National Bancorp (“Valley”) and 1st United Bancorp, Inc. (“1st United”) have approved an Agreement and Plan of Merger (the “merger agreement”). Under the merger agreement, 1st United will merge with and into Valley, with Valley as the surviving company in the merger (the “merger”). We cannot complete the merger transaction without your approval.

Each of 1st United and Valley will be holding a special meeting of their respective shareholders to vote on certain matters in connection with the merger. Holders of shares of 1st United common stock will vote at a special meeting of 1st United shareholders to be held on [—], 2014 to approve the merger agreement and vote on related proposals. Holders of shares of Valley will vote at a special meeting of shareholders of Valley shareholders to be held on [—], 2014 to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares, which is necessary to allow the merger to close, and to vote on a related proposal.

Under the terms of the merger agreement, if the merger is completed, 1st United shareholders will be entitled to receive 0.89 of a share of Valley common stock for each share of 1st United common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s average closing share price during the 20 trading day period ending 5 days prior to closing (“Valley’s Average Closing Price”) is less than $8.09, then Valley will increase the 0.89 exchange ratio (or, in lieu of such increase, make a cash payment to 1st United shareholders) so that 1st United shareholders receive $7.20 in Valley common stock (and cash, if applicable) for each 1st United share they hold. In the event Valley’s Average Closing Price is greater than $12.13, then Valley will decrease the 0.89 exchange ratio so that 1st United shareholders receive $10.80 in Valley common stock for each 1st United share they hold. On [—], 2014, a date immediately preceding the printing of this joint proxy statement-prospectus, the closing price of Valley common stock was $[—].

Valley common stock is listed on the New York Stock Exchange under the symbol “VLY”. 1st United common stock is listed on the NASDAQ Global Select Market under the symbol “FUBC”.

We generally expect the merger to be tax-free with respect to the Valley common stock that 1st United shareholders receive.

If the merger is completed and none of the outstanding 1st United stock options are exercised prior to the closing of the merger, 1st United shareholders will own approximately 30.1 million shares, or approximately 13.3%, of Valley’s outstanding common stock.

The 1st United Board of Directors unanimously recommends that 1st United shareholders vote to approve the merger agreement and the related proposals.

The Valley Board of Directors unanimously recommends that Valley shareholders vote to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares and the related proposal.

Your vote is very important. Whether or not you plan to attend the 1st United or Valley special meeting, as applicable, please take the time to vote by completing and mailing the enclosed proxy card to us.

This document, which serves as a joint proxy statement for the special meetings of 1st United and Valley shareholders and as a prospectus for the shares of Valley common stock to be issued in the merger to 1st United shareholders, gives you detailed information about each respective company’s special meeting and the merger. Please carefully read this entire document, including the “Risk Factors” beginning on page 27 for a discussion of the risks related to the proposed merger. You can also obtain information about both 1st United and Valley from documents that each has filed with the Securities and Exchange Commission.

Rudy E. Schupp	Gerald H. Lipkin
Chief Executive Officer 1st United Bancorp, Inc.	President and Chief Executive Officer Valley National Bancorp

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement-prospectus is dated [—], 2014, and is first being mailed to 1st United and Valley shareholders on [—], 2014.

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about Valley National Bancorp and 1st United Bancorp, Inc. that is not included in or delivered with this document. Valley National Bancorp and 1st United Bancorp, Inc. shareholders may receive this information free of charge by writing or calling Investor Relations, Dianne Grenz, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470; telephone number (973) 305-4005; or Suzanne Korman, Secretary, 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, Florida 33432; telephone number (561) 362-3400.

We will respond to your request as soon as practicable by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meeting, any request must be made by [—], 2014.

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, Florida 33432

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2014

At the direction of the Board of Directors of 1st United Bancorp, Inc., NOTICE IS HEREBY GIVEN that a special meeting of shareholders of 1st United Bancorp, Inc. will be held at [—], on [—], 2014, at [—] (local time) to consider and vote upon the following matters:

(1)	Approval of the Agreement and Plan of Merger, dated as of May 7, 2014, between Valley National Bancorp and 1st United Bancorp, Inc. pursuant to which 1st United Bancorp, Inc. will merge with and into Valley National Bancorp;

(2)	Approval, on a non-binding advisory basis, of the compensation of the named executive officers of 1st United Bancorp, Inc. based on or related to the merger; and

(3)	Approval of a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

The Board of Directors has fixed [—], 2014, as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The 1st United Bancorp, Inc. Board of Directors unanimously recommends that shareholders vote:

(1)	“FOR” approval of the merger agreement;

(2)	“FOR” approval, on a non-binding advisory basis, of the compensation of the named executive officers of 1st United Bancorp, Inc. based on or related to the merger; and

(3)	“FOR” approval of the authorization of the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting.

By Order of the Board of Directors,

Warren S. Orlando

Chairman of the Board

Boca Raton, Florida

[—], 2014

IMPORTANT — WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2014

At the direction of the Board of Directors of Valley National Bancorp, NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Valley National Bancorp will be held at [—], on [—], 2014, at [—] (local time) to consider and vote upon the following matters:

(1)	Approval of an amendment to the Restated Certificate of Incorporation of Valley National Bancorp to increase the number of authorized shares of common stock, no par value per share, of Valley National Bancorp by 100,000,000 shares; and

(2)	Approval of a proposal to authorize the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the amendment to the Restated Certificate of Incorporation of Valley National Bancorp to increase the number of authorized shares of common stock, no par value per share, of Valley National Bancorp by 100,000,000 shares or to vote on other matters properly before such special meeting.

The Board of Directors has fixed [—], 2014, as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The Valley National Bancorp Board of Directors unanimously recommends that shareholders vote:

(1)	“FOR” approval of the amendment to the Restated Certificate of Incorporation of Valley National Bancorp to increase the number of authorized shares of common stock, no par value per share, of Valley National Bancorp by 100,000,000 shares; and

(2)	“FOR” approval of the authorization of the Board of Directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the proposed amendment to the Restated Certificate of Incorporation of Valley National Bancorp or to vote on other matters properly before such special meeting.

By Order of the Board of Directors,

Alan D. Eskow

Secretary

Wayne, New Jersey

[—], 2014

IMPORTANT — WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

i

ii

Page
PROPOSAL 1 OF THE VALLEY SPECIAL MEETING — AMENDMENT TO VALLEY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VALLEY’S COMMON STOCK BY 100,000,000 SHARES	110
Reasons for the Proposed Amendment to Valley’s Restated Certificate of Incorporation	110
Interests of Valley Officers and Directors	111
Opinion of Sandler O’Neill	111
Vote Required for Approval	119
Recommendation of the Valley Board of Directors	119

PROPOSAL 2 OF THE VALLEY SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS	120
Vote Required for Approval	120
Recommendation of the Valley Board of Directors	120

FUTURE SHAREHOLDER PROPOSALS	121
INFORMATION INCORPORATED BY REFERENCE	123
OTHER MATTERS	124
LEGAL OPINION	124
EXPERTS	124

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a joint proxy statement of 1st United Bancorp, Inc. and Valley National Bancorp and a prospectus of Valley National Bancorp. As a joint proxy statement, it is being provided to 1st United shareholders because the 1st United Board of Directors is soliciting their proxy for use at the 1st United special meeting of shareholders at which the 1st United shareholders will consider and vote on (i) approval of the merger agreement between 1st United and Valley, (ii) approval, on a non-binding advisory basis, of the compensation of the named executive officers of 1st United based on or related to the merger (the “Executive Compensation Proposal”), and (iii) approval of the authorization of the 1st United Board of Directors to adjourn or postpone the 1st United special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting (the “1st United Adjournment Proposal”). As a joint proxy statement, it is also being provided to Valley shareholders because the Valley Board of Directors is soliciting their proxy for use at the Valley special meeting of shareholders at which the Valley shareholders will consider and vote on (i) approval of the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares (the “Charter Amendment Proposal”) and (ii) approval of the authorization of the Valley Board of Directors to adjourn or postpone the Valley special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the proposed amendment to Valley’s Restated Certificate of Incorporation or to vote on other matters properly before such special meeting (the “Valley Adjournment Proposal”). As a prospectus, it is being provided to 1st United shareholders because Valley is offering to exchange shares of its common stock for their shares of 1st United common stock upon completion of the merger.

Q: WHAT WILL 1ST UNITED SHAREHOLDERS RECEIVE IN THE MERGER?

A: Upon completion of the merger, 1st United shareholders will receive 0.89 of a share of Valley common stock for each share of 1st United common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s average closing share price during the 20 trading day period ending 5 days prior to closing (“Valley’s Average Closing Price”) is less than $8.09, then Valley will increase the 0.89 exchange ratio (or, in lieu of such increase, make a cash payment to 1st United shareholders) so that 1st United shareholders receive $7.20 in Valley common stock (and cash, if applicable) for each 1st United share they hold. In the event Valley’s Average Closing Price is greater than $12.13, then Valley will decrease the 0.89 exchange ratio so that 1st United shareholders receive $10.80 in Valley common stock for each 1st United share they hold. On [—], 2014, a date immediately preceding the printing of this joint proxy statement-prospectus, the closing price of Valley common stock was $[—].

Q: HOW DO I VOTE?

A: Shares Held of Record. If you are a shareholder of record of 1st United as of the 1st United record date or a shareholder of record of Valley as of the Valley record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	Use the toll-free number shown on your proxy card,

•	Visit the website shown on your proxy card to vote via the Internet,

•	Complete, sign, date and return the enclosed 1st United or Valley proxy card, as applicable, in the enclosed postage-paid envelope, or

•	You may also cast your vote in person at your respective company’s special meeting.

Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the 1st United meeting or Valley meeting, as applicable, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership of 1st United common stock as of the 1st United record date or Valley common stock as of the Valley record date, as applicable.

Shares Held in Valley’s 401(k) Plan. If you are a participant in the Valley National Bank Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature (the “Valley 401(k) Plan”)), you may vote any shares of Valley common stock held in your Valley 401(k) Plan account as of the Valley record date ONLY by following the separate voting instructions provided by the Valley 401(k) Plan’s administrator. You may not vote the applicable shares by proxy or by ballot at the Valley special meeting.

Shares Held in Valley’s Dividend Reinvestment Plan. If you are a participant in Valley’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by internet. You may not vote the applicable shares by proxy or by ballot at the Valley special meeting.

Q: WHY IS THE VOTE OF HOLDERS OF 1ST UNITED COMMON STOCK IMPORTANT?

A: The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the 1st United common stock outstanding. If you do not vote by proxy, telephone or internet or in person at the 1st United special meeting, it will have the effect of a vote AGAINST approval of the merger agreement, but will have no effect on the vote to approve the Executive Compensation Proposal or the 1st United Adjournment Proposal. Failure to vote, however, may affect whether a quorum is present.

The Executive Compensation Proposal will be approved if affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition. This proposal is advisory in nature and a vote for or against approval will not be binding on 1st United or the 1st United Board of Directors.

The 1st United Adjournment Proposal will be approved if the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition.

Q: WHAT DOES THE 1ST UNITED BOARD OF DIRECTORS RECOMMEND?

A: The 1st United Board of Directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of 1st United and its shareholders. Accordingly, the 1st United Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement.

The 1st United Board of Directors also unanimously recommends a vote “FOR” approval of the Executive Compensation Proposal and “FOR” approval of the 1st United Adjournment Proposal.

Q: WHY IS THE VOTE OF HOLDERS OF VALLEY COMMON STOCK IMPORTANT?

A: The approval by Valley shareholders of the Charter Amendment Proposal is required to ensure Valley has sufficient shares for issuance to consummate the merger and issue shares of Valley common stock to 1st United shareholders. As of the date of this joint proxy statement-prospectus, Valley has approximately 24.9 million authorized but unissued shares of common stock (net of shares reserved for issuance pursuant to stock options and warrants). Under the terms of the merger agreement and assuming all 1st United stock options are exercised prior to the closing of the merger, Valley will be required to issue approximately 34.5 million shares of common stock to 1st United shareholders. Accordingly, if Valley shareholders fail to approve the proposed amendment, Valley cannot complete the merger. Additional authorized shares not issued in the merger will be used for general corporate purposes, including possible future acquisitions and capital raising. The proposed amendment to Valley’s Restated Certificate of Incorporation requires the affirmative vote of a majority of the votes cast by the holders of Valley common stock at the Valley special meeting.

The Valley Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Valley common stock at the Valley special meeting.

If you do not vote by proxy, telephone or internet or in person at the Valley special meeting, it will have no effect on the vote to approve either of these proposals but may affect whether a quorum is present.

Q: WHAT DOES THE VALLEY BOARD OF DIRECTORS RECOMMEND?

A: The Valley Board of Directors has unanimously approved the Charter Amendment Proposal and believes that the increase in authorized shares of Valley’s common stock is in the best interests of Valley and its shareholders. Accordingly, the Valley Board of Directors unanimously recommends that you vote “FOR” approval of the Charter Amendment Proposal.

The Valley Board of Directors also unanimously recommends a vote “FOR” approval of the Valley Adjournment Proposal.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote your shares of 1st United or Valley common stock, as applicable, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted at your respective company’s special meeting, which will have the effects described above.

Q: WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A: Abstentions will count as shares of 1st United or Valley common stock, as applicable, represented and entitled to vote at the respective company’s special meeting for purposes of determining a quorum but will not be counted as votes cast. Accordingly, abstentions will have no effect on any of the proposals at the 1st United or Valley special meetings other than the proposal to approve the merger agreement at the 1st United special meeting where abstentions are effectively a vote AGAINST the merger agreement. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares of 1st United or Valley common stock, as applicable, held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes will be counted toward a quorum at the 1st United special meeting and the Valley special meeting, as applicable, and will have the effect of a vote at the 1st United special meeting AGAINST approval of the merger agreement, but will have no effect on any other proposals at the 1st United or Valley special meetings.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: You may revoke your grant of a proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary of 1st United or Valley, as the case may be;

•	executing a later Internet or telephone vote;

•	submitting a signed proxy card bearing a later date to the Secretary of 1st United or Valley, as the case may be; or

•	attending and voting in person at the respective company’s special meeting.

1st United shareholders should send written revocations to Suzanne Korman, Secretary, 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, Florida 33432. Attendance at the 1st United special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

Valley shareholders should send written revocations to Alan D. Eskow, Secretary, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Attendance at the Valley special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

If you use the Internet, you can change your vote at the Internet address shown on your 1st United or Valley proxy card, as applicable. The Internet voting system for 1st United shareholders is available 24 hours a day until [—], Eastern Time, on [—], 2014. The Internet voting system for Valley shareholders is available 24 hours a day until [—], Eastern Time, on [—], 2014.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your 1st United or Valley proxy card, as applicable. The telephone voting system for 1st United shareholders is available 24 hours a day in the United States until [—], Eastern Time, on [—], 2014. The telephone voting system for Valley shareholders is available 24 hours a day in the United States until [—], Eastern Time, on [—], 2014.

Valley shareholders may revoke their instructions to the Valley 401(k) Plan’s administrator with respect to voting of the shares held in their Valley 401(k) Plan account by submitting to the Valley 401(k) Plan administrator a signed instruction card bearing a later date, provided that such new instruction card must be received by the Valley 401(k) Plan administrator on or prior to the last date for submission of such instructions with respect to the Valley special meeting designated in the separate voting instructions provided by the Valley 401(k) Plan’s administrator.

Q: IF I AM A HOLDER OF 1ST UNITED COMMON STOCK WITH SHARES REPRESENTED BY STOCK CERTIFICATES, SHOULD I SEND IN MY 1ST UNITED STOCK CERTIFICATES NOW?

A: No. Following the merger, 1st United shareholders will receive a letter of transmittal from American Stock Transfer & Trust Company, who has been appointed as the exchange agent for the merger, which will provide them with instructions as to how they will exchange their 1st United common stock for Valley common stock. The shares of Valley common stock that 1st United shareholders will receive in the merger will be issued in book-entry form. Please do not send in 1st United stock certificates with the 1st United proxy card.

Q: WHAT SHOULD 1ST UNITED SHAREHOLDERS DO IF THEY HOLD THEIR SHARES OF 1ST UNITED COMMON STOCK IN BOOK-ENTRY FORM?

A: 1st United shareholders are not required to take any specific actions if their shares of 1st United common stock are held in book-entry form. After the completion of the merger, shares of 1st United common stock held in book-entry form will automatically be exchanged for shares of Valley common stock in book-entry form.

Q: WHO CAN 1ST UNITED SHAREHOLDERS CONTACT IF THEY CANNOT LOCATE THEIR 1ST UNITED STOCK CERTIFICATE(S)?

A: If 1st United shareholders are unable to locate their original 1st United stock certificate(s), they should contact John Marino, President, 1st United Bancorp, Inc., 1700 Palm Beach Lakes Boulevard, Suite 1000, West Palm Beach, Florida 33401; telephone number (561) 616-3046.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO 1ST UNITED SHAREHOLDERS?

A: We expect that for federal income tax purposes, the merger generally will not be a taxable event to 1st United shareholders.

1st United will have no obligation to complete the merger unless tax counsel for 1st United provides a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes.

We urge 1st United shareholders to consult with their tax advisors to gain a full understanding of the tax consequences of the merger to them. Tax matters are very complicated, and, in many cases, the tax consequences of the merger will depend on 1st United shareholders’ particular facts and circumstances. See “Proposal 1 of the 1st United Special Meeting — The Merger — Material Federal Income Tax Consequences of the Merger,” beginning at page [—].

Q: DO 1ST UNITED SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM THE MERGER?

A: No. See “Proposal 1 of the 1st United Special Meeting — The Merger — No Dissenters’ Rights,” beginning at page [—].

Q: ARE THERE ANY REQUIRED REGULATORY OR OTHER CONDITIONS TO THE MERGER?

A: Yes. The merger must be approved by the Office of the Comptroller of the Currency (the “OCC”) and a waiver or approval must be received from the Board of Governors of the Federal Reserve System (the “FRB”). In addition, the merger agreement must be approved by the 1st United shareholders; the Charter Amendment Proposal must be approved by Valley shareholders; and written consent from the Federal Deposit Insurance Corporation (the “FDIC”) for the assignment of the shared-loss agreements between 1st United Bank and the FDIC must be received by Valley. As of the date of this joint proxy statement-prospectus, Valley has received the written consent from the FDIC for the assignment of such shared-loss agreements and has submitted an application for approval of the merger by the OCC and intends to submit a waiver request to the FRB.

While Valley shareholders are not voting on approval of the merger agreement, they effectively have a vote to approve the merger agreement because they have a vote to approve the Charter Amendment Proposal, which is required to consummate the merger.

Completion of the merger is also subject to certain other conditions, including there being no material adverse change in the financial condition of 1st United. See “Proposal 1 of the 1st United Special Meeting — The Merger — The Merger Agreement — Conditions to Complete the Merger,” beginning at page [—].

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Valley and 1st United that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Valley and 1st United with the Securities and Exchange Commission (the “SEC”). This means that each of Valley and 1st United, respectively, may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Information Incorporated by Reference” beginning at page [—] for a list of documents that each of Valley and 1st United, respectively, has incorporated by reference into this joint proxy statement-prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the LATER FILED DOCUMENT. Information in this joint proxy statement-prospectus may update information contained in one or more of the Valley or 1st United documents incorporated by reference. Similarly, information in documents that Valley or 1st United may file after the date of this joint proxy statement-prospectus may update information contained in this joint proxy statement-prospectus or information contained in previously filed documents. Later dated documents filed with the SEC and incorporated by reference update and, in the event of a conflict, supersede earlier documents filed with the SEC.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible and intend to close the merger in the fourth quarter of 2014. We cannot close the merger until after 1st United shareholders approve the merger agreement; Valley shareholders approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares and all regulatory approvals have been obtained.

Q: WHO SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT-PROSPECTUS?

A: If you have questions about the 1st United special meeting or if you need additional copies of this joint proxy statement-prospectus, you should contact:

John Marino

President

1st United Bancorp, Inc.

1700 Palm Beach Lakes Boulevard, Suite 1000

West Palm Beach, Florida 33401

Telephone number: (561) 616-3046

If you have questions about the Valley special meeting or if you need additional copies of this joint proxy statement-prospectus, you should contact:

Dianne Grenz

Executive Vice President

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Telephone number: (973) 305-4005

SUMMARY

This is a summary of certain information regarding the proposed merger, the 1st United shareholder meeting to vote on the merger agreement and the Valley shareholder meeting to vote on the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. We urge you to carefully read the entire joint proxy statement-prospectus, including the appendices, before deciding how to vote.

This joint proxy statement-prospectus, including information included or incorporated by reference in this joint proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and 1st United, including future financial and operating results and performance; statements about Valley’s and 1st United’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and 1st United’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and 1st United. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page [—].

What this Document is About

The Board of Directors of 1st United and the Board of Directors of Valley have each approved an Agreement and Plan of Merger for the merger of 1st United into Valley. In order to complete the merger, the shareholders of 1st United must approve the merger agreement and the shareholders of Valley must approve the Charter Amendment Proposal. The 1st United Board of Directors has called a special meeting of 1st United shareholders to vote on approval of the merger agreement, to vote on approval of the Executive Compensation Proposal, and to vote on approval of the 1st United Adjournment Proposal. The Valley Board of Directors has called a special meeting of Valley shareholders to vote on approval of the Charter Amendment Proposal and to vote on approval of the Valley Adjournment Proposal. This document is the joint proxy statement used by the 1st United Board of Directors and the Valley Board of Directors to solicit proxies for their respective company’s special meeting. It is also the prospectus of Valley regarding the Valley common stock to be issued to 1st United shareholders if the merger is completed.

1st United Special Meeting

Shares Entitled to Vote

The 1st United Board of Directors has selected [—], 2014 as the record date for the 1st United special meeting. Each of the [—] shares of 1st United common stock outstanding on the record date are entitled to vote at the 1st United special meeting.

As of such record date, directors and executive officers of 1st United and their affiliates owned or had the right to vote a total of [—] shares or [—]% of the outstanding 1st United common stock on such date. As of such record date, none of Valley’s directors or executive officers, or their respective affiliates, had the right to vote any shares of 1st United common stock entitled to be voted at the 1st United special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of 1st United common stock as of the 1st United record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the 1st United special meeting to vote in person, your shares of 1st United common stock will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business exists.

If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the 1st United special meeting may adjourn such special meeting. Attendance at the special meeting without voting will be counted as a vote against adjournment.

Vote Required to Approve the Merger Agreement	Approval by the holders of a majority of the shares of 1st United common stock outstanding is required to approve the merger agreement.

Vote Required to Approve the Executive Compensation Proposal	Approval of the Executive Compensation Proposal requires that the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition.

Vote Required to Approve the 1st United Adjournment Proposal	Approval of the 1st United Adjournment Proposal requires that the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition.

Voting Agreements	In connection with the execution of the merger agreement, Valley entered into voting agreements with each 1st United director. Pursuant to the voting agreements, the 1st United directors have each agreed to vote the shares of 1st United beneficially owned by them (whether solely or jointly with others) in favor of approval of the merger agreement. As of May 7, 2014, a total of 3,111,335 shares of common stock representing approximately 9.0% of the outstanding 1st United common stock on such date are covered by the voting agreements. Those agreements do not restrict the directors from taking action under or relating to the merger agreement in accordance with their fiduciary duties as directors.

Valley Special Meeting

Shares Entitled to Vote

The Valley Board of Directors has selected [—], 2014 as the record date for the Valley special meeting. Each of the [—] shares of Valley common stock outstanding on the record date are entitled to vote at the Valley special meeting.

As of such record date, directors and executive officers of Valley and their affiliates owned or had the right to vote a total of [—] shares or [—]% of the outstanding Valley common stock on such date. As of such record date, none of 1st United’s directors or executive officers, or their respective affiliates, had the right to vote any shares of Valley common stock entitled to be voted at the Valley special meeting.

Quorum	The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Valley common stock as of the Valley record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Valley special meeting to vote in person, your shares of Valley common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present.

Vote Required to Approve the Charter Amendment Proposal	The affirmative vote of a majority of the votes cast by the holders of Valley common stock at the Valley special meeting is required to approve the Charter Amendment Proposal.

Vote Required to Approve the Valley Adjournment Proposal	The affirmative vote of a majority of the votes cast by the holders of Valley common stock at the Valley special meeting is required to approve the Valley Adjournment Proposal.

The Companies

Valley	Valley, a New Jersey corporation, is the bank holding company for Valley National Bank. Valley is a regional bank holding company headquartered in Wayne, New Jersey with $16.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, Manhattan, Brooklyn, Queens and Long Island. Valley’s principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470, and its telephone number is (973) 305-8800.

1st United	1st United, a Florida corporation, is the bank holding company for 1st United Bank. 1st United is a $1.7 billion financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which operates 21 branches in southeast and central Florida, including Brevard, Broward, Hillsborough, Indian River, Miami-Dade, Orange, Palm Beach, and Pinellas Counties. 1st United’s principal executive offices are located at One North Federal Highway, Boca Raton, Florida 33432, and its telephone number is (561) 362-3400.

The Merger

General Description	1st United will merge with Valley, with Valley as the surviving entity. The merger is expected to occur on the last day of the fiscal quarter which is five business days after receipt of all regulatory approvals and all material conditions to closing have been met or such other date as the parties agree. The terms of the proposed merger are set forth in a merger agreement signed by 1st United and Valley. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration to 1st United Shareholders

In the merger, 1st United shareholders will receive 0.89 of a share of Valley common stock for each share of 1st United common stock they own, subject to adjustment and subject to the payment of cash in lieu of fractional shares. In the event Valley’s Average Closing Price is less than $8.09, then Valley will increase the 0.89 exchange ratio (or, in lieu of such increase, make a cash payment to 1st United shareholders) so that 1st United shareholders receive $7.20 in Valley common stock (and cash, if applicable) for each 1st United share they hold. In the event Valley’s Average Closing Price is greater than $12.13, then Valley will decrease the 0.89 exchange ratio so that 1st United shareholders receive $10.80 in Valley common stock for each 1st United share they hold. On May 7, 2014, the last trading day before the merger was publicly announced, the closing price of Valley common stock was $9.76. On [—], 2014, a date which is shortly before the date of this joint proxy statement-prospectus, the closing price of Valley common stock was $[—].

Assuming none of the outstanding 1st United stock options are exercised prior to the closing of the merger, the parties currently estimate that Valley will issue approximately 30.1 million shares of its common stock in connection with the merger.

1st United Stock Options	Each outstanding 1st United stock option, whether unvested or vested, will be cancelled and converted into the right to receive a cash payment from 1st United immediately prior to the effective time of the merger equal to the product of the number of shares underlying the 1st United stock option multiplied by the excess, if any, of Valley’s Average Closing Price, multiplied by the exchange ratio, over the exercise price of the 1st United stock option.

Listing of Valley Common Stock and Delisting of 1st United Common Stock	Valley will apply for listing of the common shares to be issued in the merger on the New York Stock Exchange, where Valley common shares are currently listed. If the merger is completed, the shares of Valley common stock to be issued in the merger will be listed on the New York Stock Exchange under the symbol “VLY,” and 1st United shares will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

Tax-Free Nature of the Merger

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to our respective obligations to complete the merger that each of Valley and 1st United receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Valley common stock you receive in the merger.

Tax matters are very complicated, and the tax consequences of the merger to each 1st United shareholder will depend on the facts of that shareholder’s particular situation. We urge you to read the more complete description of the merger’s tax consequences beginning on page [—] and to consult with your own tax advisor regarding the specific tax consequences of the merger to you under applicable tax laws.

Exchanging 1st United Stock Certificates

Shortly following the closing, 1st United shareholders will receive a letter of transmittal and instructions for exchanging their 1st United stock certificates. In order to receive their Valley common stock, 1st United shareholders must send their stock certificates to American Stock Transfer & Trust Company, the exchange agent, after the closing. 1st United shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for 1st United common stock.

If 1st United shareholders do not have stock certificates but hold shares of 1st United common stock with their broker in “street name”, the shares will be exchanged for them by their broker.

Dividends	Valley and 1st United have agreed in the merger agreement that 1st United may continue to pay a quarterly cash dividend equal to $0.02 per share consistent with past practice with respect to the quarterly periods following the signing of the merger agreement, subject to the discretion of the 1st United Board of Directors. In the event the merger does not close before December 31, 2014, 1st United may increase its quarterly cash dividend to a per share amount equal to Valley’s then-current quarterly cash dividend.

Reselling the Stock You Receive in the Merger	The shares of Valley common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. You may freely transfer those shares after you receive them.

Recommendation of 1st United Board of Directors	1st United’s Board of Directors has determined that the merger is fair and in the best interests of 1st United and its shareholders. The 1st United Board of Directors unanimously recommends that 1st United shareholders vote “FOR” approval of the merger agreement.

Risk Factors	An investment in Valley common stock includes substantial risks. See the section entitled “Risk Factors” beginning on page [—] for a discussion of risks associated with the merger and an investment in Valley common stock.

Opinions of 1st United’s Financial Advisors	In connection with evaluating the proposed merger, the 1st United Board of Directors considered the separate opinions of 1st United’s financial advisors, Keefe, Bruyette & Woods, Inc. (“KBW”) and RP Financial, LC (“RP Financial”), each dated May 7, 2014, to the effect that the 0.89 exchange ratio in the merger was fair to holders of 1st United common stock from a financial point of view. The KBW opinion and the RP Financial opinion are attached to this joint proxy statement-prospectus as Appendix B and Appendix C, respectively. We encourage 1st United shareholders to read these opinions. These opinions do not constitute a recommendation as to how any 1st United shareholder should vote on the merger. For information on how KBW and RP Financial arrived at their respective opinions, see pages [—] - [—].

Holders of 1st United Common Stock Do Not Have Dissenters’ Rights	Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Florida Business Corporation Act (the “FBCA”). Under the provisions of the FBCA, the holders of 1st United common stock are not entitled to dissenters’ rights in the merger. See the section entitled “Proposal 1 of the 1st United Special Meeting — The Merger — No Dissenters’ Rights” on page [—]

Conditions That Must Be Satisfied or Waived for the Merger to Occur

Currently, we expect to complete the merger during the fourth quarter of 2014. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of 1st United shareholders, the receipt of all required regulatory approvals and consents or waivers, including from the OCC and the FRB, receipt of the requisite approval of Valley shareholders to the amendment to Valley’s Restated Certificate of Incorporation, the receipt of written consents from the FDIC for the assignment of the shared-loss agreements between 1st United Bank and the FDIC to Valley National Bank (which has been received by Valley), and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement

1st United and Valley may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval.

The merger agreement can be terminated by either party in any of the following circumstances:

•   if the merger has not been completed on or before May 31, 2015, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•   if there has been a final, non-appealable action denying any required regulatory approval for the merger or the transactions contemplated by the merger agreement unless the failure to obtain the regulatory approval is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•   if the requisite 1st United shareholder vote in connection with approval of the merger agreement is not obtained at the 1st United special meeting (or any adjournment or postponement thereof);

•   if the requisite Valley shareholder vote in connection with approval of the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley common stock by 100,000,000 shares is not obtained at the Valley special meeting (or any adjournment or postponement thereof); or

•   if there is a breach of the representations and warranties or other covenants in the merger agreement by one of the parties that is not cured within 30 days following notice or cannot be cured prior to May 31, 2015, and would result in (i) the failure to satisfy any of the closing conditions by May 31, 2015, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in breach of the merger agreement.

The merger agreement can be terminated by Valley in any of the following circumstances:

•   if, prior to receipt of the 1st United shareholder approval, 1st United, its Board of Directors or any committee of its Board of Directors (1) withdraws, modifies or qualifies in a manner adverse to Valley, or refuses to make, the recommendation that its shareholders approve the merger agreement or adopts, approves, recommends, endorses or otherwise declares advisable certain other business combination proposals, (2) fails to recommend the merger and the approval of the merger agreement by its shareholders, (3) breaches its non-solicitation obligations under the merger agreement in any material respect adverse to Valley, or (4) in response to a tender or exchange offer for 10% or more of the outstanding shares of 1st United’s common stock being commenced (other than by Valley or a subsidiary thereof), recommends that its shareholders tender their shares or otherwise fails to recommend that their shareholders reject such offer within a 10-business day period; or

•   if 1st United cannot meet the closing conditions by May 31, 2015.

The merger agreement can be terminated by 1st United in any of the following circumstances:

•   if, prior to receipt of the 1st United shareholder approval, 1st United receives a proposal that the 1st United Board of Directors concludes to be more favorable than the merger with Valley and enters into an acquisition agreement with a third-party with respect to such superior proposal; or

•   if, prior to receipt of the 1st United shareholder approval, the 1st United Board of Directors determines in good faith, after consultation with 1st United’s counsel and financial advisors, that the 1st United Board of Directors would be breaching its fiduciary duties under applicable law by not withdrawing its recommendation to 1st United shareholders of approval of the merger with Valley or by not entering into an agreement which is intended to or is reasonably likely to lead to an acquisition proposal; or

•   if Valley cannot meet the closing conditions by May 31, 2015.

For a more complete description of these and other termination rights available to 1st United and Valley, see page [—].

Termination Fee and Termination Expenses	Under certain circumstances, if the merger agreement is terminated and 1st United is acquired or executes a definitive agreement to be acquired by another entity within 12 months after the termination, Valley is entitled to receive a termination fee from 1st United of $14.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000. Under certain circumstances, if the merger agreement is terminated by Valley or 1st United due to the breach by the other party of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured and would result in the failure to satisfy any of the closing conditions by May 31, 2015 or a material adverse effect on the party committing such breach, then the non-breaching party is entitled to receive reasonable out of pocket expenses up to $750,000 from the breaching party. For a more complete description of the termination fee and termination expenses potentially payable under the merger agreement, see page [—].

Valley Board of Directors Following Completion of the Merger	Upon completion of the merger, there will be no additions or changes to Valley’s or Valley National Bank’s Boards of Directors.

1st United has Agreed Not to Solicit Alternative Transactions	In the merger agreement, 1st United has agreed not to initiate, solicit or knowingly encourage or facilitate inquiries with, or engage in negotiations with, or provide any information to, any person other than Valley concerning an acquisition transaction involving 1st United or 1st United Bank. However, 1st United may take certain of these actions if its Board of Directors determines that it should do so. This determination by the 1st United Board of Directors must be made after such Board of Directors consults with counsel and its financial advisors, and must be based in accordance with the 1st United Board of Director’s fiduciary duties. This restriction may deter other potential acquirors of 1st United.

The Rights of 1st United Shareholders Will Change as a Result of the Merger	The rights of 1st United shareholders are governed by Florida law, as well as the 1st United Amended and Restated Articles of Incorporation, as amended, and the 1st United Amended and Restated Bylaws. After completion of the merger, the rights of former 1st United shareholders who receive Valley common stock in the merger will be governed by New Jersey law and the Valley Restated Certificate of Incorporation and the Valley By-laws. A description of the material differences in shareholder rights begins on page [—].

Share Information and Market Prices	Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and 1st United common stock is traded on the NASDAQ Global Select Market under the symbol “FUBC”. The following table lists the closing prices of Valley common stock and 1st United common stock on May 7, 2014, the last trading day before the announcement of the merger, and on [—], 2014, a date shortly before the date of this joint proxy statement-prospectus as well as the implied value of one share of 1st United common stock on each date based on the anticipated exchange ratio of 0.89 of a share of Valley common stock for each share of 1st United common stock. You should obtain current market quotations for Valley and 1st United common stock. Because the exchange ratio is fixed and trading prices fluctuate, 1st United shareholders are not assured of receiving any specific market value of Valley common stock.
	Date	Closing Sale Price Per Share of Valley Common Stock	Closing Sale Price Per Share of 1st United Common Stock	Equivalent Value of Consideration Per Share of 1st United Common Stock
	May 7, 2014	$9.76	$7.31	$8.69
	[—], 2014	$[—]	$[—]	$[—]

Financial Interests of 1st United’s Directors and Executive Officers in the Merger

On the record date of the 1st United special meeting, directors and executive officers of 1st United and their affiliates owned or had the right to vote a total of [—] shares or [—]% of the outstanding 1st United common stock on such date.

Certain 1st United directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as shareholders, such as receiving salaries or other benefits.

Pursuant to the merger agreement, Valley will honor the existing revised employment agreements between 1st United and its officers and has entered into new employment agreements with certain 1st United executive officers that become effective upon the closing of the merger.

Valley has agreed to indemnify the directors and officers of 1st United against certain liabilities for a six-year period following the merger.

For additional information on the benefits of the merger to 1st United directors and management, see page [—].

Litigation Relating to the Merger	1st United, 1st United’s directors and Valley are named as defendants in a purported class action lawsuit brought by a 1st United shareholder challenging the proposed merger and seeking, among other things, to enjoin completion of the merger on the agreed-upon terms. Another earlier such lawsuit was voluntarily dismissed by the named plaintiff. See “Proposal 1 of the 1st United Special Meeting — The Merger — Litigation Relating to the Merger” beginning on page [—] for more information about the purported class action lawsuit related to the merger that is pending.

Other Proposals at 1st United Special Meeting

Approval of the Executive Compensation Proposal	In accordance with SEC rules, 1st United is providing its shareholders with the opportunity to vote on approval, on a non-binding advisory basis, of the compensation of the named executive officers of 1st United based on or related to the merger, as reported on the table “Golden Parachute Compensation Subject to Advisory Vote” on page [—], and the associated narrative discussion. The 1st United Board of Directors unanimously recommends that 1st United shareholders vote “FOR” approval of the Executive Compensation Proposal.

Approval of the 1st United Adjournment Proposal	1st United shareholders are being asked to approve a proposal to authorize the 1st United Board of Directors to adjourn or postpone the 1st United special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before such special meeting. The 1st United Board of Directors unanimously recommends that 1st United shareholders vote “FOR” the 1st United Adjournment Proposal.

Approval of the Amendment to Valley’s Restated Certificate of Incorporation

Approval of the Charter Amendment Proposal	As a condition to the closing of the transactions contemplated by the merger agreement, Valley shareholders are required to approve an amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. Valley requires this amendment to Valley’s Restated Certificate of Incorporation to allow Valley to have sufficient authorized common stock to issue Valley common stock as merger consideration to 1st United shareholders. As of the date of this joint proxy statement-prospectus, Valley has approximately 24.9 million authorized but unissued shares of common stock (net of shares reserved for issuance pursuant to stock options and warrants). Under the terms of the merger agreement and assuming all 1st United stock options are exercised prior to the closing of the merger, Valley will be required to issue approximately 34.5 million shares of common stock to 1st United shareholders. Accordingly, if Valley shareholders fail to approve the proposed amendment, Valley cannot complete the merger. Additional authorized shares not issued in the merger will be used for general corporate purposes, including possible future acquisitions and capital raising. The Valley Board of Directors unanimously recommends that Valley shareholders vote “FOR” approval of the Charter Amendment Proposal.

Opinion of Valley’s Financial Advisor	In deciding to approve the merger agreement, the Valley Board of Directors required an opinion of its financial advisor, Sandler, O’Neill & Partners, L.P. (“Sandler O’Neill”), dated as of May 7, 2014, that the exchange ratio was fair to Valley from a financial point of view. The opinion is attached to this joint proxy statement-prospectus as Appendix D. We encourage Valley shareholders to read this opinion. This opinion does not constitute a recommendation as to how any Valley shareholder should vote on the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. For information on how Sandler O’Neill arrived at its opinion, see pages [—] - [—].

Other Proposal at Valley Special Meeting

Approval of the Valley Adjournment Proposal	Valley shareholders are being asked to approve a proposal to authorize the Valley Board of Directors to adjourn or postpone the Valley special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the proposed amendment to Valley’s Restated Certificate of Incorporation or to vote on other matters properly before such special meeting. The Valley Board of Directors unanimously recommends that Valley shareholders vote “FOR” the Valley Adjournment Proposal.

SUMMARY FINANCIAL DATA OF VALLEY

Valley is providing the following information to aid you in your analysis of the financial aspects of the merger. Valley derived the financial information as of and for the fiscal years ended December 31, 2009 through December 31, 2013 from its historical audited financial statements for these fiscal years. Valley derived the financial information as of and for the three months ended March 31, 2013 and March 31, 2014 from its unaudited financial statements, which financial statements include, in the opinion of Valley’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014. This information is only a summary, and you should read it in conjunction with Valley’s consolidated financial statements and the related notes contained in Valley’s periodic reports filed with the SEC that have been incorporated by reference in this joint proxy statement-prospectus. See “Information Incorporated by Reference” beginning on page [—].

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012(1)	2011	2010	2009

Selected Financial Condition Data:
Total assets	$16,344,464	$16,028,703	$16,156,541	$16,012,646	$14,252,755	$14,151,249	$14,290,734
Loans and loans held for sale	11,726,980	10,946,551	11,578,100	11,143,029	9,824,810	9,424,753	9,395,563
Allowance for loan losses	(106,709)	(121,844)	(113,617)	(130,200)	(133,802)	(124,704)	(101,990)
Investment securities	2,623,934	2,543,004	2,575,693	2,429,680	2,547,374	2,991,169	2,969,819
Cash and interest bearing deposits with banks	379,602	970,036	369,168	853,100	379,049	366,286	661,337
Goodwill and other intangible assets	462,420	463,206	464,364	459,357	338,780	343,541	320,729
Deposits	11,267,985	11,302,591	11,319,262	11,264,018	9,673,102	9,363,614	9,547,285
Borrowings	3,373,479	3,033,997	3,114,850	3,040,144	3,124,546	3,313,098	3,343,617
Shareholders’ equity	1,559,889	1,507,999	1,541,040	1,502,377	1,254,836	1,284,935	1,243,748

Selected Operating Data:
Interest income	$153,038	$153,033	$616,097	$671,193	$673,824	$676,812	$712,184
Interest expense	39,014	42,997	168,377	181,312	199,013	214,060	262,870

Net interest income	114,024	110,036	447,720	489,881	474,811	462,752	449,314
Provision for credit losses	3,998	1,769	16,095	25,552	53,335	49,456	47,992

Net interest income after provision for loan losses	110,026	108,267	431,625	464,329	421,476	413,296	401,322
(Losses) gains on securities transactions, net	(8)	3,958	14,678	2,587	32,068	11,598	8,005
Net impairment losses on securities recognized in earnings	—	—	—	(5,247)	(19,968)	(4,642)	(6,352)
Trading (losses) gains, net	(9)	(2,202)	909	2,793	2,271	(6,897)	(10,434)
Gains on sales of loans, net	913	15,060	33,695	46,998	10,699	12,591	8,937
(Losses) gains on sale of assets, net	(148)	(268)	10,947	(329)	426	619	605
All other non-interest income	18,774	14,748	68,424	74,144	86,801	78,058	71,490
FDIC insurance assessment	3,287	3,353	16,767	14,292	12,759	13,719	20,128
All other non-interest expense	91,596	92,086	364,571	360,608	325,797	305,969	288,039

Income before income taxes	34,665	44,124	178,940	210,375	195,217	184,935	165,406
Income tax expense	830	12,814	46,979	66,748	62,706	54,929	50,587

Net income	33,835	31,310	131,961	143,627	132,511	130,006	114,819
Dividends on preferred stock and accretion	—	—	—	—	—	—	19,524

Net income available to common shareholders	$33,835	$31,310	$131,961	$143,627	$132,511	$130,006	$95,295

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012(1)	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.84%	0.79%	0.83%	0.91%	0.93%	0.92%	0.80%
Return on average shareholders’ equity	8.76	8.31	8.69	9.57	10.11	10.23	8.55
Net interest margin	3.15	3.12	3.14	3.47	3.71	3.65	3.45
Efficiency ratio(2)	71.05	67.53	66.16	61.38	57.67	57.70	59.09
Average interest-earning assets to average interest-bearing liabilities	1.34	1.31	1.32	1.28	1.25	1.22	1.23

Per Common Share Data:
Basic earnings per share	$0.17	$0.16	$0.66	$0.73	$0.74	$0.73	$0.57
Diluted earnings per share	0.17	0.16	0.66	0.73	0.74	0.73	0.57
Dividends declared	0.11	0.16	0.60	0.65	0.66	0.66	0.66
Book value (end of period)	7.79	7.58	7.72	7.57	7.02	7.22	7.02
Tangible book value(3)	5.48	5.25	5.39	5.26	5.13	5.29	5.21
Dividend payout ratio	65%	100%	91%	89%	89%	90%	116%

Capital Ratios:
Average shareholders’ equity to average assets	9.53%	9.52%	9.51%	9.48%	9.19%	9.00%	9.40%
Shareholders’ equity to total assets	9.54	9.41	9.54	9.38	8.80	9.08	8.70
Tangible common equity to tangible assets(4)	6.91	6.71	6.86	6.71	6.58	6.82	6.61

Regulatory Capital Ratios:
Tier 1 capital	9.72%	11.08%	9.65%	10.87%	10.81%	10.83%	10.54%
Total capital	11.85	12.53	11.87	12.38	12.64	12.81	12.45
Leverage capital	7.37	8.16	7.27	8.09	7.99	8.23	8.07

Asset Quality Ratios:
Non-performing assets (“NPAs”)	$114,601	$200,263	$124,792	$195,528	$167,438	$117,260	$98,398
Non-accrual loans to total loans	0.55%	1.16%	0.82%	1.20%	1.27%	1.12%	0.98%
NPAs to total loans and NPAs	0.97	1.82	1.07	1.74	1.68	1.24	1.04
Net loan charge-offs to average loans	0.41	0.36	0.28	0.26	0.45	0.28	0.40
Allowance for loan losses to total loans	0.91	1.13	0.98	1.18	1.37	1.33	1.09
Allowance for credit losses to total loans	0.93	1.15	1.01	1.20	1.39	1.35	1.11

Notes to Selected Financial Data:

(1)	Includes the acquisition of State Bancorp, Inc. effective January 1, 2012.
(2)	The efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income.
(3)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing shareholders’ equity less goodwill and other intangible assets by common shares outstanding, as follows:

	At March 31,		At December 31,
(dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Common shares outstanding	200,361,014	199,045,938	199,593,109	198,438,271	178,683,030	178,010,307	177,102,621

Shareholders’ equity	$1,559,889	$1,507,999	$1,541,040	$1,502,377	$1,254,836	$1,284,935	$1,243,748
Less: Goodwill and other intangible assets	462,420	463,206	464,364	459,357	338,780	343,541	320,729

Tangible common shareholders’ equity	$1,097,469	$1,044,793	$1,076,676	$1,043,020	$916,056	$941,394	$923,019

Tangible book value per common share	$5.48	$5.25	$5.39	$5.26	$5.13	$5.29	$5.21

(4)	Tangible common shareholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) by tangible assets, as follows:

	At March 31,		At December 31,
(dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Tangible common shareholders’ equity	$1,097,469	$1,044,793	$1,076,676	$1,043,020	$916,056	$941,394	$923,019

Total assets	16,344,464	16,028,703	16,156,541	16,012,646	14,252,755	14,151,249	14,290,734
Less: Goodwill and other intangible assets	462,420	463,206	464,364	459,357	338,780	343,541	320,729

Tangible assets	$15,882,044	$15,565,497	$15,692,177	$15,553,289	$13,913,975	$13,807,708	$13,970,005

Tangible common shareholders’ equity to tangible assets	6.91%	6.71%	6.86%	6.71%	6.58%	6.82%	6.61%

SUMMARY FINANCIAL DATA OF 1ST UNITED

1st United is providing the following information to aid you in your analysis of the financial aspects of the merger. 1st United derived the financial information as of and for the fiscal years ended December 31, 2009 through December 31, 2013 from its historical audited financial statements for these fiscal years. 1st United derived the financial information as of and for the three months ended March 31, 2013 and March 31, 2014 from its unaudited financial statements, which financial statements include, in the opinion of 1st United’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2014. This information is only a summary, and you should read it in conjunction with 1st United’s consolidated financial statements and the related notes contained in 1st United’s periodic reports filed with the SEC that have been incorporated by reference in this joint proxy statement-prospectus. See “Information Incorporated by Reference” beginning on page [—].

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013(1)	2012(2)	2011(3)	2010(4)	2009

Selected Financial Condition Data:
Total assets	$1,738,395	$1,561,449	$1,845,113	$1,568,612	$1,421,487	$1,267,181	$1,013,441
Loans and loans held for sale	1,159,066	927,692	1,133,980	913,168	879,536	875,931	667,140
Allowance for loan losses	(10,033)	(9,523)	(9,648)	(9,788)	(12,836)	(13,050)	(13,282)
Investment securities	323,828	310,956	327,961	260,122	201,722	102,289	88,843
Cash and interest bearing deposits with banks	78,314	143,962	198,221	207,117	165,424	119,752	135,241
Goodwill and other intangible assets	67,603	61,594	67,798	61,767	55,765	48,297	48,053
Deposits	1,429,381	1,300,277	1,547,913	1,303,022	1,181,708	1,064,687	802,808
Borrowings	58,128	16,610	49,381	19,855	13,746	22,636	32,334
Shareholders’ equity	235,241	238,110	230,108	236,690	215,351	173,488	170,594

Selected Operating Data:
Interest income	$19,538	$17,720	$79,750	$72,849	$60,409	$45,763	$28,539
Interest expense	858	991	3,790	5,313	6,349	7,745	7,246

Net interest income	18,680	16,729	75,960	67,536	54,060	38,018	21,293
Provision for credit losses	333	650	3,475	6,350	7,000	13,520	13,240

Net interest income after provision for loan losses	18,347	16,079	72,485	61,186	47,060	24,498	8,053
Gains on securities transactions, net	—	122	824	1,673	364	435	596
Gains on sales of loans, net	—	46	58	106	58	73	98
All other non-interest income	(1,246)	(1,156)	(9,132)	(4,445)	1,317	14,036	22,268
FDIC insurance assessment	360	308	1,379	1,281	1,209	1,659	1,140
All other non-interest expense	12,540	12,168	51,893	49,703	41,636	34,770	25,028

Income before income taxes	4,201	2,615	10,963	7,536	5,954	2,613	4,847
Income tax expense	1,515	995	4,092	2,808	2,282	1,015	1,827

Net income	2,686	1,620	6,871	4,728	3,672	1,598	3,020
Dividends on preferred stock and accretion	—	—	—	—	—	—	774

Net income available to common stockholders	$2,686	$1,620	$6,871	$4,728	$3,672	$1,598	$2,246

(dollars in thousands, except per share data)	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013(1)	2012(2)	2011(3)	2010(4)	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.63%	0.42%	0.41%	0.31%	0.28%	0.15%	0.46%
Return on average shareholders’ equity	4.64	2.76	2.91	2.03	1.80	0.91	2.44
Net interest margin(5)	4.97	5.09	5.29	5.13	4.76	4.06	3.69

Efficiency ratio(6)	70.57	75.52	71.75	74.80	74.27	61.38	51.06
Average interest-earning assets to average interest-bearing liabilities	1.58	1.52	1.52	1.46	1.48	1.44	1.39

Per Common Share Data:
Basic earnings per share	$0.08	$0.05	$0.20	$0.14	$0.13	$0.06	$0.17
Diluted earnings per share	0.08	0.05	0.20	0.14	0.13	0.06	0.17
Dividends declared(7)	0.02	—	0.13	0.10	—	—	—
Book value (end of period)	6.82	6.94	6.71	6.95	7.04	7.00	6.88
Tangible book value(8)	4.86	5.15	4.73	5.13	5.22	5.05	4.94
Dividend payout ratio	25%	—%	65%	71%	—%	—%	—%

Capital Ratios:
Average shareholders’ equity to average assets	13.50%	15.32%	14.26%	15.21%	15.64%	16.56%	18.97%
Shareholders’ equity to total assets	13.53	15.25	12.47	15.09	15.15	13.69	16.83
Tangible common equity to tangible assets(9)	10.03	11.77	9.13	11.61	11.69	10.27	12.69

Regulatory Capital Ratios:
Tier 1 capital	14.70%	20.36%	14.61%	21.21%	23.90%	21.02%	23.23%
Total capital	15.58	21.48	15.47	22.43	25.16	23.08	25.45
Leverage capital	10.09	11.62	9.66	11.44	11.75	11.78	12.54

Asset Quality Ratios:
Non-performing assets (“NPAs”)	$31,528	$42,669	$34,416	$42,945	$56,988	$30,196	$16,259
Non-accrual loans to total loans	1.32%	2.54%	1.40%	2.56%	4.94%	2.60%	2.34%
NPAs to total loans and NPAs	2.65	4.40	2.95	4.49	6.09	3.33	2.38
Net loan charge-offs to average loans	—	0.10	0.35	1.01	0.87	2.01	1.14
Allowance for loan losses to total loans	0.87	1.03	0.85	1.07	1.46	1.49	1.99
Allowance for credit losses to total loans	0.87	1.03	0.85	1.07	1.46	1.49	1.99

Notes to Selected Financial Data:

(1)	Includes the acquisition of Enterprise Bancorp, Inc. effective July 1, 2013.
(2)	Includes the acquisition of Anderen Financial, Inc. effective April 1, 2012.
(3)	Includes the acquisition of Old Harbor Bank of Florida effective October 1, 2011.
(4)	Includes the acquisition of The Bank of Miami, N.A. effective December 17, 2010.
(5)	Includes 0.75%, 0.91%, 1.13%, 0.81%, 0.33%, 0.60% and 0%, respectively, related to the resolution of and changes in cash flows on acquired assets.
(6)	The efficiency ratio measures total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)	Calculated based on dividends declared in period regardless of period paid.
(8)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing shareholders’ equity less goodwill and other intangible assets by common shares outstanding, as follows:

	At March 31,		At December 31,
(dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Common shares outstanding	34,489,547	34,287,056	34,288,841	34,070,270	30,569,032	24,793,089	24,781,660

Shareholders’ equity	$235,241	$238,110	$230,108	$236,690	$215,351	$173,488	$170,594
Less: Goodwill and other intangible assets	67,603	61,594	67,798	61,767	55,765	48,297	48,053

Tangible common shareholders’ equity	$167,638	$176,516	$162,310	$174,923	$159,586	$125,191	$122,541

Tangible book value per common share	$4.86	$5.15	$4.73	$5.13	$5.22	$5.05	$4.94

(9)    Tangible common shareholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) by tangible assets, as follows:

	At March 31,		At December 31,
(dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Tangible common shareholders’ equity	$167,638	$176,516	$162,310	$174,923	$159,586	$125,191	$122,541

Total assets	1,738,395	1,561,449	1,845,113	1,568,612	1,421,487	1,267,181	1,013,441
Less: Goodwill and other intangible assets	67,603	61,594	67,798	61,767	55,765	48,297	48,053

Tangible assets	$1,670,792	$1,499,855	$1,777,315	$1,506,845	$1,365,722	$1,218,884	$965,388

Tangible common shareholders’ equity to tangible assets	10.03%	11.77%	9.13%	11.61%	11.69%	10.27%	12.69%

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Set forth below are the earnings per share, period-end book value per share and cash dividends per share for the common stock of Valley and 1st United for the periods noted. The data is presented on a historical and pro forma basis. The historical per share data were derived from the financial statements of Valley and 1st United that have been filed with the SEC, certain of which are incorporated by reference herein. See “Information Incorporated by Reference” on page [—]. The pro forma combined share data have been derived after giving effect to the 1st United merger as if it occurred at the beginning of the period presented using the purchase method of accounting. The historical per share data for both Valley and 1st United have been restated to retroactively reflect the effect of stock dividends and stock splits. See “Summary Financial Data of Valley” on page [—] and “Summary Financial Data of 1st United” on page [—].

The preliminary pro forma financial information reflects estimated adjustments to record 1st United’s assets and liabilities at their respective fair values based on Valley management’s best estimate using the information available at this time. The preliminary pro forma adjustments will be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of 1st United’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the estimated pro forma adjustments reflected in the preliminary pro forma financial information. Increases or decreases in the fair value of certain balance sheet amounts and other items of 1st United as compared to the estimates reflected in the preliminary pro forma financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Valley with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. Additionally, merger related expenses and the amortization and accretion of the purchase accounting adjustments are not expected to be material to the post acquisition results of operation and are not included in the preliminary pro forma financial information.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

Book value per share for the pro forma combined presentation is based upon outstanding shares of Valley common stock, adjusted to include the estimated number of shares of Valley common stock to be issued in the merger for outstanding shares of 1st United common stock at the time the merger is completed, assuming that the exchange ratio is 0.89 of a share of Valley common stock for each share of 1st United common stock. The per share equivalent pro forma combined data for shares of 1st United common stock is also based on the assumption that the exchange ratio is 0.89 of a share of Valley common stock for each share of 1st United common stock.

The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Valley or 1st United, if any, is at the discretion of their respective Boards of Directors. When declaring dividends, the Boards of Directors normally consider cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley common stock, including the Valley common stock issued in the merger for 1st United common stock, equal to its historical cash dividends per share declared on Valley common stock.

	Historical Valley	Historical 1st United	Pro Forma Combined
Three Months Ended March 31, 2014
Earnings per share:
Basic	$0.17	$0.08	$0.16
Diluted	0.17	0.08	0.16
Period-end book value per share	7.79	6.82	7.95
Cash dividends per share	0.11	0.02	0.11

Year Ended December 31, 2013
Earnings per share:
Basic	$0.66	$0.20	$0.61
Diluted	0.66	0.20	0.60
Period-end book value per share	7.72	6.71	7.89
Cash dividends per share	0.60	0.14	0.60

The first table below presents, for the periods indicated, the high and low prices per share of Valley common stock and 1st United common stock and the cash dividends declared per share of Valley common stock and 1st United common stock. The prices of Valley common stock and 1st United common stock have been restated to give retroactive effect to all stock dividends and stock splits. The second table presents the implied value of one share of 1st United common stock on May 7, 2014 (the last trading day before the public announcement of the merger), computed by multiplying the Valley closing price on that date by the 0.89 exchange ratio. The second table also presents the implied value of one share of 1st United common stock on [—], 2014 (the most recent practicable trading day prior to the date of this joint proxy statement-prospectus) by multiplying the 0.89 exchange ratio by the [—], 2014 Valley closing price. Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and 1st United common stock is listed on the NASDAQ Global Select Market under the symbol “FUBC”. We urge you to obtain current market quotations for Valley common stock and 1st United common stock. Because trading prices fluctuate, 1st United shareholders are not assured of receiving any specific market value of Valley common stock. The price of Valley common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Valley or 1st United shareholders meet to vote on the merger.

	Price of Valley Common Stock and Dividends Declared			Price of 1st United Common Stock and Dividends Declared
	High	Low	Dividends	High	Low	Dividends
2014:
Second Quarter (through June 13, 2014)	$10.81	$9.42	$0.11	$8.79	$7.16	$0.02
First Quarter	10.50	9.28	0.11	8.24	7.17	0.02

2013:
Fourth Quarter	$10.53	$9.67	$0.11	$8.25	$7.17	$0.11	(a)
Third Quarter	10.73	9.41	0.16	8.25	6.75	0.01
Second Quarter	10.28	8.75	0.16	6.83	6.03	0.01
First Quarter	10.50	9.50	0.16	6.57	5.93	0.00

2012:
Fourth Quarter	$10.27	$8.65	$0.16	$6.83	$5.30	$0.10	(a)
Third Quarter	11.07	9.10	0.16	6.56	5.40	0.00
Second Quarter	12.50	10.17	0.16	6.39	5.31	0.00
First Quarter	12.69	11.30	0.16	6.36	5.47	0.00

(a)	Includes a special dividend of $0.10 per share.

Date	Closing Sale Price Per Share of Valley Common Stock		Closing Sale Price Per Share of 1st United Common Stock		Equivalent Value of Merger Consideration Per Share of 1st United Common Stock
May 7, 2014		$9.76		$7.31		$8.69
[—], 2014	$	[—]	$	[—]	$	[—]

There were approximately 8,202 shareholders of record of Valley as of March 31, 2014. There were approximately 448 shareholders of record of 1st United as of March 31, 2014.

.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, including the information addressed in “Forward-Looking Statements” beginning on page [—], 1st United shareholders should consider the risks described below in determining whether to approve the merger agreement and Valley shareholders should consider the matters described below in determining whether to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares.

1st United shareholders cannot be sure of the market value of the merger consideration they will receive because the market price of Valley common stock may fluctuate.

Upon completion of the merger, each share of 1st United common stock will be converted into merger consideration consisting of 0.89 of a share of Valley common stock, subject to adjustment in the event Valley’s Average Closing Price falls below $8.09 or rises above $12.13 prior to the closing of the merger and subject to the payment of cash in lieu of fractional shares. The market value of the merger consideration may vary from the closing price of Valley common stock on the date we announced the merger, on the date that this document was mailed to 1st United shareholders, on the date of the special meeting of 1st United shareholders and on the date we complete the merger and thereafter. Any change in the market price of Valley common stock prior to completion of the merger will affect the market value of the merger consideration that 1st United shareholders will receive upon completion of the merger. Accordingly, at the time of the 1st United special meeting, 1st United shareholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger except that they will receive between $7.20 and $10.80 worth of merger consideration.

Other than the adjustment in the event Valley’s Average Closing Price falls below $8.09 or rises above $12.13 prior to the closing of the merger, there will be no adjustment to the merger consideration for changes in the market price of either shares of Valley common stock or shares of 1st United common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Valley’s or 1st United’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Valley’s or 1st United’s control. 1st United shareholders should obtain current market quotations for shares of Valley common stock and for shares of 1st United common stock before they vote on the merger.

The merger is subject to the receipt of consents and approvals from government entities that may not be received, or may impose burdensome conditions.

Before the merger may be completed, various approvals, waivers or consents must be obtained from the OCC and the FRB. These government entities may refuse to approve the merger or impose conditions on their approval of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. Valley has received the written consent of the FDIC for the assignment of the shared-loss agreements between 1st United Bank and the FDIC to Valley National Bank.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Valley’s ability to realize anticipated cost savings and to combine the businesses of Valley and 1st United in a manner that permits growth opportunities to be realized and does not materially disrupt the existing customer relationships of 1st United nor result in decreased revenues due to any loss of customers. However, to realize these anticipated benefits, the businesses of Valley and 1st United must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Valley and 1st United have operated and, until the completion of the merger, will continue to operate independently. The anticipated cost savings from the merger are largely expected to derive from the absorption by Valley of many of 1st United’s back-office administrative functions and the conversion of 1st United’s operating platform to Valley’s systems. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Valley’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. A failure to successfully navigate the complicated integration process could have an adverse effect on the combined company.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Valley’s wide variety of financial products, and from increased lending out of Valley’s substantially larger capital base, to 1st United’s existing customers and to new customers in 1st United’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Valley’s products to 1st United’s customer base could cause the earnings of the combined company to be less than anticipated.

Valley may be unable to retain 1st United’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include integrating personnel with diverse business backgrounds, combining different corporate cultures and retaining key employees. The integration of the two companies will require the experience and expertise of certain executive officers of 1st United who have agreed to work for Valley for periods of time following the completion of the merger and other key employees who Valley expects to retain. However, Valley may not be successful in retaining those employees who have not agreed to work for Valley for the time period necessary to successfully integrate 1st United’s operations with those of Valley. In addition, Valley may not be successful in retaining employees such as loan officers and branch personnel who prefer to work at locally based financial institutions in Florida. The loss of 1st United employees could have an adverse effect on the business and results of operation of Valley in Florida following the merger.

Valley may be unable to retain 1st United’s customers or grow the 1st United business.

1st United operates in geographic markets, and with customers primarily located, in and around southeast and central Florida, while Valley’s markets and customers are located primarily in northern and central New Jersey, New York City and Long Island, New York. Any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may choose to obtain some or all of their banking products and services from other banks. Valley believes that 1st United’s customers will not seek products or services elsewhere as a result of the merger because Valley’s community banking model is similar to 1st United’s community banking model. However, as the 1st United operations and customers are in a new geographic region for Valley, there can be no assurances that Valley will be able to retain all of 1st United’s customers or grow the customer base in southeast and central Florida.

The market price of Valley common stock after the merger may be affected by factors different from those currently affecting the shares of 1st United or Valley common stock.

The businesses of Valley and 1st United differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Valley and 1st United. For a discussion of the businesses of Valley and 1st United and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Information Incorporated by Reference” beginning on page [—].

Valley may further reduce or eliminate the cash dividend on its common stock.

Holders of Valley common stock are only entitled to receive such cash dividends as the Valley Board of Directors may declare out of funds legally available for such payments. In the fourth quarter of 2013, Valley announced that it was reducing its quarterly cash dividend to $0.11 per share from $0.1625 per share. Although Valley has historically declared cash dividends on its common stock, Valley is not required to do so and may further reduce or eliminate its common stock cash dividend in the future depending upon Valley’s results of operations, financial condition or other metrics. This could adversely affect the market price of Valley common stock. Additionally, as a bank holding company, Valley’s ability to declare and pay dividends is dependent on federal regulatory policies and regulations, including the supervisory policies and guidelines of the OCC and the FRB regarding capital adequacy and dividends. Among other things, consultation of the FRB supervisory staff is required in advance of Valley’s declaration or payment of a dividend that exceeds its earnings for a period in which the dividend is being paid. New regulatory guidelines, known as “Basel III”, will increase Valley’s minimum capital requirements in the future.

The merger agreement limits 1st United’s ability to pursue an alternative acquisition proposal and requires 1st United to pay a termination fee of $14.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000, under certain circumstances relating to alternative acquisition proposals.

The merger agreement prohibits 1st United from initiating, soliciting, knowingly encouraging or engaging in negotiations with, or providing any information to, any third party with respect to alternative acquisition proposals, subject to limited exceptions. Further, Valley generally has the opportunity to modify the terms of the merger in response to any competing acquisition proposals that may be made before the 1st United Board of Directors’ withdrawal or modification of its recommendation to shareholders to approve the merger agreement. The merger agreement also provides for the payment by 1st United of a termination fee in the amount of $14.5 million, plus Valley’s reasonable out of pocket expenses up to $750,000, in the event that Valley or 1st United terminate the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of 1st United. See “Proposal 1 of the 1st United Special Meeting — The Merger — The Merger Agreement — Agreement Not to Solicit Other Offers” on page [—].

These provisions could discourage a potential competing acquiror that might have an interest in acquiring 1st United from considering or proposing that acquisition, even if it were prepared to pay higher per share consideration proposed to be received or realized in the merger, or might result in a potential competing acquiror to pay a lower price than it might otherwise be prepared to pay because of the added expense of the termination fee.

If the merger is not completed, 1st United and Valley will have incurred substantial expenses without realizing the expected benefits of the merger.

1st United and Valley have incurred substantial legal, accounting and investment banking expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, 1st United and Valley would have to recognize these expenses without realizing the expected benefits of the merger.

1st United and Valley will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on their businesses may have an adverse effect on 1st United and Valley. These uncertainties may also impair 1st United’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with 1st United to seek to change their existing business relationship, which could negatively impact Valley upon consummation of the merger. In addition, the merger agreement restricts 1st United from taking certain specified actions without

Valley’s consent until the merger is consummated or the merger agreement is terminated. These restrictions may prevent 1st United from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of 1st United common stock to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the 1st United shareholders. The closing of the merger is also subject to approval of the Valley shareholders of the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, Valley and/or 1st United may terminate the merger agreement under certain circumstances even if the merger is approved by 1st United shareholders.

If the merger is not completed, the market price of 1st United common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed. If the merger is not completed, additional consequences could materialize, including any adverse effects from a failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. For more information on closing conditions to the merger agreement, see the section entitled “Proposal 1 of the 1st United Special Meeting — The Merger — Merger Agreement — Conditions to Complete the Merger” on page [—].

1st United shareholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with such extraordinary transaction. Under the FBCA, shareholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange and the consideration consists solely of cash or shares of stock listed on a national securities exchange. Because 1st United’s common stock is listed on the NASDAQ Global Select Market, a national securities exchange, and the merger consideration consists of shares of Valley common stock, which is listed on the New York Stock Exchange, a national securities exchange, holders of 1st United common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of 1st United common stock.

1st United’s directors and executive officers have interests in the merger that differ from the interests of 1st United’s shareholders.

1st United’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of 1st United shareholders generally. With respect to certain 1st United executive officers, these interests include acceleration of vesting and payouts of their 1st United equity compensation awards, the right to receive change-in-control payments, accelerated payouts, and enhancement of deferred compensation balances under supplemental executive retirement plan agreements. In addition, certain 1st United executive officers have entered into employment agreements with Valley that will become effective upon the closing of the merger. See “Proposal 1 of the 1st United Special Meeting — The Merger — Interests of Certain of Persons in the Merger — Interests of 1st United Executive Officers and Directors in the Merger” beginning on page [—] for a discussion of these interests.

A lawsuit has been filed against 1st United, 1st United’s directors and Valley challenging the merger, and an adverse judgment in such lawsuit may prevent the merger from being completed or from being completed within the expected timeframe.

1st United, 1st United’s directors and Valley are named as defendants in a purported class action lawsuit brought by a 1st United shareholder challenging the proposed merger and seeking, among other things, to enjoin completion of the merger on the agreed-upon terms. See “Proposal 1 of the 1st United Special Meeting — The Merger — Litigation Relating to the Merger” beginning on page [—] for more information about the purported class action lawsuit related to the merger that is pending.

One of the conditions to the closing of the merger is that no order, injunction (whether temporary, preliminary or permanent) or decree issued by a governmental authority or other agency of competent jurisdiction that prohibits the completion of the merger shall be in effect. Therefore, if the plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe.

The shares of Valley common stock to be received by 1st United shareholders as a result of the merger will have different rights from the shares of 1st United common stock.

Upon completion of the merger, 1st United shareholders will become Valley shareholders and their rights as shareholders will be governed by New Jersey law, the Valley Restated Certificate of Incorporation and the Valley By-laws. The rights associated with 1st United common stock are different from the rights associated with Valley common stock. Please see “Comparison of the Rights of Shareholders of Valley and 1st United” beginning on page [—] for a discussion of the different rights associated with Valley common stock.

1st United shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

1st United’s shareholders currently have the right to vote in the election of 1st United’s Board of Directors and on other matters affecting 1st United. When the merger occurs, each 1st United shareholder that receives shares of Valley common stock will become a shareholder of Valley with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of 1st United. Because of this, 1st United shareholders will have less influence on the management and policies of Valley than they now have on the management and policies of 1st United.

The opinions from the respective financial advisors of 1st United and Valley do not reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

KBW and RP Financial, 1st United’s financial advisors in connection with the proposed merger, have each delivered to the Board of Directors of 1st United its opinion, dated May 7, 2014, regarding the fairness, from a financial point of view and as of the date of such opinions, to the holders of 1st United common stock of the 0.89 exchange ratio in the merger. Sandler O’Neill, Valley’s financial advisor in connection with the proposed merger, has delivered to the Board of Directors of Valley its opinion, dated May 7, 2014, regarding the fairness, from a financial point of view to Valley and as of the date of such opinion, of the 0.89 exchange ratio to be paid by Valley to 1st United shareholders in connection with the merger. Neither 1st United nor Valley have obtained an updated opinion as of the date of this document from KBW, RP Financial or Sandler O’Neill, as the case may be.

Changes in the operations and prospects of Valley or 1st United, general market and economic conditions and other factors which may be beyond the control of Valley and 1st United may have altered the value of Valley or 1st United or the prices of shares of Valley common stock and shares of 1st United common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The financial advisors’ opinions do not speak as of any date other than the date of each such opinion. For a description of the opinions that the 1st United Board of Directors received from KBW and RP Financial, please refer to “Proposal 1 of the 1st United Special Meeting — The Merger — Opinions of 1st United’s Financial Advisors” beginning on page [—]. For a description of the opinion that Valley received from Sandler O’Neill, please refer to “Proposal 1 of the Valley Special Meeting – Amendment to Valley’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Valley’s Common Stock by 100,000,000 Shares — Opinion of Sandler O’Neill” beginning on page [—]. For a description of the other factors considered by 1st United’s Board of Directors in determining to approve the merger, please refer to “Proposal 1 of the 1st United Special Meeting — The Merger — Recommendation of 1st United’s Board of Directors and Reasons for the Merger” beginning on page [—]. For a description of the other factors considered by Valley’s Board of Directors in determining to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares, please refer to “Proposal 1 of the 1st United Special Meeting — The Merger — Valley’s Reasons for the Merger” beginning on page [—].

If the proposed amendment to Valley’s Restated Certificate of Incorporation is approved, Valley will be able to issue additional shares of its common stock in the future, which may adversely affect the market price of Valley common stock and dilute the holdings of existing shareholders.

The proposed amendment to Valley’s Restated Certificate of Incorporation, if approved by Valley shareholders, will increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. In the future, Valley may issue additional shares of Valley common stock in connection with another acquisition, to increase its capital resources or, if Valley or Valley National Bank’s capital ratios fall below or near the current or new (final Basel III) regulatory required minimums, Valley could be required to raise additional capital by making additional offerings of common stock. Additional common stock offerings may dilute the holdings of Valley’s existing shareholders or reduce the market price of Valley common stock, or both. Holders of Valley common stock are not entitled to preemptive rights or other protections against dilution.

FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus, including information included or incorporated by reference in this joint proxy statement-prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and 1st United, including future financial and operating results and performance; statements about Valley’s and 1st United’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and 1st United’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and 1st United. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page [—] of this joint proxy statement-prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the shareholders of 1st United to approve the merger agreement;

•	the failure of the shareholders of Valley to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares;

•	the failure to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	disruptions to the businesses of Valley and 1st United as a result of the announcement and pendency of the merger;

•	higher than expected increases in Valley’s or 1st United’s loan losses or in the level of nonperforming loans;

•	the risk that the businesses of Valley and 1st United may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

•	weakness or unexpected decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area, including Long Island, and Florida;

•	higher than expected costs and expenses incurred in connection with the merger, or in connection with litigation relating to the merger;

•	higher than expected charges Valley incurs in connection with marking 1st United’s assets to fair value;

•	unexpected changes in interest rates;

•	unexpected declines in real estate values within Valley’s and 1st United’s market areas;

•	other than temporary impairments or declines in value in Valley’s or 1st United’s investment portfolio;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom Valley and 1st United have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund Valley’s and 1st United’s various cash obligations;

•	unanticipated reduction in Valley’s and 1st United’s deposit base;

•	government intervention in the U.S. financial system and the effects of, and changes in, trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject Valley and 1st United to additional regulatory oversight which may result in increased compliance costs and/or require Valley and 1st United to change their business model;

•	changes in accounting policies or accounting standards;

•	Valley’s and 1st United’s inability to promptly adapt to technological changes;

•	Valley’s and 1st United’s internal controls and procedures may not be adequate to prevent losses;

•	the possibility that litigation may be brought pertaining to fiduciary responsibility, environmental laws and other matters or that existing litigation may have unanticipated consequences;

•	the possibility that the expected benefits of this acquisition will not be fully realized by Valley;

•	the inability to realize expected cost savings and synergies from the merger of 1st United with Valley in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to integration matters might be greater than expected;

•	material adverse changes in Valley’s or 1st United’s operations or earnings;

•	the inability to retain 1st United’s customers and employees; and

•	other unexpected material adverse changes in Valley’s or 1st United’s operations or earnings.

Additional factors that could cause Valley’s and 1st United’s results to differ materially from those described in the forward-looking statements can be found in Valley’s and 1st United’s filings with the SEC, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus or the date of any document incorporated by reference in this joint proxy statement-prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to Valley or 1st United or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Valley and 1st United undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.

CERTAIN INFORMATION ABOUT VALLEY

General

Valley, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of March 31, 2014, Valley had:

•	consolidated total assets of $16.3 billion;

•	total deposits of $11.3 billion;

•	total loans of $11.6 billion; and

•	total shareholders’ equity of $1.6 billion.

In addition to Valley’s principal subsidiary, Valley National Bank, Valley owns all of the voting and common shares of GCB Capital Trust III, State Bancorp Capital Trust I and State Bancorp Capital Trust II, through which trust preferred securities were issued.

Valley’s principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

Valley National Bank

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States. Currently, Valley National Bank has 204 branches in 144 communities serving 16 counties throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn and Queens, as well as Long Island, New York. Valley National Bank provides a full range of commercial, retail and wealth management financial services products. Valley National Bank provides a variety of banking services including automated teller machines, telephone, mobile and internet banking, remote deposit capture, overdraft facilities, drive-in and night deposit services, and safe deposit facilities. Valley National Bank also provides certain international banking services to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange, documentary collections, foreign wire transfers and the maintenance of foreign bank accounts.

Valley National Bank’s wholly-owned subsidiaries are all included in the consolidated financial statements of Valley. These subsidiaries include:

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	asset management advisors which are SEC registered investment advisors;

•	title insurance agencies in both New Jersey and New York;

•	subsidiaries which hold, maintain and manage investment assets for the Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which owns and services general aviation aircraft loans and existing commercial equipment leases;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans and specializes in asset-based lending.

Valley National Bank’s subsidiaries also include real estate investment trust subsidiaries (the “REIT” subsidiaries) which own real estate related investments and a REIT subsidiary, which owns some of the real estate utilized by Valley National Bank and related real estate investments. Except for Valley’s REIT subsidiaries, all subsidiaries mentioned above are directly or indirectly wholly owned by Valley National Bank. Because each REIT subsidiary must have 100 or more shareholders to qualify as a REIT, each REIT subsidiary has issued less than 20 percent of its outstanding non-voting preferred stock to individuals, most of whom are non-senior management Valley National Bank employees. Valley National Bank owns the remaining preferred stock and all the common stock of the REIT subsidiaries.

Valley has grown significantly in the past five years primarily through bank acquisitions in the New York/New Jersey metropolitan area.

CERTAIN INFORMATION ABOUT 1ST UNITED

General

1st United, a Florida corporation, was organized in 1999. Its principal subsidiary is 1st United Bank, a Florida-chartered commercial bank. 1st United is registered as a financial holding company with the Federal Reserve under the Gramm-Leach-Bliley Act and is registered as a bank holding company with the Federal Reserve under the Bank Holding Company Act.

As of March 31, 2014, 1st United had:

•	consolidated assets of $1.7 billion;

•	total deposits of $1.4 billion;

•	total loans of $1.1 billion; and

•	total shareholders’ equity of $235 million.

1st United’s principal executive offices and telephone number are:

One North Federal Highway

Boca Raton, Florida 33432

(561) 362-3400

1st United Bank

1st United Bank operates 21 banking centers in Florida from Central Florida through the Treasure Coast to Southeast Florida. 1st United Bank provides financial services through its four offices in Palm Beach County, four offices in Broward County, four offices in Miami-Dade County, one office each in the cities of Vero Beach, Sebastian and Barefoot Bay, four offices in Pinellas County and one office each in Orange and Hillsborough Counties. 1st United follows a business plan that emphasizes the delivery of commercial banking services to businesses and individuals in its geographic market who desire a high level of personalized service. The business plan includes business banking, professional market services, real estate lending and private banking, as well as full community banking products and services. 1st United focuses on the building of a balanced loan and deposit portfolio, with emphasis on low cost liabilities and variable rate loans.

As is the case with banking institutions generally, 1st United’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. 1st United faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

INFORMATION ABOUT THE 1ST UNITED MEETING

Date, Time and Place

This document solicits, on behalf of the 1st United Board of Directors, proxies to be voted at a special meeting of 1st United shareholders and at any adjournments or postponements thereof. The 1st United meeting is scheduled for:

[—], 2014, at [—] (local time)

[—]

[—]

[—]

[—]

Purpose

At the meeting, 1st United shareholders will consider and vote on:

•	approval of the merger agreement;

•	approval of the Executive Compensation Proposal; and

•	approval of the 1st United Adjournment Proposal.

Board Recommendations

The 1st United Board of Directors unanimously recommends that shareholders vote FOR:

•	approval of the merger agreement;

•	approval of the Executive Compensation Proposal; and

•	approval of the 1st United Adjournment Proposal.

Record Date; Quorum; Required Vote; Voting Agreements

As of the record date, [—], 2014, [—] shares of common stock of 1st United were issued and outstanding. The common stock is 1st United’s only class of securities entitled to vote, each share being entitled to one vote. The presence at the 1st United special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of 1st United common stock as of the record date is considered a quorum for the transaction of business. If 1st United shareholders submit a properly completed proxy or if they appear at the 1st United special meeting to vote in person, their shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the 1st United special meeting will be adjourned or postponed.

The merger cannot be completed without 1st United shareholder approval of the merger agreement. The affirmative vote of a majority of the shares of 1st United common stock outstanding on the record date is required to approve the merger agreement.

On May 7, 2014, the directors and executive officers of 1st United as a group beneficially owned a total of 3,111,335 shares of 1st United common stock, representing 9.0% of the issued and outstanding shares. In connection with the execution of the merger agreement, Valley entered into voting agreements with each 1st United director. Pursuant to the voting agreements, the 1st United directors have each agreed to vote the shares of 1st United beneficially owned by them (whether solely or jointly with others) in favor of approval of the merger agreement. On the record date, a total of [—] shares of common stock representing approximately [—]% of the outstanding 1st United common stock are covered by the voting agreements.

Approval of the Executive Compensation Proposal requires that the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition. This proposal is advisory in nature and a vote to approve or disapprove will not be binding on 1st United or the 1st United Board of Directors.

Approval of the 1st United Adjournment Proposal requires that the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition.

The matters to be considered at the 1st United special meeting are of great importance to the shareholders of 1st United. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card or to vote by Internet or telephone.

Voting Rights; Proxies

If 1st United shareholders properly execute a proxy card and send it to 1st United in the enclosed envelope in a timely manner, their proxy will be voted in accordance with the instructions they indicate, unless they revoke their proxy prior to the vote. If 1st United shareholders send 1st United a proxy card that does not instruct 1st United how to vote, their shares will be voted (1) “FOR” approval of the merger agreement, (2) “FOR” approval of the Executive Compensation Proposal, and (3) “FOR” approval of the 1st United Adjournment Proposal.

1st United shareholders may revoke their grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with the Secretary of 1st United;

(b)	executing a later Internet or telephone vote;

(c)	submitting a signed proxy card bearing a later date; or

(d)	attending and voting in person at the 1st United special meeting.

Written revocations should be sent to Suzanne Korman, Secretary, 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, Florida 33432. Attendance at the 1st United special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

If 1st United shareholders use the Internet, they can change their vote at the Internet address shown on their proxy card. The Internet voting system is available 24 hours a day until [—], Eastern Time, on [—], 2014.

If 1st United shareholders vote by telephone, they can change their vote by using the toll free telephone number shown on their proxy card. The telephone voting system is available 24 hours a day in the United States until [—], Eastern Time, on [—], 2014.

The inspectors of election appointed for the 1st United special meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at such special meeting. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares. Abstentions are effectively a vote AGAINST the merger agreement but will have no effect on any other proposals at the 1st United special meeting. Broker non-votes will have the effect of a vote AGAINST the merger agreement but will have no effect on any other proposals at the 1st United special meeting.

If 1st United shareholders do not vote by proxy, telephone or internet or in person at the 1st United special meeting, it will have the effect of a vote AGAINST the merger agreement, but will have no effect on the vote to approve the Executive Compensation Proposal or the 1st United Adjournment Proposal. Failure to vote, however, may also affect whether a quorum is present.

Solicitation of Proxies

1st United will bear all costs of soliciting proxies for the 1st United special meeting. Alliance Advisors, LLC has been retained to assist in the solicitation of proxies under a contract providing for payment of an estimated fee of $10,000, plus reimbursement for its expenses. In addition to solicitations by mail and by Alliance Advisors, LLC, the directors, officers and employees of 1st United may solicit proxies for the 1st United special meeting from 1st United shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. 1st United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

INFORMATION ABOUT THE VALLEY MEETING

Date, Time and Place

This document solicits, on behalf of the Valley Board of Directors, proxies to be voted at a special meeting of Valley shareholders and at any adjournments or postponements thereof. The Valley meeting is scheduled for:

[—], 2014, at [—] (local time)

[—]

[—]

[—]

[—]

Purpose

At the meeting, Valley shareholders will consider and vote on:

•	approval of the Charter Amendment Proposal; and

•	approval of the Valley Adjournment Proposal.

Board Recommendations

The Valley Board of Directors unanimously recommends that shareholders vote FOR:

•	approval of the Charter Amendment Proposal; and

•	approval of the Valley Adjournment Proposal.

Record Date; Quorum; Required Vote

As of the record date, [—], 2014, [—] shares of common stock of Valley were issued and outstanding. The common stock is Valley’s only class of securities entitled to vote, each share being entitled to one vote. The presence at the Valley special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Valley common stock as of the record date is considered a quorum for the transaction of business. If Valley shareholders submit a properly completed proxy or if they appear at the Valley special meeting to vote in person, their shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the Valley special meeting will be adjourned or postponed.

The merger cannot be completed without Valley shareholder approval of the Charter Amendment Proposal. The Charter Amendment Proposal will be approved if a majority of the votes cast by the holders of Valley common stock at the Valley special meeting are “FOR” approval of such proposal.

On the record date, the directors and executive officers of Valley as a group beneficially owned a total of [—] shares of Valley common stock, representing [—]% of the issued and outstanding shares.

The Valley Adjournment Proposal will be approved if a majority of the votes cast by the holders of Valley common stock at the Valley special meeting are “FOR” approval of such proposal.

The matters to be considered at the Valley special meeting are of great importance to the shareholders of Valley. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card or to vote by Internet or telephone.

Voting Rights; Proxies

If Valley shareholders properly execute a proxy card and send it to Valley in the enclosed envelope in a timely manner, their proxy will be voted in accordance with the instructions they indicate, unless they revoke their proxy prior to the vote. If Valley shareholders send Valley a proxy card that does not instruct Valley how to vote, their shares will be voted (1) “FOR” approval of the Charter Amendment Proposal, and (2) “FOR” approval of the Valley Adjournment Proposal.

Valley shareholders may revoke their grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with the Secretary of Valley;

(b)	executing a later Internet or telephone vote;

(c)	submitting a signed proxy card bearing a later date; or

(d)	attending and voting in person at the Valley special meeting.

Written revocations should be sent to Alan D. Eskow, Secretary, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Attendance at the Valley special meeting will not in and of itself revoke a proxy, unless you choose to cast a ballot at such special meeting.

If Valley shareholders use the Internet, they can change their vote at the Internet address shown on their proxy card. The Internet voting system is available 24 hours a day until [—], Eastern Time, on [—], 2014.

If Valley shareholders vote by telephone, they can change their vote by using the toll free telephone number shown on their proxy card. The telephone voting system is available 24 hours a day in the United States until [—], Eastern Time, on [—], 2014.

The inspectors of election appointed for the Valley special meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at such special meeting. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when shareholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares. Abstentions and broker non-votes will have no effect on any of the proposals at the Valley special meeting.

If Valley shareholders do not vote by proxy, telephone or internet or in person at the Valley special meeting, it will have no effect on the vote to approve the Charter Amendment Proposal or the vote to approve the Valley Adjournment Proposal. Failure to vote, however, may affect whether a quorum is present.

Solicitation of Proxies

Valley will bear all costs of soliciting proxies for the Valley special meeting. AST Phoenix Advisors has been retained to assist in the solicitation of proxies under a contract providing for payment of an estimated fee of $10,000, plus reimbursement for its expenses. In addition to solicitations by mail and by AST Phoenix Advisors, the directors, officers and employees of Valley may solicit proxies for the Valley special meeting from Valley shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Valley will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

PROPOSAL 1 OF THE 1ST UNITED SPECIAL MEETING — THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, 1st United’s Board of Directors and senior management have regularly reviewed and assessed 1st United’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for 1st United’s shareholders. The strategic discussions have focused on, among other things, the evaluation of potential buyers, the need to be larger in order to be in a position to deliver a competitive return to 1st United’s shareholders, and the business environment facing financial institutions generally and 1st United, including specifically, net interest margin and bank regulatory pressures.

On December 10, 2013, the Boards of Directors of 1st United and 1st United Bank met together for a strategy discussion; also present was a representative of 1st United’s outside counsel, Gunster, Yoakley & Stewart, P.A. (“Gunster”). 1st United’s executive management, Messrs. Orlando, Schupp, and Marino, presented three strategic alternatives to pursue over the next couple of years: staying the course of growing organically and through acquisitions, seeking a transformational merger, or selling the company. Messrs. Orlando, Schupp, and Marino presented to both Boards of Directors financial and competitive data regarding each of the three alternatives taking into account the current and forecasted economic and regulatory climate and related risks. The data presented by 1st United’s executive management was compiled with the assistance of KBW, a leading investment banking firm in the financial institution industry which had previously acted in advisory roles on behalf of 1st United. While the Boards of Directors discussed all three alternatives, no decision was made as to which strategy to pursue. However, in light of potentially opportunistic timing factors (including the improving valuations and the improving Florida economy), the increasing costs of regulatory compliance, the limited likelihood that healthy growth could be maintained in the current banking environment and the limited opportunities for transformational mergers, both Boards of Directors indicated an interest to further explore the possible sale of 1st United.

On December 19, 2013, 1st United held a special meeting of its Board of Directors; also present was a representative of Gunster. The 1st United Board of Directors further discussed the three strategic alternatives presented at the December 10th meeting. The 1st United Board of Directors discussed projected earnings, as well as projected tangible book value, of 1st United for the next three years, under various scenarios. Various risks were discussed, including the risks of an increasing interest rate environment. Based upon a comprehensive discussion of opportunities and risks of each strategy, 1st United’s Board of Directors elected to explore the sale of 1st United. A representative of Gunster discussed with members of the Board of Directors the legal standards applicable to the Board of Directors’ decisions and actions with respect to a potential business combination transaction, including the Board of Directors’ duty of care and fiduciary duties to 1st United shareholders. Mr. Schupp discussed a preliminary timeline for a potential process, as well as management’s recommendation to hire KBW as 1st United’s financial advisor to advise on a potential transaction, including to assist in the process of identifying potentially interested counterparties and evaluating any proposals or indications of interest received by 1st United, in an effort to identify a potential acceptable buyer.

At the December 19th meeting, 1st United’s Board of Directors authorized the formation of a special strategic committee of the Board of Directors (“Strategic Committee”) to assist in evaluating any potential transactions. The purpose of the Strategic Committee was to consider promptly and recommend action to the full 1st United Board of Directors on any strategic transactions that might arise. The Board of Directors believed that the formation of the Strategic Committee comprised of a smaller number of directors would allow for negotiations to be more timely and efficient than those involving the entire Board of Directors. Because Messrs. Orlando, Schupp, and Marino had extensive experience with financial institution mergers and acquisitions, the Board of Directors determined that Messrs. Orlando, Schupp, and Marino should be included on the Strategic Committee. However, the Board of Directors acknowledged the fact that Messrs. Orlando, Schupp and Marino may have interests in the merger separate from those of the other 1st United shareholders relating to the executives’ change in control provisions in their employment agreements and supplemental executive retirement plan agreements. To help manage these additional interests, the Board of Directors appointed four independent directors to the Strategic Committee: Arthur Loring (the Independent Lead Director of 1st United), Paula Berliner (Chair of 1st United’s Compensation Committee), Jeffery Carrier (Chair of 1st United’s Audit Committee), and Joseph Veccia. The members of the Strategic Committee had been selected based on the directors’ respective experience in the financial services industry, and experience with mergers and acquisition transactions.

On January 14, 2014, Messrs. Orlando, Schupp, and Marino met with representatives of KBW to discuss 1st United hiring KBW as a financial advisor and preliminary transaction considerations. Discussions continued on January 15, 2014 between representatives of KBW and 1st United’s management.

The Strategic Committee met on January 28, 2014 to deal with procedural issues and to discuss the retention of KBW as 1st United’s financial advisor. A representative of Gunster also attended this meeting. The Strategic Committee appointed Mr. Loring (the Independent Lead Director of 1st United) and Mr. Orlando as Co-Chairmen of the Strategic Committee. Mr. Schupp reported that a list of potential purchasers had been developed with the assistance of KBW based on a variety of factors, including strategic and geographic interests, capacity to pay, and ability to obtain regulatory approval. The Strategic Committee approved hiring KBW as 1st United’s financial advisor.

Over the course of February, Messrs. Orlando, Schupp, and Marino and representatives of KBW engaged in preliminary exploratory discussions with numerous financial institutions, including Valley, considered to be potentially attractive partners for 1st United in a strategic business combination based on the factors approved by the Strategic Committee. In late January and early February, 1st United entered into confidentiality agreements with eight potential acquirers, including Valley, to receive information regarding 1st United to facilitate their consideration of a transaction. Following the execution of these confidentiality agreements, the interested parties were given a presentation prepared by management and a copy of 1st United’s most recent annual report on Form 10-K and the ability to meet with Messrs. Orlando, Schupp, and Marino for further diligence discussions.

Messrs. Orlando, Schupp, and Marino were concerned that the costs associated with the existing change in control provisions in the employment agreements and supplemental executive retirement plan agreements of these executives could affect the consideration offered by a potential acquiror for 1st United. The Board of Directors and Strategic Committee evaluated these concerns. To mitigate this possibility, Messrs. Orlando, Schupp, and Marino decided to pursue reducing the benefits payable upon a change in control under their employment agreements and supplemental executive retirement plan agreements, and the positive effects of these anticipated changes were communicated to the potential acquirers by KBW at the direction of the Strategic Committee. 1st United retained special benefits counsel to explore and document the anticipated reduction of the change in control payments to these three executives.

In late February and early March, Valley and three other interested parties, including a financial institution that we refer to as Party A, submitted preliminary indications of interest to acquire 1st United. Party A made a preliminary indication of interest comprised of 100% cash consideration.

On March 4, 2014, the Strategic Committee met to consider the preliminary indications of interest and discuss the process to date. Representatives of KBW and Gunster also attended the meeting. During that meeting, representatives of KBW provided an overview of the process that had been conducted to identify potentially interested parties, detailed the parties with whom 1st United had executed confidentiality agreements, and described the financial and other aspects of the four preliminary indications of interest that 1st United had received (including the fact that most of the bidders expressed a desire to hire some of 1st United’s executives). Representatives of KBW noted that Valley and two of the other bidders could potentially pay a higher implied valuation for 1st United with an all-stock proposal rather than including cash as partial consideration. KBW also discussed with the Strategic Committee financial aspects of 1st United continuing on a standalone basis. The Strategic Committee then discussed the advantages and disadvantages of continuing to pursue 1st United’s current strategy versus selling the company. The Strategic Committee determined that it was premature to make a recommendation to the full Board of Directors as to whether the company should be sold. Instead, the Strategic Committee instructed KBW to contact Valley, Party A, and the two other bidders to improve their preliminary indications of interest, and to also contact the two bidders that had attended a management presentation but had yet to submit a preliminary indication of interest.

At the request of Valley, on March 8, 2014, Messrs. Orlando, Schupp, and Marino met with Gerald H. Lipkin, Alan D. Eskow and Peter Crocitto (all members of Valley’s senior management) and Eric Edelstein, Gerald Korde and Robert Soldoveri (three of Valley’s directors). The purpose of the meeting was to help Valley understand the Florida markets and to conduct further due diligence on 1st United’s management team and 1st United.

On March 10, 2014, KBW received revised preliminary indications of interest from Valley, Party A, and each of the two other bidders that had submitted initial preliminary indications of interest.

The Strategic Committee met on March 11, 2014 to discuss the revised preliminary indications of interest, three of which had improved their financial terms, including Valley and Party A. Representatives of KBW and Gunster discussed with the Strategic Committee the terms indicated in the parties’ revised preliminary indications of interest. Given that each revised preliminary indication of interest had strengths and weaknesses, but all four offers appeared to be at relatively high levels when compared to recent comparable transactions, the Strategic Committee instructed KBW to invite all four bidders to conduct further due diligence on 1st United. Each of the four bidders, including Valley and Party A, were then given access to an electronic data room containing a limited amount of non-public due diligence materials concerning 1st United. From March 24th through April 12th, each of the four bidders conducted five days of on-site due diligence.

On March 24, 2014, Messrs. Orlando, Schupp, and Marino voluntarily decided to eliminate the Section 280G excise tax reimbursements from their employment agreements, supplemental executive retirement plan agreements and unvested equity awards, and to increase the discount for the computation of the value of lump sum payments under the supplemental executive retirement plan agreements to the greater of 4% or the discount rate prescribed by the Pension Benefit Guarantee Corporation (“PBGC”) in connection with the termination of a single employer defined benefit plan (which is currently 1.5%). The effect of these changes was to lower the lump sum payments from 1st United to each of the three affected officers by approximately $4.5 million each upon a change of control of 1st United.

On March 25, 2014, the full Board of Directors of 1st United met to discuss the progress of the Strategic Committee. Representatives of Gunster and KBW also attended the meeting. Chairman Orlando provided a full update as to the status of the process. Representatives of KBW then reviewed and discussed with the 1st United Board of Directors, among other things, the timeline of the process, the full process of contacting bidders, the revised preliminary indications of interest received, and a market overview of each of the four potential acquirers, including Valley and Party A. Chairman Orlando also informed 1st United’s Board of Directors that Messrs. Orlando, Schupp, and Marino had voluntarily agreed to reduce the benefits to which they were entitled under their employment agreements and supplemental executive retirement plan agreements by approximately $4.5 million each, which the executives believed would have a positive impact on the purchase price to be paid to 1st United’s shareholders in connection with a proposed acquisition of 1st United. Later on March 25, 2014, at the regularly scheduled meeting of the Board of Directors of 1st United Bank, Mr. Orlando updated that Board on the status of the process.

In mid-April, Valley, Party A, and two other bidders submitted final offers to acquire 1st United. Valley’s final offer had increased from its preliminary indication of interest. Valley offered two proposals: consideration payable 100% in shares of common stock at a 0.855 exchange ratio, or consideration payable 80% in shares of common stock and 20% in the form of Valley non-cumulative preferred stock in amounts consistent with the same 0.855 exchange ratio. Subsequent to Valley delivering its final offer, Valley was requested to provide a third alternative that would allow each 1st United shareholder to elect to receive the consideration payable in a combination of common stock and cash, at a 0.855 exchange ratio; provided, that the total aggregate consideration payable by Valley to all of the shareholders consisted of 80% common stock and 20% cash. Valley’s offer also included a “collar” provision which, notwithstanding any fluctuations in Valley’s stock price prior to closing, would adjust the exchange ratio in certain circumstances to ensure that the per share consideration paid to 1st United’s shareholders would be no lower than $7.20 per share and no higher than $10.80 per share. Party A did not change its final offer from its preliminary indication of interest. Party A’s offer, which reflected the second highest (after Valley’s offer) implied value per share of 1st United common stock as of that time, was an offer for 100% cash, which would be a taxable transaction to 1st United’s shareholders. Party A’s offer also required a 30-day exclusivity period, which term was not required by Valley’s offer. The other two bidders decreased their final offer from their preliminary indications of interest.

On April 22, 2014, the Strategic Committee held a meeting to consider the status of the proposed transaction and the final offers from the four bidders. Messrs. Orlando, Schupp, and Marino further reviewed for the other members of the Strategic Committee the background of discussions with Valley, Party A, and the remaining two bidders. Representatives of KBW reviewed the financial aspects of each of the offers, observing that the offer from Valley reflected the highest implied value per share of 1st United common stock at that time. Because Party A was a subsidiary of a foreign-owned financial institution that had limited experience with acquiring financial institutions and had no experience with servicing FDIC shared-loss agreements, such as the existing shared-loss agreements between 1st United Bank and the FDIC, 1st United’s Strategic Committee was concerned about Party A’s ability to gain regulatory approval of the transaction in a timely manner. Valley, on the other hand, had previously entered into two FDIC shared-loss agreements in 2010, had substantial experience managing such a relationship with the FDIC, and had a proven track record of making bank acquisitions. KBW discussed matters related to the potential receipt by 1st United shareholders of Valley’s common stock as consideration, given, among other things, the differing stock price targets for Valley common stock among banking analysts. Representatives of KBW and Messrs. Orlando, Schupp, and Marino were excused from the deliberations, and the remaining four independent directors of the Strategic Committee discussed the various available alternatives and decided unanimously that it was in the best interests of 1st United’s shareholders to move forward with negotiations with Valley with a preference for the 80% common stock and 20% cash consideration option.

Also on April 22, 2014, after the Strategic Committee had met, 1st United’s Board of Directors held a meeting to consider the status of the proposed transaction and the final offers from the four bidders. Messrs. Orlando, Schupp, and Marino and KBW reviewed for the Board of Directors the background of discussions with Valley, Party A, and the remaining two bidders. Representatives of KBW and Messrs. Orlando, Schupp, and Marino were excused from the deliberations, and the remaining nine independent directors of the 1st United Board of Directors discussed the available alternatives and decided unanimously that it was in the best interests of 1st United’s shareholders to move forward with the negotiations with Valley with a preference for the 80% common stock and 20% cash consideration option. Messrs. Orlando, Schupp and Marino then returned to the meeting and concurred with the determination made by the nine independent directors. Later on April 22, 2014, the Strategic Committee provided a verbal report of the results of the 1st United Board of Directors meeting held earlier that afternoon to the Board of Directors of 1st United Bank.

On the morning of April 23, 2014, management of Valley and 1st United, along with the financial and legal advisors of 1st United, participated in a conference call to discuss the form of consideration alternative selected by 1st United’s Board of Directors, and to establish a projected timeline for drafting and negotiating the definitive documents.

On the afternoon of April 23, 2014, the Board of Directors of 1st United held a special meeting to re-evaluate the consideration alternatives payable by Valley. Representatives of Gunster and KBW were present at the meeting. Due to concerns that each 1st United shareholder would be unlikely to receive the mix of stock and cash consideration each might request from the options being potentially offered by Valley, due to the 80%/20% aggregate stock/cash limitation, the Board of Directors decided unanimously that all shareholders would receive 80% common stock and 20% cash, with the cash portion fixed at $1.80 per share so as to provide further downside price protection for 1st United’s shareholders.

On April 24, 2014, Party A sent an unsolicited revised final offer to 1st United. The revised final offer increased the cash offered and provided an alternative where the consideration could be paid 70% in cash and 30% in common stock of Party A. Party A stated that the value of its cash/stock offer was $9.50 per 1st United share, consisting of $6.65 in cash and the remainder in stock of Party A. All other provisions of the final offer remained the same, including the 30-day exclusivity period.

On April 25, 2014, the Board of Directors of 1st United met to discuss the revised offer from Party A. Representatives of Gunster and KBW were present at the meeting. The Board of Directors recognized the differential between Party A’s offer (per share) and Valley’s then-current offer. Although Party A was valuing its offer at $9.50 per share, the 1st United Board of Directors considered several negative factors concerning Party A’s offer. The Board of Directors considered that, because Party A was a privately-held bank wholly-owned by a foreign parent, the shares of Party A would not be as liquid as shares of common stock of Valley, since Party A did not trade on a domestic stock exchange, and the shares to be received by 1st United’s shareholders would be minority shares in an entity controlled by the foreign parent. Further, it would be more difficult to evaluate the value of Party A’s shares in a reliable way, even with an opportunity for diligence. The Board of Directors discussed with 1st United’s advisors the likelihood that it could take several weeks to more fully consider the valuation issues relating to Party A’s stock which could result in Valley withdrawing its offer. The Board of Directors again noted additional concerns with Party A, including that Party A had limited experience with acquiring financial institutions and had no experience with servicing FDIC shared-loss agreements, while Valley had relevant experience in both of these areas. Furthermore, representatives from Gunster noted that Party A’s offer could be a taxable transaction to 1st United shareholders, not only with respect to the cash received but also with respect to the common stock received. Also discussed was (1) Party A’s statement that the combination of the value Party A attributed to its stock plus the cash component Party A was offering, was worth a combined total of $9.50 per 1st United share, as compared to (2) Valley’s then-current offer, including the cash component plus the market valuation of Valley’s stock; the collar that Valley was offering to cause the merger consideration to be no lower than $7.20 per share and no higher than $10.80 per share; and the potential with the Valley offer for both (i) growth and (ii) the ability for 1st United shareholders to benefit by such potential growth. For those and other reasons, the Board of Directors believed that Party A’s offer was inferior to Valley’s offer. Nevertheless, because Party A’s offer had the potential to be superior to Valley’s then-current offer under certain scenarios, 1st United’s Board of Directors directed KBW to undertake further discussions with Party A, provided that no exclusivity was granted.

Also during its meeting on April 25, 2014, 1st United’s Board of Directors unanimously agreed to engage RP Financial to provide an additional fairness opinion in connection with the proposed transaction. In retaining RP Financial, the Board of Directors observed that KBW had, as recently as September 2013, acted as an investment banker to Valley and Mr. Schupp had worked for a subsidiary of Stifel Financial Corp., parent company of KBW, in a non-executive capacity from 2001 to 2003. The 1st United Board of Directors believed that retaining RP Financial to provide an additional independent fairness opinion was desirable in order to ensure that the Board of Directors would have the benefit of an independent opinion beyond the opinion of KBW.

Later on April 25, 2014, Valley’s outside counsel, Day Pitney LLP, delivered initial drafts of the merger agreement and related documents to 1st United’s counsel. Among other things, the initial draft of the merger agreement required 1st United to pay a termination fee of $15 million to Valley if the merger agreement was terminated under certain scenarios. The merger agreement also required 1st United, in the event of certain termination scenarios, to reimburse Valley for its out-of-pocket expenses incurred in connection with the merger agreement, up to $750,000, but there was no reciprocal reimbursement right for 1st United.

Over the course of the following week, representatives of Valley and 1st United conducted additional due diligence on each other. In addition, as a result of Valley’s share price decreasing since April 22nd and in light of the competing offer from Party A, Valley agreed, after further negotiation, to increase the exchange ratio in its offer from 0.855 to 0.89 and to change the consideration to 100% stock. However, Valley also proposed increasing the termination fee to $17.5 million. As a result of the 100% stock consideration, Valley would not have sufficient authorized shares and would be required to obtain shareholder approval to amend its certificate of incorporation to increase the number of authorized shares. Valley made it clear that the increased offer was final.

On April 30, 2014, 1st United’s Board of Directors reconvened to discuss the relative merits of the final revised offers of Valley and Party A. Representatives of Gunster and KBW were present at the meeting. KBW informed the Board of Directors that it had contacted Party A to discuss the issues presented by Party’s A stock and cash offer. These issues included lack of liquidity in the stock, relative valuation, tax treatment and reverse diligence process. Party A, however, was reluctant to provide further detail unless 1st United granted Party A a 30-day exclusivity period. Such an exclusivity agreement could have jeopardized the continuation of the Valley offer, and would also have had to be agreed to by 1st United before Party A would allow 1st United to conduct reverse diligence. Representatives of KBW reviewed with 1st United’s Board of Directors these issues, the importance of reverse diligence as to Party A due to its liquidity issues and related issues, and the financial and other terms of the two offers, including the increase in Valley’s exchange ratio. Representatives of KBW also discussed with 1st United’s Board of Directors the potential that the change in Valley’s offer to a 100% stock deal would provide more potential upside to 1st United shareholders and would reduce the period it would take for Valley to earn back the tangible book value dilution from the potential merger, which the markets would view favorably. Following questions and discussions from the directors, 1st United’s Board of Directors unanimously authorized 1st United’s management and 1st United’s advisors to complete negotiations with Valley and terminate discussions with Party A.

Over the course of the next week, 1st United conducted further due diligence on Valley. The parties concurrently worked to finalize the drafting of the definitive merger agreement. On May 1, 2014, Day Pitney delivered revised drafts of the definitive agreements, which included, among other things, a reciprocal expense reimbursement for 1st United (which term had not been included in the initial draft but requested by Gunster) in the event of certain termination scenarios, but proposed to increase the termination fee for the benefit of Valley from $15 million to $17.5 million in light of the increased offer. The revised agreement contained several additional legal terms requested by Gunster which were favorable to 1st United. On May 2, 2014, the parties resolved the few remaining issues in the merger agreement, including the reduction of the proposed termination fee from $17.5 million to $14.5 million. That evening, the final draft of the merger agreement and its exhibits were made available to 1st United’s directors for their review.

On May 7, 2014, the Boards of Directors of 1st United and 1st United Bank met together to review the proposed merger with Valley. Representatives of Gunster, KBW, and RP Financial were present at the meeting. KBW reviewed the financial aspects of the proposed merger with Valley and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the 0.89 exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of 1st United common stock. Representatives of RP Financial also reviewed and discussed with the directors its financial analyses of the merger consideration and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by RP Financial as set forth in such opinion, the merger consideration in the proposed merger with Valley was fair, from a financial point of view, to the holders of 1st United common stock. In addition, representatives of Gunster reviewed with the directors the most recent draft of the proposed merger agreement, including the terms related to the price as well as the termination fee payable in the event that the merger agreement was terminated by 1st United as the result of a subsequent offer, related transaction documents, as well as the legal standards applicable to the Board of Directors’ decisions and actions with respect to the proposed transaction, as they had previously done. Following the presentations by 1st United’s management and advisors and discussion among the members of both 1st United’s and 1st United Bank’s Boards of Directors, including consideration of the factors described under “Proposal 1 of the 1st United Special Meeting — The Merger — Recommendation of the 1st United Board of Directors and Reasons for the Merger”, the 1st United Board of Directors unanimously (1) determined that the merger agreement, the merger, the amendments to the employment agreements and supplemental executive retirement plan agreements with Messrs. Orlando, Schupp, and Marino, and the other transactions contemplated thereby were advisable and in the best interests of 1st United and its shareholders, (2) adopted the merger agreement and approved the transactions contemplated thereby, (3) directed that the merger agreement be submitted for adoption by 1st United’s shareholders, and (4) recommended that 1st United’s shareholders adopt the merger agreement. The Board of Directors of 1st United Bank unanimously reached the same conclusions and adopted similar resolutions.

On the evening of May 7, 2014, 1st United and Valley executed the merger agreement, and on May 8, 2014, issued a joint press release announcing the transaction.

Recommendation of 1st United’s Board of Directors and Reasons for the Merger

1st United’s Board of Directors believes that the merger is in the best interests of 1st United and its shareholders. Accordingly, 1st United’s Board of Directors has approved the merger agreement and recommends that shareholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, 1st United’s Board of Directors consulted with 1st United’s outside legal counsel and 1st United’s financial advisors regarding the merger and considered a variety of factors, including the following:

•	1st United Board of Directors’ familiarity with and review of 1st United’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability, taking into consideration that the substantial increase in 1st United’s budgeted 2014 net income was related to infrequent expense items incurred in 2013 that 1st United did not project in the 2014 budget, but which may be incurred in 2014 nonetheless;

•	the current and prospective environment in which 1st United operates, including national and local economic conditions (including net interest margin pressures), the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

•	1st United’s belief that 1st United needs to grow to be in a position to deliver a competitive return to its shareholders;

•	1st United Board of Directors’ review, with the assistance of 1st United’s legal and financial advisors, of strategic alternatives to the merger, including potential acquisitions of selected target companies, potential “merger of equals,” a potential equity raise, the discussions with Valley, Party A and the two other bidders, and the possibility of remaining independent;

•	the likelihood that acquisition opportunities for 1st United as a buyer are limited since potential targets within 1st United’s market area are either very small, have credit quality issues, are at prices that do not make sense for 1st United, or have clearly expressed a strong desire to remain independent for the foreseeable future;

•	1st United Board of Directors’ review, based in part on presentations by 1st United’s management and advisors and on the due diligence performed in connection with the transaction, of Valley’s business, financial condition, results of operations and management; the recent performance of Valley’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; and the business risks associated with the merger;

•	the expectation that the merger will provide holders of 1st United common stock with the opportunity to receive a substantial premium over the historical trading prices for their shares and that the exchange of Valley shares for 1st United shares will be tax-free for federal income tax purposes;

•	the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both 1st United shareholders and Valley shareholders, including that the transaction is expected to be accretive to the earnings per share of both Valley and 1st United;

•	the prospects for continuation of Valley’s favorable quarterly dividend rate, which is currently $0.11 per share of common stock, when compared to 1st United’s quarterly dividend rate, which is currently $0.02 per share of common stock;

•	the expectation that the historical liquidity of Valley stock will offer 1st United shareholders the opportunity to participate in the growth and opportunities of Valley by retaining their Valley stock following the merger, or to exit their investment, should they prefer to do so;

•	the lack of prospects for a superior offer for a strategic combination that affords 1st United shareholders the ability to continue their equity investment in a tax-efficient manner;

•	1st United Board of Directors’ review with 1st United’s legal advisors of the non-solicitation and termination provisions of the merger agreement, the flexibility of the 1st United Board of Directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $14.5 million termination fee in favor of Valley in the event the merger agreement is terminated under certain specified circumstances;

•	the collar on the Valley consideration such that the minimum value of the consideration which 1st United shareholders would receive is $7.20 per share and the maximum value of the consideration which 1st United shareholders would receive is $10.80 per share;

•	the separate opinions, dated May 7, 2014, to 1st United’s Board of Directors of KBW and RP Financial, LC, financial advisors to 1st United, as to the fairness, from a financial point of view and as of the date of such opinions, to the holders of 1st United common stock of the 0.89 exchange ratio in the merger, as more fully described under “Proposal 1 of the 1st United Special Meeting — The Merger — Opinions of 1st United’s Financial Advisors” on page [—];

•	the similarity between 1st United’s and Valley’s management philosophies, approaches and commitments to the communities, customers and shareholders they each serve and their respective employees;

•	the impact of the merger on depositors, customers and communities served by 1st United and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by 1st United;

•	the effects of the merger on 1st United’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Valley; and

•	Valley’s requirement that certain of 1st United’s named executive officers and certain other key employees identified by Valley execute employment or retention agreements with Valley to provide economic incentives for such persons to remain with the resulting entity for six months to three years following the closing of the merger to allow for an orderly and successful transition.

The 1st United Board of Directors also considered potential risks relating to the merger, including the following:

•	the need to obtain regulatory approvals to complete the merger, including approval from the FDIC for Valley National Bank to assume the shared-loss agreements between 1st United Bank and the FDIC;

•	the need for Valley to obtain the approval of its shareholders of the Charter Amendment Proposal;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on 1st United’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the merger agreement provisions generally requiring 1st United to conduct its business in the ordinary course and the other restrictions on the conduct of 1st United’s business prior to completion of the merger, which may delay or prevent 1st United from undertaking business opportunities that may arise pending completion of the merger;

•	Valley could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

•	with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to 1st United shareholders could be adversely affected by a decrease in the trading price of Valley common stock during the pendency of the merger;

•	expected benefits and synergies sought in the merger, including cost savings and Valley’s ability to successfully market its financial products to 1st United’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of 1st United and Valley;

•	certain provisions of the merger agreement prohibit 1st United from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	1st United’s obligation to pay to Valley a termination fee of $14.5 million if 1st United recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to 1st United’s shareholders;

•	the possible effects on 1st United should the parties fail to complete the merger, including the possible effects on 1st United’s common stock and the associated business and opportunity costs;

•	that 1st United’s directors and executive officers have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “Proposal 1 of the 1st United Special Meeting — The Merger — Interests of Certain Persons in the Merger — Interests of 1st United Executive Officers and Directors in the Merger” on page [—]; and

•	the other risks described in the section entitled “Risk Factors” beginning on page [—] and the risks of investing in Valley common stock identified in the Risk Factors sections of Valley’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the 1st United Board of Directors is not exhaustive, but includes the material factors considered by the 1st United Board of Directors. In view of the wide variety of factors considered by the 1st United Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the 1st United Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of 1st United’s Board of Directors may have given different weights to different factors. The 1st United Board of Directors evaluated the factors described above, including asking questions of 1st United’s management and 1st United’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of 1st United and its shareholders. The Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the 1st United Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page [—].

On the basis of these considerations, 1st United’s Board of Directors unanimously approved the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF 1ST UNITED VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Valley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the Valley Board of Directors consulted with its outside legal counsel and its financial advisor, and considered a variety of factors, including the following:

•	Valley’s ongoing strategy of highly focused growth through acquisitions of other strong financial institutions;

•	its knowledge of Valley’s business, operations, financial condition, earnings and prospects and of 1st United’s business, operations, financial condition, earnings and prospects, taking into account the results of Valley’s due diligence review of 1st United;

•	its belief that 1st United and Valley share a compatible community banking model;

•	the similarity between Valley’s and 1st United’s approach to banking, which both focus on strong asset quality, customer service and earnings;

•	that 1st United would enable Valley to expand its presence into desirable and economically growing Florida urban banking markets;

•	that 1st United shareholders would be expected to own no more than 13.3% of the outstanding shares of common stock of the combined company immediately following the merger (based upon 200,361,014 shares of Valley common stock outstanding as of March 31, 2014 and assuming that no 1st United stock options are exercised prior to consummation of the merger);

•	the financial and other terms and ability of the 1st United Board of Directors to entertain third party acquisition proposals to acquire 1st United and conditions of the merger agreement, including providing for payment by 1st United to Valley of a termination fee of $14.5 million, plus reasonable out of pocket expenses up to $750,000, if the merger agreement is terminated under certain circumstances;

•	the requirement to obtain an opinion of Sandler O’Neill that the consideration to be paid in the merger to 1st United’s shareholders is fair to Valley from a financial point of view, as more fully described under “Proposal 1 of the Valley Special Meeting — Amendment to Valley’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Valley’s Common Stock by 100,000,000 Shares — Opinion of Sandler O’Neill” on page [—]; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals will be received in a timely manner and without unacceptable conditions.

Interests of Certain Persons in the Merger

Interests of 1st United Executive Officers and Directors in the Merger

In considering the recommendations of the 1st United Board of Directors, 1st United’s shareholders should be aware that some of the executive officers and directors of 1st United have interests in the merger that differ from, or may be in addition to, the interests of 1st United’s shareholders. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

Ownership of 1st United

Some of the officers and directors of 1st United currently own 1st United common stock and some of the officers and directors of 1st United have been granted 1st United stock options. As of May 31, 2014, such officers and directors beneficially owned an aggregate of 4,959,794 shares of 1st United common stock.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Valley has agreed to indemnify, defend, hold harmless and advance expenses to each present and former officer and director of 1st United and its subsidiaries to the fullest extent authorized or permitted by law. Valley also has agreed that all rights to indemnification and advancement of expenses from liabilities under 1st United’s certificate of incorporation with respect to acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former officers and directors of 1st United or any of its subsidiaries will survive the merger and continue in full force and effect in accordance with the their terms and without regard to any subsequent amendment thereof.

The merger agreement further provides that Valley will cause the officers and directors of 1st United and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of 1st

United’s existing directors’ and officers’ liability insurance policy, provided, however, that Valley is only required to obtain such coverage at an aggregate cost not to exceed 300% of the annual premium currently paid by 1st United for such coverage.

Summary of Payments and Benefits to Directors

Non-employee directors of 1st United are not expected to receive any compensation based on or related to the merger that has not already accrued or vested in them, other than the acceleration of vesting of stock options and restricted stock awards as discussed below.

Equity Compensation Awards

1st United’s directors and executive officers participate in 1st United’s equity-based compensation plans and hold outstanding stock options and restricted stock granted under such plans. Holders of unexercised 1st United stock options, which will be cancelled immediately prior to the effective time of the merger, will be entitled to consideration consisting of a cash payment from 1st United at the time of such stock option cancellation in an amount equal to the number of shares of 1st United common stock into which such stock options held are convertible multiplied by the excess of the value of the merger consideration per 1st United share (measured by Valley’s Average Closing Price) over the exercise price per share provided for in such 1st United stock options. The payments to the 1st United option holders shall be treated as compensation and shall be net of any applicable federal and state withholding taxes. Each outstanding share of restricted stock of 1st United will be converted automatically into a fully vested right to receive the merger consideration.

The following table sets forth, based on outstanding awards under 1st United’s equity plans and other compensatory arrangements as of May 31, 2014, the number and value of shares of 1st United restricted stock held by each such person:

1st United Bancorp

Restricted Shares

	Number of Shares			Estimated Dollar Value of Restricted Stock(1)
Name	Unvested	Vested	Total	Unvested	Vested	Total
Paula Berliner	38,971	15,029	54,000	$338,662	$130,598	$469,260
Derek C. Burke	19,000	1,000	20,000	165,110	8,690	173,800
Jeffery L. Carrier	38,971	15,029	54,000	338,662	130,598	469,260
Ronald A. David	38,971	15,029	54,000	338,662	130,598	469,260
Jimmy Evans	32,429	12,571	45,000	281,804	109,246	391,050
Arthur S. Loring	38,971	15,029	54,000	338,662	130,598	469,260
Thomas E. Lynch	32,429	12,571	45,000	281,804	109,246	391,050
John Marino	64,132	8,140	72,272	557,305	70,738	628,044
Carlos Morrison	38,686	14,314	53,000	336,179	124,391	460,570
Joseph W. Veccia	32,429	12,571	45,000	281,804	109,246	391,050
Warren S. Orlando	64,132	8,140	72,272	557,305	70,738	628,044
Rudy E. Schupp	64,132	8,140	72,272	557,305	70,738	628,044

(1)	Based on closing sale price per share of Valley Common Stock on May 7, 2014 and exchange ratio of 0.89, which is calculated as $8.69.

The following table sets forth, based on outstanding awards under 1st United’s equity plans and other compensatory arrangements as of May 31, 2014, the number and value of all outstanding and unexercised 1st United stock options held by each of 1st United’s directors and executive officers

1st United Bancorp

Stock Options

	Number of Shares Underlying Stock Options			Estimated Dollar Value of Stock Options(1)
Name	Unvested	Vested	Total	Unvested	Vested	Total
Paula Berliner	10,800	4,200	15,000	$22,284	$3,276	$25,560
Derek C. Burke	10,800	1,200	12,000	22,284	3,276	25,560
Jeffery L. Carrier	10,800	4,200	15,000	22,284	3,276	25,560
Ronald A. David	10,800	4,200	15,000	22,284	3,276	25,560
Jimmy Evans	10,800	1,200	12,000	22,284	3,276	25,560
Wade A. Jacobson	73,287	21,713	95,000	154,685	42,350	197,035
Arthur S. Loring	10,800	4,200	15,000	22,284	3,276	25,560
Thomas E. Lynch	10,800	4,200	15,000	22,284	3,276	25,560
John Marino	434,389	540,917	975,306	1,249,181	1,037,601	2,286,782
Carlos Morrison	10,800	4,200	15,000	22,284	3,276	25,560
Lawrence Ostermayer	43,716	14,784	58,500	71,549	31,866	103,415
Joseph W. Veccia	10,800	4,200	15,000	22,284	3,276	25,560
Warren S. Orlando	434,389	540,917	975,306	1,249,181	1,037,601	2,286,782
Rudy E. Schupp	434,389	540,917	975,306	1,249,181	1,037,601	2,286,782

(1)	Based on closing sale price per share of Valley Common Stock on May 7, 2014 and exchange ratio of 0.89, which is calculated as $8.69. The estimated dollar value is calculated by multiplying (A) the number of stock options with exercise prices below $8.69 and (B) the difference between $8.69 and the exercise prices of such stock options.

Amended Employment Agreements; Amended Supplemental Executive Retirement Plan Agreements and New Employment Agreements for Rudy Schupp, Warren Orlando and John Marino

The existing Third Amended and Restated Employment Agreements, dated January 24, 2012, as amended on July 23, 2013 and November 12, 2013 (the “Employment Agreements”), for each of Warren Orlando, Rudy Schupp and John Marino provide that upon a Change of Control of 1st United (as defined in the Employment Agreements) each executive would receive (i) a lump sum payment within 30 days equal to three times the average of the two highest amounts of annual cash compensation received by any named executive officer of 1st United during the past five completed fiscal years, (ii) a lump sum payment within 30 days equal to the difference between (A) the present value of current and future benefits to the executive under the 1st United pension plans assuming the executive remained employed for an additional three years after the effective time of the merger, and (B) the present value of the accrued benefits to which the executive is actually entitled as of the effective time of the merger under the 1st United pension plans, (iii) a lump sum payment within 30 days equal to the present value of the additional contributions 1st United would have made to the executive’s 401(k) plan if he had remained employed by 1st United for three years after the effective time of the merger, and (iv) health care benefits and the maintenance of life insurance benefits for a period of fifteen years following termination of employment. In addition, the Employment Agreements each provide that upon a Change of Control of 1st United each executive would receive a tax “gross-up” payment equal to the amount of excise tax payments incurred (including any income or payroll tax incurred on such excise taxes) by each executive under Section 4999 of the Code with respect to “excess parachute payments” as defined under Section 280G of the Code in connection with the payments made to the executives following a Change of Control. Lastly, the Employment Agreements require 1st United to pay each executive’s federal income tax liability incurred by the executive upon the vesting of the executive’s restricted stock for any reason, including in connection with a Change in Control of 1st United.

On May 7, 2014, 1st United and 1st United Bank entered into amendments to the Employment Agreements (the “Revised Employment Agreements”) and amendments to the Supplemental Executive Retirement Plan Agreements (the “Revised SERP Agreements”) with each of Warren Orlando, Rudy Schupp and John Marino. In addition, at the request of Valley, as a condition to Valley executing the merger agreement, Valley and Valley National Bank entered into new employment agreements with each of Messrs. Orlando, Schupp and Marino (the “Valley Employment Agreements”). The purpose of the Revised Employment Agreements and Revised SERP Agreements was to (i) reduce the cost of the benefits payable under the Employment Agreements and the Supplemental Executive Retirement Plan Agreements (the “SERP Agreements”) by eliminating the tax “gross-up” payments to the officers attributable to Sections 280G and 4999 of the Code and reducing the amounts payable to the officers under the SERP Agreements upon the completion of the merger; and (ii) to quantify the benefits to be paid to the officers under the Employment Agreements and the SERP Agreements in the settlement of Valley’s obligations following the merger, which will be terminated simultaneously with the consummation of the merger. The purpose of the Valley Employment Agreements is to facilitate retaining the officers’ services following the merger and to serve as an inducement to Valley to enter into the merger agreement by (i) providing additional compensation for continuing to provide services following the closing of the merger through at least a transition period, and (ii) obtaining agreements from each of the officers not to compete with Valley or solicit customers of Valley or 1st United in specified geographic locations for a period of three years following the termination of employment of each officer. Valley viewed these restrictive covenants as a critical component of the overall transaction with 1st United. Valley desired to retain the executives for a period of time following the closing but needed assurances from the executives that Valley would be able to retain 1st United employees and customers without interference from the executives after their employment with Valley had terminated.

The Revised Employment Agreements and the Revised SERP Agreements amend the executives’ Employment Agreements and SERP Agreements to:

•	Eliminate the payment by 1st United and 1st United Bank of cash amounts intended to cover excise taxes incurred under Section 4999 of the Code with respect to “excess parachute payments” as defined under Section 280G of the Code; and

•	Reduce the interest rate applicable to calculate the present value of current and future benefits payable to the executives under 1st United’s and 1st United Bank’s pension plans to the greater of (i) the applicable rate prescribed by the PBGC, and (ii) 4%.

The Revised Employment Agreements also provide that 1st United and 1st United Bank shall, at the direction of Valley, terminate each executive’s Revised Employment Agreement and Revised SERP Agreement at or before the effective time of the merger in accordance with the terms of the Revised Employment Agreements, Revised SERP Agreements and Section 409A of the Code in exchange for the lump sum cash payment of $6,078,193 in settlement of its obligations following the merger under both the Employment Agreements and the SERP Agreements. Such payment represents a substantial reduction in the cash and benefits that would have been paid to each executive under his respective Employment Agreement and SERP Agreement upon the consummation of the merger.

The Valley Employment Agreements take effect at the effective time of the merger and contain the following material terms:

•	Employment terms of 3 years, 1 year and 6 months for Messrs. Schupp, Orlando and Marino, respectively;

•	Base salaries at an annual rate of $340,000, $170,000 and $340,000 for Messrs. Schupp, Orlando and Marino, respectively;

•	Eligibility for an annual bonus and annual equity awards for Mr. Schupp;

•

Fringe benefits and perquisites generally available to similarly situated Valley executives including a monthly automobile allowance of $1,200 (or for Mr. Schupp, the full-time use of a company car at his election, subject to a $1,200 per month limitation) and reimbursement for two club memberships up to $22,000 in the aggregate per year;

•	If the executives are terminated without Cause or for Good Reason (as each term is defined in the Valley Employment Agreements), they will be entitled to receive their normal base salary payments that would have been earned had they remained employed until the greater of: (A) six months (or 12 months for Mr. Schupp) from the termination date; or (B) the end of the employment term;

•	If the executives are terminated without Cause or for Good Reason following a change in control of Valley, the executives shall receive a lump sum payment equal to the greater of:

•	(A) 24 months of normal base salary payments and (B) normal base salary payments until the end of the term, in the case of Mr. Schupp;

•	(A) 12 months of normal base salary payments and (B) normal base salary payments until the end of the term, in the case of Mr. Orlando; and

•	(A) 6 months of normal base salary payments and (B) normal base salary payments until the end of the term, in the case of Mr. Marino;

•	Reimbursement for health insurance coverage for each executive and his spouse for a period of 15 years following termination of employment, up to $1,864 per month, provided, however, that on January 1 of each year during the coverage period, such maximum amount will increase by 5%;

•	Payment of $23,277 upon termination of employment in lieu of providing post-retirement life insurance coverage for 15 years; and

•	In exchange for a lump sum payment of $1,333,333 at the effective time of the merger, each executive agrees not to, for a period of three years following termination of employment, (i) engage in any business activity in which the Valley National Bank engages in within 50 miles of any Valley branch location, and (ii) solicit Valley National Bank customers or employees.

The lump sum and other payments that each executive officer will receive at the effective time of the merger under their respective Revised Employment Agreements, Revised SERP Agreements and Valley Employment Agreements and pursuant to the merger agreement are described in more detail under “Proposal 2 of 1st United Special Meeting — Advisory Vote on Executive Compensation Payments” on page [—]:

Employment Agreement of Wade Jacobson

Valley has agreed to honor the Employment Agreement of Wade Jacobson, the Executive Vice President of 1st United. Pursuant to the terms of the Employment Agreement, within 30 days following the effective date of the merger, Valley will pay Mr. Jacobson a lump sum equal to his current annual base salary of $217,000. At the end of the calendar year following the effective date, Valley will also pay Mr. Jacobson an amount equal to the average bonus for the two immediately preceding years. If the merger closes in 2014, the amount of this payment will be $59,690. If Valley terminates Mr. Jacobson for any reason following the effective time of the merger, Valley will reimburse Mr. Jacobson for his monthly health insurance continuation premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), up to $1,000 per month, for a period of twelve months following such termination.

Other Employee Benefits

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of 1st United and 1st United Bank or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of 1st United who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National

Bank’s officers and employees. No prior existing condition limitation not currently imposed by 1st United or 1st United Bank medical or dental plans will be imposed on employees of 1st United or 1st United Bank under Valley’s or Valley National Bank’s medical or dental plans. Employees of 1st United or 1st United Bank will receive credit for any deductibles paid under 1st United or 1st United Bank medical or dental plans. 1st United employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with 1st United. 1st United employees will be granted credit for prior service with 1st United solely for purposes of eligibility and vesting under Valley National Bank’s 401(k) plan.

Officers and employees of 1st United and 1st United Bank who are not party to employment agreements and are terminated involuntarily other than for cause by Valley or Valley National Bank upon or within one year following the consummation of the merger, will be eligible for severance payments. The amount of severance payments will vary based on the employment level and the number of years worked at 1st United for each affected employee. 1st United employees are eligible for enhanced benefits to the extent that they sign a standard separation agreement and waiver. In addition, these terminated employees will be reimbursed for payments made for continuing group health care coverage under COBRA for a number of months specified in 1st United’s severance benefits package. None of Messrs. Orlando, Schupp, Marino or Jacobson are eligible for these benefits as they each have separate employment arrangements with 1st United.

1st United Board Considerations

The 1st United Board of Directors was aware of all of the above different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth, for each of the 1st United directors and executive officers, the total number of shares of 1st United common stock in which such director or executive officer owns, directly or indirectly, a beneficial interest, as of May 31, 2014. The information concerning the beneficial ownership of 1st United directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed 1st United common stock, or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares of Common Stock(16)	Percentage of Class
Paula Berliner(2)	161,637	*
Derek C. Burke(3)	51,860	*
Jeffery L. Carrier(4)	192,252	*
Ronald A. David(5)	130,084	*
James Evans(6)	926,337	2.7%
Wade A. Jacobson(7)	38,355	*
Arthur S. Loring(8)	153,650	*
Thomas E. Lynch(9)	372,642	1.1%
John Marino(10)	693,419	2.0%
Carlos Morrison(11)	395,856	1.1%
Warren S. Orlando(12)	738,944	2.1%
Lawrence Ostermayer(13)	32,145	*
Rudy E. Schupp(14)	737,704	2.1%
Joseph W. Veccia, Jr.(15)	334,909	1.0%
All executive officers and directors as a group (14 persons)	4,959,794	13.6%

*	Less than 1% of the outstanding Common Stock

(1)	For purposes of this table, a person is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he/she has the right to acquire the shares under options which are exercisable currently or within 60 days of May 31, 2014. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.
(2)	Includes 78,937 shares held by a trust for which Ms. Berliner shares voting and investment power with her spouse and 4,700 shares Ms. Berliner has the right to acquire under vested stock options that Ms. Berliner has not exercised.
(3)	Includes 1,200 shares Mr. Burke has the right to acquire under vested stock options that Mr. Burke has not exercised.
(4)	Includes 4,700 shares Mr. Carrier has the right to acquire under vested stock options that Mr. Carrier has not exercised.
(5)	Includes 4,700 shares Mr. David has the right to acquire under vested stock options that Mr. David has not exercised.
(6)	Includes 320,638 shares held by a company Mr. Evans controls; 486,014 shares held individually; 21,562 shares held individually by his wife; 76,923 shares held by a company his wife controls; and 1,200 shares Mr. Evans has the right to acquire under vested stock options that Mr. Evans has not exercised.
(7)	Includes 30,855 shares Mr. Jacobson has the right to acquire under vested stock options that Mr. Jacobson has not exercised.
(8)	Includes 4,700 shares Mr. Loring has the right to acquire under vested stock options that Mr. Loring has not exercised.
(9)	Includes 314,602 owned jointly by Mr. Lynch and his spouse; 2,570 shares owned jointly by his spouse and children; 30,770 shares owned by a trust for his children for which he is trustee; and 4,700 shares Mr. Lynch has the right to acquire under vested stock options that Mr. Lynch has not exercised.
(10)	Includes 28,339 owned jointly by Mr. Marino and his spouse; and 577,885 shares Mr. Marino has the right to acquire under vested stock options that Mr. Marino has not exercised.
(11)	Includes 4,700 shares Mr. Morrison has the right to acquire under vested stock options that Mr. Morrison has not exercised.
(12)	Includes 940 shares owned by Mr. Orlando as custodian for his grandchildren and 577,885 shares Mr. Orlando has the right to acquire under vested stock options that Mr. Orlando has not exercised.
(13)	Includes 18,069 shares Mr. Ostermayer has the right to acquire under vested stock options that Mr. Ostermayer has not exercised.
(14)	Includes 12,000 shares owned by Mr. Schupp jointly with his children; and 577,885 shares Mr. Schupp has the right to acquire under vested stock options that Mr. Schupp has not exercised.
(15)	Includes 234,624 shares held in family limited partnerships; 320 shares held by an investment club; 310 shares held by his spouse; and 4,700 shares Mr. Veccia has the right to acquire under vested stock options that Mr. Veccia has not exercised.
(16)	Includes unvested restricted shares that may be voted by the following people: Ms. Berliner (38,971); Mr. Burke (19,000); Mr. Carrier (38,971); Mr. David (38,971); Mr. Evans (32,429); Mr. Loring (38,971); Mr. Lynch (32,429); Mr. Marino (64,132); Mr. Morrison (38,686); Mr. Orlando (64,132); Mr. Schupp (64,132); and Mr. Veccia (32,429).

Golden Parachute Compensation Payable to Valley Named Executive Officers

None of Valley’s executive officers will receive any type of golden parachute compensation that is based on or otherwise relates to the merger.

Interests of Valley Officers and Directors

Ms. Mary Guilfoile, a director of Valley, is also a director and officer of MG Advisors, Inc. MG Advisors provided financial advisory services to Valley in connection with the merger although Ms. Guilfoile did not participate in such services. MG Advisors is paid a monthly fee by Valley of $7,500 per month and will be paid an additional fee by Valley in connection with the merger. At this time, the amount of the additional fee has not been determined.

Opinions of 1st United’s Financial Advisors

Opinion of Keefe, Bruyette & Woods, Inc.

1st United engaged KBW to render financial advisory and investment banking services to 1st United, including an opinion to the 1st United Board of Directors as to the fairness, from a financial point of view to the holders of 1st United common stock, of the exchange ratio of 0.89 of a share of Valley common stock to one share of 1st United common stock, in the proposed merger of 1st United with and into Valley. 1st United selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the 1st United Board of Directors held on May 7, 2014, at which the 1st United Board of Directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the 0.89 exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of 1st United common stock. The 1st United Board of Directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the 1st United Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the 0.89 exchange ratio in the merger to the holders of 1st United common stock. It did not address the underlying business decision of 1st United to engage in the merger or enter into the merger agreement or constitute a recommendation to the 1st United Board of Directors in connection with the merger, and it does not constitute a recommendation to any 1st United shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any holder of 1st United common stock should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of 1st United and Valley and the merger, including, among other things:

•	a draft, dated May 6, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	certain regulatory filings of 1st United and Valley, including the quarterly call reports with respect to each quarter during the three year period ended December 31, 2013;

•	the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of 1st United and Valley;

•	the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2014 of 1st United and Valley;

•	certain other interim reports and other communications of 1st United and Valley to their respective shareholders; and

•	other financial information concerning the businesses and operations of 1st United and Valley furnished to KBW by 1st United and Valley for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of 1st United and Valley;

•	the assets and liabilities of 1st United and Valley;

•	the nature and terms of certain other mergers and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of 1st United and Valley with similar information for certain other publicly traded companies;

•	the budget of 1st United for 2014 which contained financial and operating forecasts and projections of 1st United for 2014 that were prepared, and provided to and discussed with KBW, by 1st United management and that were relied upon by KBW with the consent of the 1st United Board of Directors;

•	publicly available consensus “street estimates” of 1st United for 2015 and of Valley for 2014 and 2015, as well as assumed long term growth rates for subsequent periods for 1st United and Valley that were prepared, and provided to KBW, by 1st United management, all of which information was discussed with KBW by 1st United management and used and relied on by KBW at the direction of such management with the consent of the 1st United Board of Directors; and

•	estimates regarding certain pro forma financial effects of the merger on Valley (including, without limitation, purchase accounting assumptions, cost savings and related expenses expected to result from the merger) that were prepared and provided to KBW and discussed with KBW by Valley management, and that were used and relied upon by KBW with the consent of the 1st United Board of Directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of 1st United and Valley regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. KBW also considered the results of the efforts undertaken by 1st United, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with 1st United.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of 1st United as to the reasonableness and achievability of the financial and operating forecasts and projections of 1st United and assumed long term growth rates (and the assumptions and bases therefor) that were prepared by 1st United management and provided to and discussed with KBW by such management and as to the reasonableness and achievability of the publicly available consensus “street estimates” of 1st United and Valley that KBW was directed by such management to use. KBW assumed, at the direction of 1st United, that such forecasts and projections reflected, or in the case of the publicly available consensus “street estimates” of 1st United and Valley were consistent with, the best currently available estimates and judgments of 1st United management and that such forecasts, projections and estimates would be realized in the amounts and time periods estimated. KBW further relied upon management of Valley as to the reasonableness and achievability of the estimates regarding certain pro forma effects of the merger on Valley (and the assumptions and bases therefor, including without limitation purchase accounting assumptions, cost savings and related expenses expected to result from the merger) that were prepared by Valley management and provided to and discussed with KBW by such management, and KBW assumed, with the consent of 1st United, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Valley management and that such estimates would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates that were provided to KBW by 1st United management (in the case of the budget of 1st United for 2014 and assumed long term growth rates for 1st United and Valley) and by Valley management (in the case of estimates regarding pro forma financial effects of the merger on Valley) were not prepared with the expectation of public disclosure, that such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of 1st United and Valley that KBW was directed to use, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective management teams of 1st United and Valley, that such forecasts, projections and estimates provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either 1st United or Valley since the date of the last financial statements made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with 1st United’s consent, that the aggregate allowances for loan and lease losses for 1st United and Valley were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of 1st United or Valley, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of 1st United or Valley under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transactions (which, for this section of the document, includes the contemporaneous merger of 1st United Bank, a wholly-owned subsidiary of 1st United, with and into Valley National Bank, a wholly-owned subsidiary of Valley) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the 0.89 exchange ratio or additional forms of consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of 1st United, Valley, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that 1st United relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to 1st United, Valley, the merger and related transactions and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness from a financial point of view and as of the date of such opinion, of the 0.89 exchange ratio in the merger to the holders of 1st United common stock. Although the merger agreement contains a collar mechanism providing for a floating exchange ratio in the event the price of Valley common stock is greater than a specified threshold, and a floating exchange ratio and/or cash consideration component in the event the price of Valley common stock is less than a specified threshold, in each case in lieu of the 0.89 exchange ratio, KBW expressed no view or opinion with respect to such terms of the merger agreement. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to 1st United, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of 1st United to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by 1st United or the 1st United Board of Directors;

•	the fairness of the amount or nature of any compensation to any of 1st United’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of 1st United common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of 1st United other than 1st United common stock (solely with respect to the 0.89 exchange ratio), or of any class of securities of Valley or any other party to any transaction contemplated by the merger agreement;

•	whether Valley has sufficient cash, available lines of credit or other sources of funds to enable it to pay cash consideration, if any, in the merger to the holders of 1st United common stock at the closing of the merger, as provided in the merger agreement;

•	the actual value of Valley common stock to be issued in the merger;

•	the prices, trading range or volume at which the common stock of 1st United or Valley would trade following the public announcement of the merger or the prices, trading range or volume at which the common stock of Valley will trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to 1st United, Valley, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, 1st United and Valley. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the 1st United Board of Directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the 1st United Board of Directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between 1st United and Valley and the decision to enter into the merger agreement was solely that of the 1st United Board of Directors.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the 1st United Board of Directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of its analyses, the implied value of 0.89 of a share of Valley stock to be exchanged for each share of 1st United common stock that was utilized by KBW was $8.66, based on the closing price of Valley common stock on May 6, 2014.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of 1st United to 32 selected banks and bank holding companies traded on NASDAQ or the New York Stock Exchange and headquartered in the Southeast region of the United States with total assets between $1 billion and $5 billion.

The selected companies included in 1st United’s “peer” group were:

TowneBank	Park Sterling Corporation
Simmons First National Corporation	Hampton Roads Bankshares, Inc.
Ameris Bancorp	Yadkin Financial Corporation
City Holding Company	Summit Financial Group, Inc.
First Bancorp	C&F Financial Corporation
BNC Bancorp	American National Bankshares Inc.
Cardinal Financial Corporation	WashingtonFirst Bankshares, Inc.
CenterState Banks, Inc.	Middleburg Financial Corporation
Capital City Bank Group, Inc.	Colony Bankcorp, Inc.
State Bank Financial Corporation	National Bankshares, Inc.
First Community Bancshares, Inc.	Community Bankers Trust Corporation
Fidelity Southern Corporation	Premier Financial Bancorp, Inc.
Square 1 Financial, Inc.	Palmetto Bancshares, Inc.
Seacoast Banking Corporation of Florida	Eastern Virginia Bankshares, Inc.
NewBridge Bancorp	Peoples Bancorp of North Carolina, Inc.
CommunityOne Bancorp	Monarch Financial Holdings, Inc.

To perform this analysis, KBW used financial information as of the most recent reported period available (which, in the case of 1st United, was the fiscal quarter ended March 31, 2014) and market price information as of May 6, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for 1st United and the selected companies, except in the case of 2014 estimated earnings for 1st United which were prepared by 1st United management. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in 1st United’s historical financial statements, the data prepared by RP Financial presented under the section “Proposal 1 of the 1st United Special Meeting — The Merger — Opinions of 1st United’s Financial Advisors — Opinion of RP Financial, LC” or the data prepared by Sandler O’Neill presented under the section “Proposal 1 of the Valley Special Meeting — Amendment to Valley’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Valley’s Common Stock by 100,000,000 Shares — Opinion of Sandler O’Neill,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance for the last-twelve-months (“LTM”) of 1st United and the selected companies in its “peer” group:

	1st United	25th Percentile	Peer Group Average	Peer Group Median	75th Percentile
LTM Core Return on Average Assets(1)	0.54%	0.60%	0.93%	0.83%	1.09%
LTM Core Return on Average Equity(1)	3.89%	5.79%	9.03%	7.76%	11.44%
LTM Net Interest Margin	5.25%	3.55%	4.16%	3.95%	4.33%
LTM Fee Income / Revenue Ratio(2)	(14.9%)	17.8%	22.2%	22.1%	27.8%
LTM Efficiency Ratio	71.5%	76.8%	69.6%	71.1%	61.8%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring revenues/expenses.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following ratios concerning the financial condition of 1st United and the selected companies in its “peer” group:

	1st United	25th Percentile	Peer Group Average	Peer Group Median	75th Percentile
Tangible Common Equity / Tangible Assets	10.03%	7.33%	8.86%	8.54%	9.73%
Total Risk-Based Capital / Risk-Weighted Assets	15.58%	14.41%	16.23%	16.01%	17.48%
Loans / Deposits	81.1%	73.2%	79.0%	80.1%	87.7%
Loan Loss Reserve / Gross Loans	0.87%	1.16%	1.60%	1.50%	1.84%
Nonperforming Assets / Loans + OREO	3.17%	4.45%	3.41%	3.06%	1.90%
LTM Net Charge-Offs / Average Loans	0.33%	0.60%	0.44%	0.31%	0.19%

In addition, KBW’s analysis showed the following, to the extent publicly available but excluding the impact of certain selected company LTM earnings per share (“EPS”) multiples considered to be not meaningful, concerning the market performance of the selected companies in 1st United’s peer group:

	1st United		25th Percentile		Peer Group Average		Peer Group Median		75th Percentile
One Year Stock Price Change	7.6%		2.2%		16.6%		10.5%		28.2%
One Year Total Return	10.0%		4.9%		18.1%		12.2%		29.3%
YTD Stock Price Change	(5.0%)		(10.7%)		(4.8%)		(3.6%)		3.4%
Stock Price / Book Value per Share	1.06	x	0.95	x	1.24	x	1.15	x	1.47	x
Stock Price / Tangible Book Value per Share	1.49	x	1.14	x	1.40	x	1.32	x	1.58	x
Stock Price / LTM EPS	30.1	x	11.7	x	15.2	x	13.8	x	18.3	x
Stock Price / 2014 EPS(1)	20.0	x	12.8	x	17.2	x	16.4	x	20.2	x
Stock Price / 2015 EPS(1)	15.1	x	11.3	x	13.2	x	12.5	x	13.6	x
Dividend Yield(2)	1.1%		0.0%		1.2%		0.8%		2.1%
Dividend Payout(3)	33.3%		20.9%		30.5%		29.2%		39.0%

(1)	Based on 1st United management EPS estimate for 1st United in 2014, First Call consensus EPS estimate for 1st United in 2015 and First Call consensus EPS estimates for the selected companies.
(2)	Dividend yield calculated using last quarter dividend annualized excluding special dividends.
(3)	Dividend payout calculated using last quarter dividend annualized excluding special dividends as a percentage of LTM EPS.

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Valley to 16 selected banks and bank holding companies traded on NASDAQ or the New York Stock Exchange and headquartered in the Mid-Atlantic region of the United States with total assets between $5 billion and $50 billion.

The selected companies included in Valley’s “peer” group were:

New York Community Bancorp, Inc.	Northwest Bancshares, Inc.
First Niagara Financial Group, Inc.	NBT Bancorp Inc.
Signature Bank	Provident Financial Services, Inc.
Susquehanna Bancshares, Inc.	Community Bank System, Inc.
Fulton Financial Corporation	Sterling Bancorp
Astoria Financial Corporation	First Commonwealth Financial Corporation
F.N.B. Corporation	Tompkins Financial Corporation
National Penn Bancshares, Inc.	Customers Bancorp, Inc.

To perform this analysis, KBW used financial information as of the most recent reported period available (which, in the case of Valley, was the fiscal quarter ended March 31, 2014) and market price information as of May 6, 2014. Earnings estimates for 2014 and 2015 were taken from a nationally recognized earnings estimate consolidator for Valley and the selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Valley’s historical financial statements, the data prepared by RP Financial presented under the section “Proposal 1 of the 1st United Special Meeting — The Merger — Opinions of 1st United’s Financial Advisors — Opinion of RP Financial, LC” or the data prepared by Sandler O’Neill presented under the section “Proposal 1 of the Valley Special Meeting — Amendment to Valley’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Valley’s Common Stock by 100,000,000 Shares — Opinion of Sandler O’Neill,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance for the last-twelve-months of Valley and the selected companies in its “peer” group:

	Valley	25th Percentile	Peer Group Average	Peer Group Median	75th Percentile
LTM Core Return on Average Assets(1)	0.74%	0.78%	0.91%	0.95%	1.02%
LTM Core Return on Average Equity(1)	7.82%	6.12%	7.88%	8.03%	8.76%
LTM Net Interest Margin	3.20%	3.33%	3.38%	3.47%	3.63%
LTM Fee Income / Revenue Ratio(2)	17.2%	16.6%	21.4%	23.8%	25.8%
LTM Efficiency Ratio	68.4%	63.9%	59.1%	61.7%	57.6%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring revenues/expenses.
(2)	Excludes gain/loss on sale of securities.

KBW’s analysis also showed the following ratios concerning the financial condition of Valley and the selected companies in its “peer” group:

	Valley	25th Percentile	Peer Group Average	Peer Group Median	75th Percentile
Tangible Common Equity / Tangible Assets(1)	6.91%	7.38%	8.29%	7.95%	9.19%
Total Risk-Based Capital / Risk-Weighted Assets	11.85%	12.95%	14.38%	13.63%	15.22%
Loans / Deposits	103.8%	81.3%	93.8%	91.6%	101.3%
Loan Loss Reserve / Gross Loans	0.91%	0.95%	1.10%	1.11%	1.27%
Nonperforming Assets / Loans + OREO	1.96%	1.70%	1.49%	1.22%	0.88%
LTM Net Charge-Offs / Average Loans	0.30%	0.36%	0.27%	0.27%	0.17%

(1)	Tangible common equity and tangible assets for Valley include loan servicing rights as intangible assets, as reported by Valley for the quarter ended March 31, 2014.

In addition, KBW’s analysis showed the following, to the extent publicly available but excluding the impact of certain selected company LTM EPS multiples and 2014 estimated EPS multiples considered to be not meaningful, concerning the market performance of Valley and the selected companies in Valley’s peer group:

	Valley		25th Percentile		Peer Group Average		Peer Group Median		75th Percentile
One Year Stock Price Change	5.5%		4.7%		13.5%		10.0%		22.4%
One Year Total Return	11.4%		7.9%		17.2%		16.5%		25.0%
YTD Stock Price Change	(3.9%)		(15.1%)		(10.0%)		(11.2%)		(6.7%)
Stock Price / Book Value per Share	1.25	x	0.99	x	1.21	x	1.11	x	1.26	x
Stock Price / Tangible Book Value per Share(1)	1.78	x	1.40	x	1.74	x	1.57	x	1.90	x
Stock Price / LTM EPS	14.3	x	13.5	x	15.4	x	14.7	x	17.5	x
Stock Price / 2014 EPS(2)	17.4	x	13.3	x	14.8	x	14.0	x	15.6	x
Stock Price / 2015 EPS(2)	15.7	x	12.3	x	13.7	x	12.6	x	14.3	x
Dividend Yield(3)	4.5%		2.3%		2.9%		3.5%		3.9%
Dividend Payout(4)	64.7%		43.8%		53.1%		51.2%		61.5%

(1)	Tangible book value per share for Valley includes loan servicing rights as intangible assets, as reported by Valley for the quarter ended March 31, 2014.
(2)	Based on First Call consensus EPS estimates.
(3)	Dividend yield calculated using last quarter dividend annualized excluding special dividends.
(4)	Dividend payout calculated using last quarter dividend annualized excluding special dividends as a percentage of LTM EPS.

No company used as a comparison in the above selected companies analyses is identical to 1st United or Valley. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 30 selected bank and thrift transactions announced since January 1, 2013 with transaction values of between $100 million and $500 million excluding terminated transactions and mergers of equals. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Southside Bancshares, Inc.	OmniAmerican Bancorp, Inc.
Chemical Financial Corporation	Northwestern Bancorp
Eastern Bank Corporation	Centrix Bank & Trust
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
CenterState Banks, Inc.	First Southern Bancorp, Inc.
BancorpSouth, Inc.	Central Community Corporation
TriCo Bancshares	North Valley Bancorp
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
Old National Bancorp	United Bancorp, Inc.
Provident Financial Services, Inc.	Team Capital Bank
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Old National Bancorp	Tower Financial Corporation
Prosperity Bancshares, Inc.	F & M Bancorporation Inc.
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
Prosperity Bancshares, Inc.	FVNB Corp.
First Federal Bancshares of Arkansas, Inc.	First National Security Company
Home BancShares, Inc.	Liberty Bancshares, Inc
Union First Market Bankshares Corporation	StellarOne Corporation
First Merchants Corporation	CFS Bancorp, Inc.
SCBT Financial Corporation	First Financial Holdings, Inc.
F.N.B. Corporation	PVF Capital Corp.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.

For each selected transaction, KBW derived, to the extent publicly available, the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the then latest publicly available financial statements of the acquired company and other publicly available information available prior to the announcement of the acquisition:

•	LTM EPS of the acquired company;

•	current year estimated EPS (“FWD EPS”) of the acquired company;

•	tangible book value per share of the acquired company; and

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000).

KBW also reviewed the price per common share paid for the acquired company for each selected transaction as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction multiples and one-day market premiums for the selected transactions were compared with the corresponding transaction multiples and one-day market premium for the proposed merger based on the implied value of the merger consideration of $8.66 per share of 1st United common stock and using historical financial information for 1st United as of March 31, 2014, 1st United’s 2014 estimated EPS per 1st United management and the closing price of 1st United common stock on May 6, 2014. KBW also derived the implied transaction multiple of 18.0x for the proposed merger using the First Call consensus 2015 estimated EPS for 1st United.

The results of the analysis, excluding the impact of certain selected transaction LTM EPS and FWD EPS multiples considered to be not meaningful, are set forth in the following table:

Transaction Price to:	1st United		Selected Transactions 25th Percentile		Selected Transactions Average		Selected Transactions Median		Selected Transactions 75th Percentile
LTM EPS	36.1	x	15.8	x	21.2	x	17.6	x	22.3	x
FWD EPS(1)	24.0	x	16.8	x	22.0	x	19.6	x	25.1	x
Tangible Book Value per Share	1.78	x	1.48	x	1.79	x	1.74	x	2.04	x
Core Deposit Premium	11.3%		6.9%		9.8%		11.3%		12.7%
One-Day Market Premium	19.8%		15.4%		35.1%		33.5%		48.5%

(1)	Based on 1st United management EPS estimate for 1st United in 2014 and consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial and reported at announcement, for the selected transactions.

No company or transaction used as a comparison in the above selected transaction analyses is identical to 1st United or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative stand alone contribution of Valley and 1st United to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Valley and 1st United as of March 31, 2014, (ii) First Call consensus 2014 and 2015 EPS estimates for Valley and 1st United management’s 2014 EPS estimate and the First Call consensus 2015 EPS estimate for 1st United and (iii) market price data as of May 6, 2014. The results of KBW’s analysis are set forth, and compared to the implied pro forma ownership percentages of Valley and 1st United shareholders in the combined company based on the 0.89 exchange ratio, in the following table:

	Valley as a % of Total	1st United as a % of Total
Ownership
100% stock (0.89 exchange ratio)	87%	13%

Balance Sheet
Assets	90%	10%
Gross Loans Held for Investment	91%	9%
Deposits	89%	11%
Tangible Common Equity(1)	87%	13%

Net Income to Common
LTM GAAP Net Income	94%	6%
2014 Estimated GAAP Net Income	90%	10%
2015 Estimated GAAP Net Income	88%	12%

Market Capitalization
Current Market Capitalization	89%	11%

(1)	Valley tangible common equity as reported for the quarter ended March 31, 2014 and includes loan servicing rights as intangible assets.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of 1st United. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of 1st United prepared, and provided to KBW, by 1st United management or, in the case of 2015 estimated earnings, obtained from First Call consensus at the direction of 1st United management, and assumed discount rates ranging from 12.0% to 15.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that 1st United could generate over the period from 2015 to 2019 as a stand-alone company, and (ii) the present value of 1st United’s implied terminal value at the end of such period. KBW assumed that 1st United would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained represented dividendable cash flows for 1st United. In calculating the terminal value of 1st United, KBW applied a range of 13.0x to 16.0x estimated 2020 earnings. This discounted cash flow analysis resulted in a range of implied values per share of 1st United common stock of approximately $6.08 per share to $7.92 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of 1st United.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Valley and 1st United. Using closing balance sheet estimates as of December 31, 2014 for Valley and 1st United based on long-term balance sheet growth rate assumptions provided by the respective managements of Valley and 1st United, 2014 and 2015 earnings estimates for Valley per First Call consensus, 2014 earnings estimates for 1st United prepared by 1st

United management, 2015 earnings estimates for 1st United per First Call consensus and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by Valley management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Valley. This analysis indicated the merger could be accretive to Valley’s 2015 estimated EPS and dilutive to Valley’s estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of Valley’s tangible common equity to tangible assets ratio, leverage ratio and Tier 1 Risk-Based Capital Ratio as of December 31, 2014 could be higher and that Valley’s Total Risk Based Capital Ratio as of December 31, 2014 could be lower. For all of the above, the actual results achieved by Valley following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to 1st United in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to ongoing sales and trading relationships between KBW and each of 1st United and Valley, from time to time KBW has, in the ordinary course of its business as a broker-dealer, purchased securities from, or sold securities to, 1st United and Valley. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of 1st United and Valley for its own account and for the accounts of its customers. Any KBW proprietary or employee positions in 1st United and Valley, as of the date of KBW’s opinion, were disclosed to 1st United.

Pursuant to the KBW engagement agreement, 1st United agreed to pay KBW a cash fee, currently expected to be approximately $2.0 million, based on the aggregate merger consideration, of which $500,000 was paid to KBW upon the rendering of its opinion and $1.5 million is payable upon completion of the merger. 1st United also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to 1st United. In April 2012, KBW provided financial advisory services to 1st United in connection with its acquisition of Anderen Financial, Inc. In the past two years, KBW has provided investment banking and financial advisory services to Valley and received compensation for such services. Specifically, KBW served as a joint book-running manager in connection with the registered offering by Valley of subordinated debentures in September 2013 and received compensation of approximately $241,000 for such services. KBW may in the future provide investment banking and financial advisory services to 1st United or Valley and receive compensation for such services.

Opinion of RP Financial, LC

1st United retained RP Financial on April 25, 2014 to render an opinion regarding the fairness from a financial point of view with respect to the merger consideration to be received by 1st United shareholders in the Transaction (the “RPF Fairness Opinion”). In engaging RP Financial for its fairness opinion, the 1st United Board of Directors did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial wished to conduct to enable it to give its opinion. RP Financial has delivered to 1st United its written opinion, dated May 7, 2014, to the effect that, based upon and subject to the matters set forth therein and other matters it considered relevant, as of that date, the merger consideration to be received in connection with the merger with Valley was fair to the 1st United shareholders from a financial point of view. The RPF Fairness Opinion was directed to the Board of Directors of 1st United in its consideration of the merger agreement, and did not constitute a recommendation to any shareholder of 1st United as to any action that such shareholder should take in connection with the merger agreement or otherwise. The RPF Fairness Opinion is directed only to the fairness of the merger consideration to the current holders of 1st United from a financial point of view as of the date of the opinion. A copy of the RPF Fairness Opinion is set forth as Appendix C to this joint proxy statement-prospectus, and 1st United shareholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this joint proxy statement-prospectus.

Pursuant to a letter agreement dated and executed April 25, 2014 by and between RP Financial and 1st United (the “RP Engagement Letter”), RP Financial estimates that it will receive from 1st United total professional fees of approximately $150,000 plus reimbursement of certain out-of-pocket expenses, for its fairness opinion services in connection with the merger.

In addition, 1st United has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the RP Engagement Letter, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws), actually incurred by RP Financial and attributable to: (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by an authorized officer of 1st United to RP Financial; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by an authorized officer of 1st United to RP Financial, or (iii) any action or omission to act by 1st United, or 1st United’s respective officers, directors, employees or agents, which action or omission is willful. Notwithstanding the foregoing, 1st United will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought.

In addition, if RP Financial is entitled to indemnification from 1st United and in connection therewith incurs legal expenses in defending any legal action challenging the opinion of RP Financial where RP Financial is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, 1st United will indemnify RP Financial for all reasonable expenses.

In rendering its opinion, RP Financial reviewed the following:

•	the merger agreement, as reviewed by the 1st United Board of Directors on May 7, 2014, and certain exhibits;

•	the following financial information for 1st United — (a) audited consolidated financial statements included in the annual reports for the fiscal years ended December 31, 2010 through December 31, 2013; (b) unaudited consolidated financial data, including shareholder reports and financial statements through March 31, 2014; (c) quarterly financial reports submitted to the FDIC by the Bank through March 31, 2014; (d) internal financial and other reports from the beginning of fiscal 2012 through March 31, 2014 with regard to balance sheet and off-balance sheet composition, profitability and balance sheet trends, certain risk factors and 1st United’s operations; (e) historical publicly-available financial information as published by SNL Financial, Inc.; and (f) internally prepared budget information;

•	the financial terms of other recently completed and pending acquisitions of banks in the United States with comparable financial characteristics as 1st United;

•	the financial terms of certain other completed and pending acquisitions of banks in the United States with assets that are subject to FDIC shared-loss agreements;

•	the financial terms of certain other recently completed and pending acquisitions of banks headquartered in Florida;

•	the financial characteristics of banks in the United States with a non-interest bearing deposit level comparable to 1st United;

•	banks in the Southeastern United States with certain comparable financial characteristics as 1st United;

•	the estimated pro forma financial benefits of the merger to 1st United shareholders;

•	in person interviews with senior executive officers of 1st United; and

•	analysis regarding Valley and 1st United and the proposed transaction between Valley and 1st United provided to RP Financial by 1st United.

In addition, RP Financial reviewed or considered the following materials or information for Valley and, as further described below, certain peers of Valley:

•	the annual audited financial statements for the fiscal years ended 2010 to 2013, as presented in Valley’s Form 10-K filings;

•	the quarterly financial report submitted to the OCC by Valley National Bank through March 31, 2014;

•	the quarterly earnings release for Valley for the quarter ended March 31, 2014;

•	historical publicly-available financial and pricing information regarding Valley as published by SNL Financial, Inc.;

•	the recent stock price history for Valley compared to certain peers; and

•	Valley financial information and pricing characteristics versus a peer group of publicly-traded institutions with comparable market capitalization.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning 1st United and Valley furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. RP Financial has further relied on the assurances of management of 1st United and Valley as included in the merger agreement. RP Financial has not been asked to and has not undertaken an independent verification of any of such information and RP Financial does not assume any such responsibility or liability for the accuracy or completeness thereof. 1st United did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of 1st United or Valley or the collectability of any such assets, nor has RP Financial been furnished with any such evaluations or appraisals. RP Financial did not make an independent evaluation of the adequacy of the allowance for loan losses of 1st United or Valley nor has RP Financial reviewed any individual credit files relating to 1st United or Valley.

RP Financial, with 1st United’s consent, has relied upon the advice 1st United has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and other transactions contemplated by the merger agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Valley that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement. RP Financial also assumed that there has been no material change in 1st United or Valley’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statement made available to RP Financial. RP Financial assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

RP Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of May 7, 2014. Events occurring after May 7, 2014 could materially affect the assumptions used in preparing the opinion. In connection with rendering its opinion dated May 7, 2014, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration to 1st United shareholders was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and RP Financial believes its analyses must be considered as a whole. Selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and other factors could create an incomplete view of the process underlying RP Financial’s opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of 1st United and Valley, as well as RP Financial’s experience in securities valuation, its knowledge of financial institutions, its knowledge of the current operating and mergers & acquisitions environments for financial institutions, and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to 1st United and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the merger consideration to 1st United shareholders, and they do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial’s analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates.

Comparable Transactions Analysis. RP Financial compared the merger on the basis of the multiples or ratios of reported earnings, tangible book value and tangible book premium to core deposits to a selected comparable group of completed and pending bank mergers and acquisitions. The comparable targets group consisted of all acquisitions of commercial banks or commercial bank holding companies in the U.S. that were announced between January 1, 2012 and May 2, 2014, where the institution being acquired was profitable and reported assets of between $1.0 billion and $3.0 billion. There were a total of 23 transactions included in the comparable targets group as follows:

WNB Bancshares Inc.	TX	Firstbank Corp.	MI
LegacyTexas Group Inc.	TX	Liberty Bancshares Inc	AR
West Coast Bancorp	OR	Sterling Bancorp	NY
Summit Bancorp Inc.	AR	MetroCorp Bancshares Inc.	TX
Coppermark Bancshares	OK	F & M Bancorp. Inc.	OK
Central Community Corp.	TX	First California Financial Grp	CA
Virginia Commerce Bancorp Inc	VA	Encore Bancshares Inc.	TX
Washington Banking Co.	WA	First M&F Corp.	MS
FVNB Corp.	TX	VantageSouth Bancshares	NC
ConnectOne Bancorp Inc.	NJ	VIST Financial Corp.	PA
Alliance Financial Corp.	NY	Southern Community Financial	NC
		Home Federal Bancorp	ID

RP Financial also considered the pricing multiples of two additional peer groups that were similar to 1st United in terms of geographic location (the “Florida Targets group”) or unique financial characteristics (the “Loss Share Targets group”). The Florida Targets group consisted of all acquisitions of commercial banks or commercial bank holding companies in Florida that were announced between January 1, 2012 and May 2, 2014, where the institution being acquired reported assets between $500 million and $5.0 billion and a ratio of non-performing assets to assets of less than 4.0%. There were a total of 6 transactions included in this group as follows:

BANKshares Inc.	FL
First Southern Bancorp Inc.	FL
JGB Bank NA	FL
Florida Shores Bancorp Inc.	FL
Gulfstream Bancshares Inc.	FL
CM Florida Holdings Inc.	FL

The Loss Share Targets group consisted of all acquisitions of commercial banks or commercial bank holding companies in the U.S. that were announced between January 1, 2009 and May 2, 2014, where the institution being acquired was subject to a shared-loss agreement with the FDIC at the announcement date. The shared-loss agreement would have involved loans assumed in a failed bank transaction with the FDIC. There were a total of 11 transactions included in this group as follows:

Washington Banking Co.	WA
First Financial Holdings Inc.	SC
First California Financial Grp	CA
First B&TC of Indiantown	FL
VIST Financial Corp.	PA
Home Federal Bancorp	ID
Citizens South Banking Corp.	NC
First Southern Bancorp Inc.	FL
Center Financial Corp.	CA
South Valley Bancorp Inc.	OR
Central Bancorp Inc.	TX

RP Financial compared the financial condition and recent performance of 1st United to the median financial conditions and recent performance measures of the companies included in the comparable targets group, as displayed in the table below. While the median financial conditions, recent performance and pricing of the Florida Targets group and Loss Share Targets group are shown as well, the comparable targets group was deemed to be the most appropriate comparable transactions group for this methodology, thus the median pricing of the Florida Targets group and Loss Share Targets group were not further considered in the valuation discussion that follows.

	No. of Deals	Assets	TE/A	ROA	Core ROA	ROE	NPAs/ Assets	Merger Pricing Data
								P/TB	P/E	Prem/CD
	(#)	($000)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)
1st United Bancorp(1)	—	1,738,395	10.03	0.47	0.57	3.37	1.71	187.04	37.88	11.73

Comparable Targets
Average	23	1,789,994	8.90	0.86	0.69	9.09	2.03	178.61	21.54	9.65
Median		1,585,786	8.53	0.80	0.72	8.79	1.71	167.24	17.05	10.90

Supplemental Transaction Group Information
Loss Share Targets
Average	11	1,483,991	10.07	0.13	0.25	0.84	3.52	126.57	22.19	4.02
Median		1,485,734	8.67	0.15	0.22	0.87	2.79	131.55	21.05	3.42

Florida Targets
Average	6	1,338,086	10.18	0.51	NA	3.45	1.88	143.96	17.99	5.71
Median		623,198	9.81	0.50	NA	2.57	1.59	142.39	16.45	4.28

(1)	FUBC data as of or for 12 months ended March 31, 2014. Peer Group data is as of announcement date.

The median pricing multiples (price/tangible book value multiple, price/earnings multiple and core deposit premium multiple) of the comparable targets group were applied to 1st United’s actual financial measures (tangible book value, earnings and core deposits) to derive a valuation range before adjustments. A downward adjustment was then made to account for the earnings difference between the comparable targets group and 1st United. The resulting valuation range was $6.25 to $6.60 per share, which was below the estimated offer price per share of $9.09 as of May 7, 2014 based on Valley’s 10-trading day average price of $10.21 through May 2, 2014.

Control Premium Analysis. The control premium analysis applies a multiple to the pre-announcement fair market value or trading value of an acquisition target’s common stock at various points in time (1-week and 1-month prior to announcement) to derive a sale of control value for a share of the acquisition target’s stock. It is a two-step process.

First the fair market value of a minority share of 1st United common stock is estimated based on a peer group of comparable publicly-traded companies. Then a multiple is applied to the fair market value and the trading value of 1st United’s stock based on control premium multiples paid in comparable transactions. The resulting valuation range is then compared to the offer price.

The fair market value of 1st United’s stock was based on the trading multiples of two groups of comparable publicly-traded institutions. The Southeast peer group consisted of publicly-traded (listed on NASDAQ or the NYSE) commercial banks or commercial bank holding companies headquartered in the states of Florida, Alabama, Georgia, Mississippi, North Carolina or South Carolina with assets between $1.0 and $3.0 billion and positive earnings. There were a total of 10 institutions included in the Southeast peer group as follows:

Seacoast Banking Corp. of FL	FL
Palmetto Bancshares Inc.	SC
Fidelity Southern Corp.	GA
NewBridge Bancorp	NC
Peoples Bancorp of NC Inc.	NC
Park Sterling Corporation	NC
Colony Bankcorp Inc.	GA
State Bank Finl Corp.	GA
Capital City Bank Group Inc.	FL
CenterState Banks	FL

The high non-interest bearing (“NIB”) deposit peer group consisted of publicly-traded commercial banks or commercial bank holding companies across the U.S. with assets between $1.0 and $3.0 billion, a ratio of NIB deposits to deposits above 30%, and positive earnings. This group was selected because of the pricing premium applied by the market to depository institutions that have a relatively high level of NIB deposits. There were a total of 13 institutions included in the NIB deposit peer group as follows:

Cascade Bancorp	OR
TriCo Bancshares	CA
First of Long Island Corporation	NY
QCR Holdings, Inc.	IL
CoBiz Financial Inc.	CO
Pacific Continental Corporation	OR
Suffolk Bancorp	NY
Guaranty Bancorp	CO
CU Bancorp	CA
Central Valley Community Bancorp	CA
Heritage Commerce Corp	CA
Bridge Bancorp, Inc.	NY
Heritage Oaks Bancorp	CA

RP Financial compared the financial condition and recent performance of 1st United to the median financial conditions and recent performance measures of the peer groups, as displayed in the table as follows.

Peer Group Summary Financial and Trading Price Characteristics
	No. of Companies	Assets	TE/A	ROA	Core ROA	ROE	Adjusted NPAs/ Assets(1)	Covered Loans/ Loans	Non-Interest Bearing Deposits/ Deposits	Pricing Data
										P/TB	P/E
	(#)	($000)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)
1st United Bancorp(2)	—	1,738,395	10.03	0.47	0.57	3.37	0.85	19.81	37.75	148.56	30.08

Southeast Peer Group
Average	10	2,045,251	9.90	1.04	1.15	10.34	1.63	3.71	22.65	123.45	17.68
Median		2,177,131	8.95	0.76	0.82	6.82	1.42	0.00	22.96	123.28	14.37

High NIB Deposit Peer Group
Average	13	1,904,886	9.56	1.04	1.14	10.02	0.65	0.00	36.49	148.63	17.37
Median		1,715,816	9.55	0.86	0.90	8.31	0.63	0.00	34.93	150.60	15.80

(1)	Excludes performing restructured loans.
(2)	FUBC data as of or for 12 months ended March 31, 2014. Peer Group data is as of announcement date. Source: SNL Financial, LC.

After adjusting for differences between the peer group median financial condition and performance measures versus those of 1st United, a fair market value was derived for 1st United.

Then, a control premium analysis, which involved applying a control premium to the fair market value of 1st United stock that RP Financial derived as well as to the actual trading value of 1st United stock as of May 2, 2014, was performed to arrive at a range of sale of control values under this approach. The control premium applied was the median of the 1-week and 1-month premiums paid over the trading value of the stock of the comparable targets listed in the comparable transactions analysis (i.e., acquisition price at announcement divided by price of target 1-week and 1-month prior to announcement date). Focusing on the medians, RP Financial applied a 30% control premium to the range of trading values.

Applying this premium to the fair market value of 1st United’s stock that RP Financial derived and to the actual closing price of FUBC’s stock as of May 2, 2014 resulted in a sale of control valuation range of $7.30 to $9.40 per share compared to the estimated offer price per share of $9.09 as of May 7, 2014.

Discounted Cash Flow Analysis. RP Financial evaluated the value per share of the current offer to the implied value of 1st United’s current business plan. Using 1st United’s 2014 budget data as a base, RP Financial extrapolated projected asset growth and profitability to 5 years assuming: (1) asset growth of 5.3% from March 31, 2014 through December 31, 2014 and annual asset growth of 7.5% thereafter through 2018; and (2) return on average assets of 0.70%, increasing to 0.85% in 2015 and 10% annually after 2014, to equal 1.14% by 2018. RP Financial assumed a year 5 terminal value based on assumed acquisition premiums 5 years from today. Interim cash flows (dividends) were assumed at an amount that maintained a tangible common equity to assets ratio of 9.0%, including a return of capital in year 1 of the projections. RP Financial discounted the future cash flows, including an assumed sale of 1st United at year 5, back to present value at discount rates of 13.0% and 15.0%. The present per share value generated by the discounted cash flow under these assumptions ranged from $7.30 per share to $7.85 per share. This present per share value compared to the proposed transaction value of $9.09 per share supported the fairness conclusion.

Pro Forma Impact Analysis. Since the merger consideration consists solely of Valley’s common stock, RP Financial also considered the estimated pro forma impact of the merger on 1st United’s financial condition, operating results and stock pricing ratios. Specifically, RP Financial considered that the merger is anticipated to be accretive to Valley’s pro forma earnings per share within the first year of completing the merger, assuming incorporation of certain anticipated merger synergies and core earnings estimates for 1st United and will increase Valley’s market capitalization and shares outstanding. RP Financial also considered other benefits of the merger to 1st United shareholders, including the increased liquidity given Valley’s larger size, greater market capitalization and greater number of shares outstanding. Furthermore, RP Financial considered the pro forma balance sheet impact of the merger assuming a number of purchase accounting adjustments that could reasonably be applied to certain of 1st United’s assets to determine the pro forma GAAP and regulatory capital position of Valley.

RP Financial’s opinion and presentation to the 1st United Board of Directors was one of many factors taken into consideration by the 1st United Board of Directors in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the 1st United Board of Directors in connection with issuing the May 7, 2014 opinion, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Appendix C, which common shareholders of 1st United are urged to read in its entirety.

2014 Financial Forecasts and Projections Exchanged

Valley and 1st United do not as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective confirmatory due diligence, Valley requested, and 1st United’s management provided Valley and its financial advisor with, certain non-public financial forecasts and projections prepared by 1st United’s management, and 1st United requested, and Valley’s management provided 1st United and its financial advisors with, certain non-public financial forecasts and projections prepared by Valley’s management.

Set forth below is a summary of the material financial forecasts and projections that were provided by 1st United to Valley, by Valley to 1st United and by 1st United to the financial advisors to 1st United and Valley:

Summary of Financial Forecasts and Projections Provided by 1st United and Valley for the Year Ending December 31, 2014 (all amounts are approximate)

	1st United	Valley
	(dollars in thousands except per share data)
Net Income Available to Common Shareholders	$12,450	$116,931
Earnings Per Share	$0.36	$0.58
Return on Average Assets	0.69%	0.71%
Return on Average Equity	5.18%	7.50%
Total Average Assets	$1,862,000	$16,480,601

The financial forecasts and projections set forth above represent the projections prepared by 1st United and delivered to Valley and prepared by Valley and delivered to 1st United prior to the announcement of the merger. The forecasts and projections provided by each party to the other were contained in each party’s budget for 2014, each of which was prepared at approximately year-end 2013 for purposes of internal planning, and these forecasts and projections did not include any infrequent items of income or expense. At the time the financial forecasts and projections were prepared, they represented the best estimates and judgments of the management teams of 1st United and Valley, respectively, that prepared the forecasts and projections in good faith. These financial forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The financial forecasts and projections represent Valley’s and 1st United’s independent forecasts and projections. The financial forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Valley and 1st United special meetings will be held several months after the financial forecasts and projections were prepared, as well as the uncertainties inherent in any financial forecasts and projections, shareholders of Valley and 1st United are cautioned not to rely on these financial forecasts and projections as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts and projections of 1st United and Valley involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page [—] and “Forward-Looking Statements” beginning on page [—], all of which are difficult to predict and many of which are beyond the control of 1st United and Valley and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts and projections prepared by 1st United and Valley represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these financial forecasts and projections should not be interpreted as an indication that 1st United or Valley considers this information as necessarily predictive of actual future results, and this information should not be relied on for that purpose. Valley and its management did not participate in preparing, and do not express any view on, the 1st United financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections. 1st United and its management did not participate in preparing, and do not express any view on, the Valley financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections.

The prospective financial information of 1st United and Valley included in this joint proxy statement-prospectus has been prepared by, and is the responsibility of, the management teams of 1st United and Valley, respectively. Neither 1st United’s or Valley’s auditors, nor any other independent registered public accounting firm, nor 1st United’s or Valley’s financial advisors have examined, compiled or performed any procedures with respect to these forecasts or projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither Valley nor 1st United intends to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Regulatory Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Valley and 1st United have also agreed to cooperate and use all reasonable efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents approvals and authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as possible.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger.

Office of the Comptroller of the Currency. Immediately following the merger, Valley intends to merge 1st United Bank with and into Valley National Bank, with Valley National Bank as the surviving bank. Completion of the bank merger is subject to receipt of the approval of the OCC under the Bank Merger Act. Application for approval of the bank merger has been filed with the OCC and is subject to a 30-day comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks and the convenience and needs of the community to be served as well as the banks’ effectiveness in combating money-laundering activities. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. At this time, the OCC’s decision on the application is pending.

Under the Community Reinvestment Act of 1977 (the “CRA”), the OCC must take into account the record of performance of each of Valley National Bank and 1st United Bank in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the banks.

Federal Reserve. Valley will file a request with the Federal Reserve Bank of New York seeking confirmation of an exemption from approval by the Federal Reserve for Valley’s acquisition of 1st United by merger of 1st United with and into Valley. Valley will state in the request that it is Valley’s position that the merger meets all of the conditions for transactions that do not require approval by the Federal Reserve. These conditions include, among others, that 1st United will not be operated as a separate subsidiary by Valley, the merger of 1st United Bank, 1st United’s banking subsidiary, into Valley National Bank, Valley’s banking subsidiary, will require the prior approval of the OCC under the Bank Merger Act, the subsidiaries of 1st United and 1st United Bank will not be engaged in activities upon closing of the merger which would require prior approval of the Federal Reserve under the Bank Holding Company Act, and Valley, before and after the consummation of the merger, will meet the capital adequacy guidelines of the Federal Reserve.

Florida Office of Financial Regulation. Valley National Bank has submitted a notice filing to the Florida Office of Financial Regulation setting forth the name of 1st United Bank as the Florida state-chartered bank that will be merged with and into Valley National Bank and the projected effective date of the merger. The approval of the Florida Office of Financial Regulation is not required.

Federal Deposit Insurance Corporation. Valley and 1st United have submitted to the FDIC a request for the FDIC’s written consent to the assignment of the shared-loss agreements between 1st United Bank and the FDIC to Valley National Bank. Receipt of the FDIC’s written consent to the assignment of the shared-loss agreements between 1st United Bank and the FDIC is a condition to closing of the merger. As of the date of this joint proxy statement-prospectus, Valley has received the FDIC’s written consent to the assignment of such shared-loss agreements.

Valley and 1st United are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Valley and 1st United intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the 1st United’s or Valley’s special meeting.

Resale Considerations Regarding Valley Common Stock

The shares of Valley common stock that will be issued if the merger is consummated will have been registered under the Securities Act of 1933, as amended. These registered shares will be freely transferable, including those shares received by directors and executive officers of 1st United.

Accounting Treatment of the Merger

Valley will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of 1st United will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Financial statements and reported results of operations of Valley issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of 1st United.

Material Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of 1st United common stock that exchange their shares of 1st United common stock for shares of Valley common stock in the merger.

The discussion set forth herein is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. You should consult with your own tax advisor as to the state, local or foreign tax consequences of the merger in your particular circumstances.

This discussion is addressed only to those 1st United shareholders who hold their shares of 1st United common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	subject to the alternative minimum tax provisions of the Code;

•	a holder of 1st United common stock that received 1st United common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of 1st United common stock that holds 1st United common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

•	subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of 1st United common stock that is for U.S. federal income tax purposes (i) an individual citizen or tax resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds 1st United common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding 1st United common stock should consult their own tax advisors.

Tax Consequences of the Merger

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, subject to the limitations set forth above, upon exchanging your 1st United common stock for Valley common stock, you will not recognize gain (except to the extent of any cash which you may receive) or loss pursuant to Section 354(a) of the Code. The aggregate tax basis in the shares of Valley common stock that you receive in the merger will, pursuant to Section 358(a), equal your aggregate adjusted tax basis in the 1st United common stock you surrender. Your holding period for the shares of Valley common stock that you receive in the merger will, pursuant to Section 1223(1), include your holding period for the shares of 1st United common stock that you surrender (reduced by the amount of any cash you receive but increased by any gain you may have recognized) in the exchange. If you acquired different blocks of 1st United common shares at different times or at different prices, the Valley common stock you receive will, pursuant to Treasury Regulation Section 1.358-2, be allocated pro rata to each block of 1st United common stock, and the basis and holding period of each block of Valley common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of 1st United common stock exchanged for such block of Valley common stock.

Closing Tax Opinions of Each of Day Pitney LLP and Gunster, Yoakley & Stewart, P.A.

It is a condition to Valley’s obligation to complete the merger that Valley receive an opinion from Day Pitney LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to 1st United’s obligation to complete the merger that 1st United receive an opinion from Gunster, Yoakley & Stewart, P.A., dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Valley and 1st United and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Valley and 1st United have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth above. In addition, if any of the representations upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Tax matters are complicated and the tax consequences of the merger to each holder of 1st United common stock will depend on the facts of each such shareholder’s particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to all holders’ special situations. 1st United shareholders are urged to consult their own tax advisors about the federal income tax consequences under their own particular facts and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.

No Dissenters’ Rights

Under applicable Florida law, 1st United shareholders do not have dissenters’ rights of appraisal in connection with the merger.

Litigation Relating to the Merger

A case was filed on May 27, 2014 in the Circuit Court for the 15th Judicial Circuit in and for Palm Beach County, Florida, on behalf of a putative class of 1st United shareholders against 1st United, 1st United’s directors and Valley challenging the merger of 1st United with and into Valley (John Solak v. 1st United, et al. (No. 2014-CA-6391)). The complaint alleges that the individual defendants, who are directors of 1st United, breached their fiduciary duties of loyalty, care, independence, good faith and fair dealing owed to the shareholders of 1st United, and that 1st United and Valley aided and abetted the alleged fiduciary breaches. The complaint generally alleges that the merger consideration is unfair to 1st United shareholders, that Valley gets the benefits of the merger, that management of 1st United have material conflicts of interest and that the merger agreement has preclusive deal protection devices. The complaint seeks, among other things, an order enjoining the defendants from proceeding with and consummating the transaction, and other equitable and monetary relief. 1st United, the individual defendants and Valley vigorously deny the claims. 1st United’s Board of Directors believes that this is a typical meritless strike suit. 1st United and the individual defendants intend to defend the claims vigorously. A similar such prior action filed in the same court on May 22, 2014, Louis Chaykin v 1st United et al. (No. 2014 CA006268), was voluntarily dismissed by the named plaintiff on June 2, 2014.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

General Description

The merger agreement provides for the merger of 1st United with and into Valley, with Valley as the surviving entity. A closing under the merger agreement is to occur on the day which is the last day of the fiscal quarter which is five business days after receipt of all necessary regulatory and governmental approvals and consents (including the expiration of all applicable statutory waiting periods) and the satisfaction or waiver of all conditions to closing. The merger agreement also provides that Valley and 1st United may agree on a different closing date. The merger will become effective at the time specified in a certificate of merger which Valley and 1st United will prepare and which Valley will file with the New Jersey Department of Treasury, Division of Commercial Recording and the Florida Secretary of State simultaneous with the closing. Immediately after the merger is effective, 1st United Bank will merge with and into Valley National Bank, with Valley National Bank as the surviving entity.

Consideration

At the effective time of the merger, each share of 1st United common stock will be converted into, and become the right to receive, 0.89 of a share of Valley common stock, subject to adjustment. The 0.89 exchange ratio will be adjusted (i) if the average closing market price of Valley common stock during the twenty trading-day period ending five trading days before the closing date (the Average Closing Price) is less than $8.09, Valley will increase the exchange ratio or, in its sole discretion, pay an amount of cash, such that the consideration payable to 1st United shareholders in the merger is equal to $7.20 or (ii) if the Average Market Price is greater than $12.13, Valley will decrease the exchange ratio such that the consideration payable to 1st United shareholders in the merger is equal to $10.80. The effect of this provision is that 1st United shareholders will receive consideration per share no less than $7.20 and no greater than $10.80. No fractional shares of Valley common stock will be issued. In lieu of fractional shares of Valley common stock, each holder of 1st United common stock who would be entitled to a fractional interest will instead receive an amount in cash determined by multiplying his or her fractional interest by the Average Closing Price.

Treatment of 1st United Stock Options

The merger agreement provides that unexercised 1st United stock options will be cancelled immediately prior to the effective time of the merger and holders of such cancelled 1st United stock options will be entitled to consideration consisting of a cash payment from 1st United at the time of such stock option cancellation in an amount equal to (i) the number of shares of 1st United common stock into which such stock options held are convertible multiplied by (ii) the excess, if any, of (A) Valley’s Average Closing Price, multiplied by the exchange ratio, over (B) the exercise price per share provided for in such 1st United stock options. The payments to the 1st United option holders shall be treated as compensation and shall be net of any applicable federal and state withholding taxes. At the time of receipt of such cash payment, each holder of a 1st United stock option will be required to execute an acknowledgment that all options for such holder have been cancelled.

Bank Merger

Immediately after the merger is effective, 1st United Bank, a Florida state-chartered commercial bank and wholly-owned subsidiary of 1st United, will merge with and into Valley National Bank, a national banking association and wholly-owned subsidiary of Valley, with Valley National Bank surviving the merger and continuing its corporate existence.

Certificate of Incorporation and By-laws

The Valley Restated Certificate of Incorporation and the Valley By-laws as in effect immediately prior to the completion of the merger will be the certificate of incorporation and bylaws of the surviving corporation.

Board of Directors

The directors of Valley as of the effective time of the merger will continue to serve as directors of the surviving corporation.

Exchange of Shares

The exchange of 1st United common stock for Valley common stock will occur after consummation of the merger. No later than five (5) business days after the effective time of the merger, American Stock Transfer and Trust Company will mail a letter of transmittal to each holder of 1st United common stock at the effective time of the merger. This mailing will contain instructions on how to surrender 1st United common stock represented in certificated or book-entry form in exchange for shares of Valley common stock to be received by holders of 1st United common stock in the merger pursuant to the terms of the merger agreement.

Notwithstanding the time of surrender of 1st United common stock, each holder of 1st United common stock at the effective time of the merger will be deemed a shareholder of Valley for all purposes from the effective time of the merger, except that Valley will withhold the payment of dividends to such holder until such holder effects the exchange of 1st United common stock represented in certificated or book-entry form for Valley Common Stock. Such holder of 1st United common stock will receive any withheld dividends, without interest, upon effecting the share exchange.

If a certificate for 1st United common stock has been lost, stolen or destroyed, American Stock Transfer and Trust Company will issue shares of Valley common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant and indemnity agreement and the posting of a bond in such amount as Valley determines is reasonably required as indemnity. Each holder of 1st United common stock at the effective time of the merger will be deemed a shareholder of Valley for all purposes from the effective time of the merger, except that Valley will withhold the payment of dividends to such holder until the exchange of certificates for Valley common stock has occurred. Such holder of 1st United common stock will receive any withheld dividends, without interest, upon the occurrence of the exchange of certificates for Valley common stock.

Each of Valley and American Stock Transfer and Trust Company will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of 1st United common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Valley or American Stock Transfer and Trust Company withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Valley and 1st United, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Valley and 1st United rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Valley, 1st United or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Valley or 1st United. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement-prospectus and in the documents incorporated by reference into this proxy statement-prospectus. See “Information Incorporated by Reference” on page [—].

The merger agreement contains customary representations and warranties of Valley and 1st United relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Valley and 1st United has made representations and warranties regarding, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution and enforceability of the merger agreement;

•	the accuracy of financial information and of information contained in filings with the SEC;

•	fees payable to financial advisors;

•	the absence of changes or events since December 31, 2013 that may have a material adverse effect on the corporation making the representation and warranty;

•	pending or threatened legal proceedings and the absence of material litigation;

•	taxes and tax returns;

•	the vote required for each of Valley’s and 1st United’s shareholder meetings;

•	compliance with applicable laws;

•	environmental matters;

•	the adequacy of the allowance for loan and lease losses and reserve for taxes;

•	no agreements with bank regulators;

•	the filing of required SEC documents and other material reports with governmental agencies and the adequacy and maintenance of internal and disclosure controls;

•	the enforceability and status of certain material contracts;

•	certain loan matters;

•	the filing of regulatory reports;

•	the absence of unlawful payments to third parties;

•	compliance with anti-money laundering laws and anti-terrorism laws; and

•	that either party did not make any untrue statement of a material fact or failure to disclose a material fact to the other party.

1st United also made representations and warranties regarding:

•	properties and insurance;

•	minute books;

•	insider loans;

•	intellectual property matters;

•	employee benefit plans and compliance with employee benefit laws and regulations;

•	excess parachute payments;

•	the taking of actions to exempt the merger from anti-takeover provisions in state law and the certificate of incorporation;

•	the absence of undisclosed indemnification arrangements;

•	the absence of any circumstance that would prevent the merger from being classified as a tax-free reorganization;

•	investment securities, borrowings and deposits; and

•	1st United Bank’s shared-loss agreements with the FDIC.

Valley also made representations and warranties regarding:

•	the absence of acceleration and other benefits to current or former employees as a result of the merger; and

•	subject to Valley shareholders’ approval of the Charter Amendment, the due and valid reservation of Valley common stock for issuance under the terms and conditions of the merger agreement.

Certain representations and warranties of Valley and 1st United are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Valley or 1st United, means any effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that “material adverse effect” will not be deemed to include the impact of:

•	changes in laws and regulations (or interpretations of such laws and regulations by courts or governmental agencies) affecting banks or their holding companies generally;

•	changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies;

•	actions and omissions of a party to the merger agreement (including their subsidiaries) taken with the prior written consent of the other party;

•	the impact of the announcement of the merger agreement and the merger, and compliance with the merger agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred in connection with consummating the merger;

•	changes in national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their subsidiaries;

•	any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of 1st United or Valley, or any of their subsidiaries, respectively, resulting from a change in interest rates generally; or

•	changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index).

Covenants and Agreements

Each of Valley and 1st United has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Each of Valley and 1st United has agreed to carry on its business in the ordinary course consistent with past banking practice and cause their respective significant subsidiaries to do the same. Each of Valley and 1st United will use commercially reasonable efforts to preserve intact its business organization and that of its significant subsidiaries, as well as maintain its rights, franchises and existing relations with customers, suppliers and employees.

In addition to the general covenants above, Valley further agreed that, except as otherwise approved by 1st United in writing, Valley will not:

•	change any provision of its certificate of incorporation, bylaws or similar governing documents in a manner that would adversely affect the rights of the shareholders of Valley (other than the amendment to increase the number of authorized shares of Valley common stock by 100,000,000);

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements; and

•	take any intentional action that would result in any of its closing conditions to the merger to not be satisfied.

In addition to the general covenants above, 1st United further agreed that, subject to specified exceptions and except as otherwise approved by Valley in writing, 1st United will not, and will not permit its significant subsidiaries to, among other things, undertake the following actions:

•	change any provision of its certificate of incorporation, bylaws or similar governing documents;

•	change the number of shares of its authorized or issued capital stock (other than in connection with the exercise of stock options or grants of restricted stock to certain 1st United executives) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of 1st United or any 1st United subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that 1st United may declare a quarterly cash dividend not in excess of $0.02 per share per quarter with record and payment dates consistent with past practice (and Valley agrees that after January 1, 2015, it will allow 1st United to pay a cash dividend equivalent to Valley’s quarterly cash dividend);

•	grant any severance or termination pay, enter into or amend any employment agreement, adopt any new employee benefit plan or arrangement or amend any existing employee benefit plan or arrangement, or award any increase in compensation or benefits to directors, officers or employees except for increases in compensation in the usual and ordinary course of business consistent with past practice;

•	sell or dispose of any assets with a market value in excess of $100,000 or incur any liability with a principal balance greater than $100,000 other than in the ordinary course of business consistent with past practices and policies;

•	make any capital expenditure or enter into any new service agreement or similar contract not terminable by 1st United within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments as of the date of the merger agreement, expenditures necessary to maintain assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

•	file any applications or make any contracts regarding branching or site location or relocation;

•	agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

•	make any new investments in securities other than investments in government, municipal or agency bonds having a weighted average life or duration of not greater than five years;

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements;

•	take any action that would result in the breach of any representation or warranty of 1st United or result in any of its closing conditions to the merger not to be satisfied;

•	make or commit to make any new loan or other extension of credit in the amount of $5,000,000 or more;

•	renew for more than one year any existing loan or extension of credit which would require 1st United to advance additional funds greater than $5,000,000 or increase by $5,000,000 or more the aggregate credit outstanding to any one borrower or to any group of affiliated borrowers, except for renewals or increases that are committed as of the date of the merger agreement and residential mortgage loans made in the ordinary course of business consistent with past practice;

•	settle any claim, action or proceeding or other liability for money damages in an amount in excess of $200,000 or involving any material restriction on 1st United or its subsidiaries;

•	make any investment or commitment to invest in real estate, other than investments related to maintenance of currently owned or leased real estate or any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•	establish any new branch banking office other than those for which 1st United has already received regulatory approval; or

•	elect or nominate any new member of the 1st United Board of Directors.

The merger agreement also contains covenants by 1st United to furnish current information to Valley, for each party to duly call and hold a meeting of their respective shareholders to approve the merger agreement and the merger, in the case of 1st United, and to approve the Charter Amendment Proposal, in the case of Valley.

The merger agreement further contains mutual covenants relating to:

•	access to properties and records of the other party to the merger agreement;

•	the preparation and filing of this joint proxy statement-prospectus and all necessary regulatory applications with bank regulatory agencies;

•	public announcements with respect to the transactions contemplated by the merger agreement;

•	the treatment of the merger as a tax-free reorganization; and

•	the disposition of shares of 1st United common stock, restricted stock or stock options in connection with the consummation of the merger being exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Employment and Director Matters

Valley and Valley National Bank have agreed to assume, as of the date of the merger agreement, each of 1st United’s and 1st United Bank’s employment agreements for Messrs. Schupp, Orlando and Marino, as amended, previously entered into by such executives, as well as other officers’ employment agreements.

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of 1st United and 1st United Bank or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of 1st United who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National Bank’s officers and employees. No prior existing condition limitation not currently imposed by 1st United or 1st United Bank medical or dental plans will be imposed on employees of 1st United or 1st United Bank under Valley’s or Valley National Bank’s medical or dental plans. Employees of 1st United or 1st United Bank will receive credit for any deductibles paid under 1st United or 1st United Bank medical or dental plans. 1st United employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with 1st United. 1st United employees will be granted credit for prior service with 1st United solely for purposes of eligibility and vesting under Valley’s or Valley National Bank’s 401(k) plan.

Valley agrees to use reasonable efforts to retain 1st United and 1st United Bank employees following consummation of the merger.

Except for 1st United and 1st United Bank employees who have individual severance or similar contractual agreements, for a period of one year after the consummation of the merger, Valley will pay severance to 1st United and 1st United Bank employees who are involuntarily terminated for reasons other than cause in accordance with the current 1st United severance plan.

Valley and Valley National Bank have developed, implemented and communicated to key employees of 1st United and 1st United Bank a retention program to retain the services of such key employees through the effective time of the merger and for a period of 180 days following the effective date of the merger or such earlier time as Valley and Valley National Bank may determine.

Valley and Valley National Bank may, in their discretion within thirty (30) days prior to the effective time of the merger, direct 1st United and 1st United Bank to terminate any or all nonqualified deferred compensation plans in a manner that does not materially affect the rights of participants to benefits earned through the termination date.

Agreement Not to Solicit Other Offers

1st United has agreed that it and its subsidiaries will not, and it and its subsidiaries will use their best efforts to cause their respective representatives not to:

•	initiate, solicit, or knowingly encourage or facilitate (including by way of providing information) any inquiries or proposals with respect to any “Acquisition Proposal” (as defined below); or

•	have any discussions with or provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal.

However, if 1st United receives an unsolicited bona fide Acquisition Proposal after the date of the merger agreement, 1st United may provide nonpublic information to, or engage in negotiations or discussions with, the person making the acquisition proposal if and only to the extent that:

•	approval of the merger agreement by 1st United’s shareholders has not yet been obtained;

•	1st United’s Board of Directors concludes in good faith, after consulting with its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below);

•	1st United’s Board of Directors concludes in good faith, after considering the advice of its outside counsel, that failure to take such actions would be inconsistent with its fiduciary duties under applicable law;

•	prior to providing any nonpublic information, 1st United enters into a confidentiality agreement with the person making the Acquisition Proposal on terms no less favorable to 1st United than those specified in the confidentiality agreement between 1st United and Valley; and

•	1st United concurrently provides to Valley any non-public information concerning 1st United or its subsidiaries provided to the party making the Acquisition Proposal which was not previously provided to Valley.

The 1st United Board of Directors also has agreed not to (i) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the 1st United Board of Directors’ recommendation that the shareholders of 1st United approve the merger agreement at the 1st United shareholders’ meeting; (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iii) cause or permit 1st United or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted under the merger agreement). However, prior to the date of the 1st United shareholders’ meeting, the 1st United Board of Directors may take the actions specified in the immediately preceding sentence if, after the second (2nd) business day following Valley’s receipt of a written notice of a Superior Proposal from 1st United (which shall (i) state that the 1st United Board of Directors has determined that such bona fide unsolicited written Acquisition Proposal constitutes a Superior Proposal, (ii) specify the materials terms and conditions of, and identity of party making, such Superior Proposal, and (iii) contain a copy of any specific transaction agreements with such party), the 1st United Board of Directors has reasonably determined in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties and that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that are committed to in writing by Valley.

In connection with any Acquisition Proposal, 1st United has agreed to:

•	immediately cease and terminate any activities, discussions or negotiations before the date of the merger agreement with any persons other than Valley with respect to any Acquisition Proposal;

•	not terminate, waive, amend, release or modify any confidentiality or standstill agreement relating to any Acquisition Proposal;

•	use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal;

•	advise Valley promptly (within two (2) business days) following receipt of any Acquisition Proposal or any request for non-public information or to engage in negotiations that the 1st United directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal of the existence of such Acquisition Proposal or request, describing the material terms and conditions thereof (including the identity of the person making such Acquisition Proposal or request);

•	keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request; and

•	notify Valley promptly (within two (2) business days) if 1st United determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal.

As used in the merger agreement, “Acquisition Proposal” means other than the transactions contemplated by the merger agreement, a tender or exchange offer to acquire 25% or more of the voting power in 1st United or any of its subsidiaries, a proposal for a merger, consolidation, or other business combination involving 1st United or any of its subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, 1st United or any of its subsidiaries.

As used in the merger agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the 1st United Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth in the Acquisition Proposal (as compared to the terms in the merger agreement), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Costs and Expenses

In general, each of Valley and 1st United will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this joint proxy statement-prospectus will be borne equally by Valley and 1st United if the merger is terminated.

Indemnification and Insurance

For a period of six years following the effective time of the merger, Valley has agreed to indemnify, defend and hold harmless all past and present officers and directors, and any person who becomes prior to the effective time of the merger a director or officer, of 1st United and its subsidiaries in their capacities as such against all claims, damages, liabilities, losses, costs, charges, expenses, judgments, fines, penalties and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under any applicable law and the articles of incorporation and bylaws of 1st United (or charter documents of the applicable 1st United subsidiary) as in effect on the date of the merger agreement.

The merger agreement further provides that Valley will cause the officers and directors of 1st United and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of 1st United’s existing directors’ and officers’ liability insurance policy, provided, however, that Valley is only required to obtain such coverage at an aggregate cost not to exceed 300% of the annual premium currently paid by 1st United for such coverage.

Conditions to Complete the Merger

The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

•	approval of the merger agreement by the shareholders of 1st United and the approval of the amendment of Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000 by the shareholders of Valley;

•	receipt of all necessary consents, approvals and authorizations necessary to consummate the merger from federal and state government authorities;

•	absence of any governmental action, third party suit or other proceeding that would prevent the consummation of the merger or make in inadvisable to proceed with the merger;

•	receipt by Valley of an opinion of Day Pitney LLP regarding the tax-free nature of the merger and receipt by 1st United of an opinion of Gunster, Yoakley & Stewart, P.A. regarding the tax-free nature of the merger and other related matters;

•	the Valley common stock to be issued in the merger being approved for listing on the New York Stock Exchange; and

•	the registration statement covering the shares of Valley common stock to be issued in the merger has been declared effective by the SEC.

The obligation of Valley to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of 1st United contained in the merger agreement, subject to a material adverse effect standard;

•	performance by 1st United, in all material respects, of its obligations under the merger agreement;

•	receipt of written consents (other than governmental approvals and consents) of any person whose consent is required under the applicable instrument, except for those for which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on Valley, including, without limitation, the approval of the FDIC to the assignment of 1st United Bank’s shared-loss agreements; and

•	1st United Bank will have taken all necessary corporate action to effectuate the merger with Valley National Bank immediately following the effective time of the merger of Valley and 1st United.

The obligation of 1st United to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of Valley contained in the merger agreement, subject to a material adverse effect standard;

•	performance by Valley, in all material respects, of its obligations under the merger agreement; and

•	Valley National Bank will have taken all necessary corporate action to effectuate the merger with 1st United Bank immediately following the effective time of the merger of Valley and 1st United.

Termination

Valley and 1st United may terminate the merger agreement by mutual written consent at any time.

Either Valley or 1st United may terminate the merger agreement for certain reasons, including the following:

•	the merger has not been completed by May 31, 2015, provided that the failure to close was not the result of such party’s material breach of a representation, warranty, covenant or agreement;

•	the 1st United shareholders fail to approve the merger agreement at the meeting of the shareholders (or any adjournment or postponement thereof) or Valley shareholders fail to approve the amendment of Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 100,000,000;

•	the approval of any government entity needed to complete the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action by such governmental entity, provided that the failure to receive such approval was not the result of such party’s failure to comply with the merger agreement; or

•	the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured within 30 days following notice or cannot be cured prior to May 31, 2015, and would result in (i) the failure to satisfy any of the closing conditions by May 31, 2015, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement.

1st United may terminate the merger agreement if:

•	1st United receives a Superior Proposal and enters into an acquisition agreement with respect to the Superior Proposal;

•	the 1st United Board of Directors withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to 1st United shareholders in favor of the merger with Valley based on advice from counsel that the failure to do so would cause the 1st United Board of Directors to breach its fiduciary duties and prior to such termination 1st United has paid to Valley the termination fee and termination expenses described below; or

•	the conditions to its completion of the merger are not capable of being satisfied by Valley by May 31, 2015.

Valley may terminate the merger agreement if:

•	1st United or the 1st United Board of Directors (or any committee thereof) withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to 1st United shareholders in favor of the merger with Valley or approves, adopts, endorses or recommends an Acquisition Proposal;

•	the 1st United Board of Directors fails to recommend the merger and the approval of the merger agreement by 1st United shareholders or fails to publicly re-affirm its recommendation of the merger after receipt of a written request from Valley;

•	1st United or the 1st United Board of Directors (or any committee thereof) breaches 1st United’s agreement not to solicit other offers and related obligations under the merger agreement in any material respect adverse to Valley;

•	the 1st United Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 10% or more of the outstanding shares of 1st United common stock, recommends that 1st United’s shareholders tender their shares into the offer or otherwise fails to recommend that the shareholders reject such tender offer or exchange offer within a 10-business day period;

•	any other event occurs giving rise to the payment by 1st United of the termination fee and termination expenses to Valley as described below; or

•	the conditions to its completion of the merger are not capable of being satisfied by 1st United by May 31, 2015.

Termination Fees and Termination Expenses

In the event that an Acquisition Proposal, or an intention to make an Acquisition Proposal, to acquire 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, 1st United or any of its subsidiaries shall have been made directly to 1st United’s shareholders or otherwise publicly disclosed or communicated or made known to senior management of 1st United or 1st United’s Board of Directors and the merger agreement is thereafter terminated:

•	by either Valley or 1st United because the merger shall not have been consummated on or before May 31, 2015 or 1st United’s shareholders failed to approve the merger agreement at the meeting of the shareholders; or

•	by Valley because 1st United shall have breached any representation, warranty, covenant or agreement contained in the merger agreement and such breach would entitle Valley to terminate the merger agreement;

then, 1st United will be required to pay Valley up to $750,000 in Valley’s reasonable out of pocket expenses, and, if 1st United completes a transaction contemplated by, or executes a definitive written agreement with respect to, any Acquisition Proposal to acquire 50% or more of the voting power in or 50% or more of the business, assets or deposits of 1st United or any of its subsidiaries within 12 months after such termination, 1st United shall pay Valley a termination fee of $14.5 million.

1st United will be required to pay Valley the $14.5 million termination fee and up to $750,000 in Valley’s reasonable out of pocket expenses immediately upon termination of the merger agreement in the event that the merger agreement is terminated:

•	by the Board of Directors of Valley if, prior to receipt of 1st United’s shareholder approval, 1st United or the 1st United Board of Directors (or any committee thereof) withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to 1st United shareholders in favor of the merger with Valley or approves, adopts, endorses or recommends an Acquisition Proposal;

•	by the Board of Directors of Valley if the 1st United Board of Directors fails to recommend the merger and the approval of the merger agreement by 1st United’s shareholders;

•	by the Board of Directors of Valley if 1st United or the 1st United Board of Directors (or any committee thereof) breaches 1st United’s agreement not to solicit other offers and related obligations in any material respect adverse to Valley;

•	by the Board of Directors of Valley if the 1st United Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 10% or more of the outstanding shares of 1st United common stock, recommends that 1st United’s shareholders tender into the offer or otherwise timely fails to recommend that the shareholders reject such tender offer or exchange offer;

•	by the Board of Directors of Valley if any other event occurs giving rise to the payment by 1st United of the termination fee and termination expenses to Valley;

•	by 1st United if 1st United has received a Superior Proposal and, as permitted by the merger agreement, enters into an acquisition agreement relating to the Superior Proposal; or

•	by 1st United if the 1st United Board of Directors withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to 1st United shareholders in favor of the merger with Valley based on advice from counsel that the failure to do so would could the 1st United Board of Directors to breach its fiduciary duties.

Either Valley or 1st United shall pay the other party up to $750,000 in reasonable out of pocket expenses if the merger agreement is terminated due to the breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured within 30 days following notice or cannot be cured prior to May 31, 2015, and would result in (i) the failure to satisfy any of the closing conditions by May 31, 2015, or (ii) a material adverse effect on the party committing such breach.

Voting Agreements

In connection with the execution of the merger agreement, Valley entered into voting agreements with 1st United directors. Pursuant to the voting agreements, the 1st United directors, who owned, at the time the voting agreements were executed, a total of 3,111,335 shares of common stock representing approximately 9.0% of the outstanding 1st United common stock, have each agreed to vote the shares of 1st United beneficially owned by them and over which they have sole or joint voting power on the record date in favor of approval of the merger agreement.

DESCRIPTION OF VALLEY COMMON STOCK

The authorized capital stock of Valley is presently 262,023,233 shares, which consists of 232,023,233 shares of common stock and 30,000,000 shares of preferred stock. As of [—], 2014, a date immediately preceding the printing of this joint proxy statement-prospectus, there were [—] shares of Valley common stock and no shares of preferred stock outstanding. If the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares is approved by Valley shareholders, the authorized capital stock of Valley will be 362,023,233 shares and consist of 332,023,233 shares of common stock and 30,000,000 shares of preferred stock.

General

Valley is a New Jersey business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

Holders of Valley common stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley’s bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank’s only shareholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank’s retained net profits from the preceding two calendar years, less any transfers to capital surplus. However, declared dividends in excess of net profits in either of the preceding two years can be offset by retained net profits in the third and fourth years preceding the current year when determining Valley National Bank’s dividend limitation. Under this limitation, Valley National Bank could declare dividends in 2014 without prior approval of the OCC of up to approximately $135.8 million plus an amount equal to Valley National Bank’s net profits for 2014 to the date of such dividend declaration.

Valley is also subject to certain FRB policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

At meetings of shareholders, holders of Valley common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding common stock entitled to vote. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present. The election of directors by the shareholders also requires a majority of the votes cast except in contested elections, in which directors would be elected by a plurality of the votes cast.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

All outstanding shares of Valley common stock are fully paid and nonassessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

American Stock Transfer and Trust Company is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange under the symbol “VLY”, and is registered with the SEC under Section 12(b) of the Exchange Act.

“Blank Check” Preferred Stock

The preferred stock that is authorized by Valley’s Restated Certificate of Incorporation is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Valley’s Restated Certificate of Incorporation authorizes the Valley Board of Directors to issue new shares of Valley preferred stock without further shareholder action.

Valley’s Restated Certificate of Incorporation gives the Valley Board of Directors authority at any time to:

•	divide the authorized but unissued shares of preferred stock into series;

•	determine the designations, number of shares, and relative rights, preferences and limitations of any series of preferred stock;

•	increase the number of shares of any preferred series; and

•	decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley common stock will not have preemptive rights with respect to any newly issued stock. The Valley Board of Directors could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the Board of Directors does not believe to be in the best interests of its shareholders, the Board of Directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The Board of Directors of Valley has not approved any plan to issue any preferred stock for this or any other purpose. Preferred stock may also be issued as additional capital and would constitute tier one capital if it was issued as perpetual, non-cumulative preferred stock. The Valley Board of Directors does not intend to issue any preferred stock except on terms that the Board of Directors deems to be in the best interests of Valley and its shareholders.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY

AND 1ST UNITED

The rights of Valley shareholders are governed by the New Jersey Business Corporation Act, or NJBCA, and Valley’s Restated Certificate of Incorporation and By-laws. The rights of 1st United shareholders are governed by the Florida Business Corporation Act, or FBCA, and 1st United’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. After the merger, the rights of 1st United’s common shareholders that receive Valley shares will be governed by the NJBCA and Valley’s Restated Certificate of Incorporation and By-laws. The following discussion summarizes the material differences between the rights of 1st United common shareholders and the rights of Valley common shareholders. We urge you to read Valley’s Restated Certificate of Incorporation, Valley’s By-laws, 1st United’s Amended and Restated Articles of Incorporation, 1st United’s Amended and Restated Bylaws, and the NJBCA, the FBCA and federal law governing bank holding companies carefully and in their entirety. The statements in this section are qualified in their entirety by reference to and are subject to the detailed provisions of the NJBCA, FBCA, Valley’s Restated Certificate of Incorporation, Valley’s By-laws, 1st United’s Amended and Restated Articles of Incorporation and 1st United’s Amended and Restated Bylaws.

Authorized Capital Stock

Valley. Valley’s Restated Certificate of Incorporation currently authorizes it to issue up to 232,023,233 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share. As of the record date, there were [—] shares of Valley common stock outstanding and no shares of Valley preferred stock outstanding. If the proposed amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares is approved by Valley shareholders, Valley will be authorized to issue up to 332,023,233 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share.

1st United. 1st United’s Amended and Restated Articles of Incorporation (“Articles”) authorize up to 60,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of undesignated “blank-check” preferred stock. The FBCA permits, if authorized by the articles of incorporation, the issuance of “blank-check” preferred stock with preferences, limitations and relative rights determined by the corporation’s board of directors without shareholder approval. As of the record date, there were [—] shares of 1st United common stock outstanding and no shares of 1st United preferred stock outstanding.

Size of Board of Directors

Valley. Valley’s By-laws provide that its Board of Directors shall consist of not less than five and not more than 25 directors. The exact number of directors may be determined from time to time by the Valley Board of Directors. The Valley Board of Directors currently has 17 directors.

1st United. The FBCA permits the number of directors to be specified in either the corporation’s articles of incorporation or bylaws. If the number of directors is specified in the corporation’s articles of incorporation, a change in the number of directors may be made only by amendment of the articles of incorporation. 1st United’s Articles fix the required number of directors at not less than one, with the actual number determined by the 1st United Board of Directors according to 1st United’s Amended and Restated Bylaws (“Bylaws”). As of the record date, 1st United had 12 directors.

Classes and Election of Directors

Valley. Valley’s Board of Directors is not classified. Valley’s By-laws provide that each director is elected annually. Each director is elected in an uncontested director election by a majority of votes cast at a shareholder meeting and has tendered an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast at the annual shareholder meeting and the Board of Directors accepts the tendered resignation. In a contested election, directors are elected by a plurality of the votes cast. Valley shareholders are not entitled to cumulative voting rights in the election of directors.

1st United. 1st United’s Board of Directors is not classified. Each director of 1st United is elected and serves until the next election of directors by shareholders. 1st United’s Articles do not provide for cumulative voting in the election of directors. Pursuant to 1st United’s Bylaws, 1st United has adopted a majority vote standard for uncontested director elections. Director nominees who are elected but do not receive a majority of the votes cast in an uncontested election must promptly tender their resignation to 1st United’s Board of Directors. 1st United’s Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject a tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, within 120 days from the date of the certification of the election results. The Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the discussions of the Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

Removal of Directors

Valley. The NJBCA allows shareholders to remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote. Because the Valley Restated Certificate of Incorporation includes no additional provisions in this regard, Valley shareholders may remove directors with or without cause.

1st United. Under the FBCA, one or more directors serving on a nonclassified board may be removed, with or without cause, by the holders of a majority of the corporation’s outstanding shares entitled to vote at an election of directors unless the articles of incorporation provide that directors may be removed only for cause. The 1st United Articles provide that directors may only be removed for cause, which is defined as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, or having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of their duties in a matter of substantial importance to 1st United and such adjudication is no longer subject to direct appeal. Removal for cause must be approved by at least 66 2/3% of the shares of 1st United then entitled to vote at an election for that director. Any action for removal must be brought within one year of such conviction, declaration, or adjudication.

Filling Vacancies on the Board of Directors

Valley. Under Valley’s By-laws, vacancies created by any reason may be filled by a majority of the directors then in office, whether or not a quorum exists. Each director filling a vacancy shall remain in office until the next election of directors by shareholders.

1st United. Under the FBCA, unless otherwise provided in the articles of incorporation, vacancies may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the shareholders. 1st United’s Articles provide that vacancies are filled by a majority vote of the directors then in office. The person who fills any such vacancy holds office until the next election of directors by the shareholders.

Nomination of Director Candidates by Shareholders

Valley. Pursuant to Valley’s By-laws, shareholder nominations of director candidates may be made by any shareholder of any outstanding class of stock entitled to vote for the election of directors if the shareholder delivers timely written notice to the Secretary of Valley at Valley’s principal executive office containing the nominee’s name, home and business address, citizenship, business background for the past 10 years, shares of Valley common stock beneficially owned as of the date of the nomination and expected to be held as of the annual meeting date in sufficient detail to identify the owner and qualifications to be a director. In addition, the written notice will state whether the nominee qualifies under Valley’s corporate governance guidelines for directors and if the nominee does not qualify, the reasons why he/she does not qualify. For the written notice to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days and no later than 90 days before the anniversary of the preceding year’s annual meeting if the annual meeting for which the nomination relates is to be held no earlier than 20 before and no later than 60 days after the anniversary of the preceding year’s annual meeting. If the annual meeting for which the nomination relates is to be held more than 20 days before or 60 days after the anniversary of the preceding year’s annual meeting, then to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days before the date of the current year’s annual meeting and no later than 90 days before the date of the current year’s annual meeting or 10 days after the first public announcement of the date fixed for that meeting, whichever is later.

1st United. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of 1st United entitled to vote for the election of directors.

Nominations by 1st United shareholders must be made in writing to the Secretary of 1st United and must be delivered to or mailed and received at the principal executive offices of 1st United not less than 120 days and not more than 180 days prior to the date of 1st United’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Such notification must contain the following information to the extent known to the notifying shareholder: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting, (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of 1st United which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A of Regulation 14A promulgated under Section 14(a) of the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of 1st United which are beneficially owned by the shareholder. 1st United may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by 1st United to determine the eligibility of such proposed nominee to serve as director.

Calling Special Meetings of Shareholders

Valley. Under the NJBCA, holders of at least 10% of the shares of a corporation entitled to vote may apply to the New Jersey Superior Court to request that a special meeting of shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy and having voting powers will constitute a quorum for the transaction of business as may be designated in the order of the court. In addition, Valley’s By-laws provide that special meetings of shareholders may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President or (iv) a majority of the Board of Directors.

1st United. Under 1st United’s Bylaws, special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President or by Board members. Shareholders may also request to hold special meetings of 1st United shareholders only if such request is in writing by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders must sign, date and deliver to 1st United’s Secretary one or more written demands for the special meeting describing the purpose or purposes for which such special meeting is to be held.

Notice of Shareholder Proposals

Valley. The NJBCA requires that the written notice of any meeting specify the time, place and purpose or purposes of the meeting and be given not less than 10 nor more than 60 days before the date of the meeting to shareholders of record entitled to vote at the meeting. Therefore, business conducted at a Valley annual meeting is limited to the business specified in the meeting notice. The Restated Certificate of Incorporation and By-laws of Valley do not contain any provisions that govern the submission of proposals by shareholders.

1st United. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder in accordance with the 1st United Bylaws.

Anti-Takeover Provisions; Dissenters’ Appraisal Rights

Valley. Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

•	an amendment to the certificate of incorporation;

•	the voluntary dissolution of the corporation;

•	the sale or other disposition of all or substantially all of the corporation’s assets outside the ordinary course of business; or

•	the merger or consolidation of the corporation with another corporation.

Valley’s Restated Certificate of Incorporation contains no provisions specifying the required votes for approving the above matters. Valley’s By-laws require a majority of the votes cast by shareholders entitled to vote to approve any matter submitted to the shareholders.

The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under New Jersey laws with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date and a subsequent business combination is approved by (i) independent directors and (ii) a majority of the shareholders (excluding the shares owned by the interested shareholder). After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds (2/3) of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to Valley.

Under the NJBCA, appraisal rights are available in connection with (i) a merger or consolidation to which the corporation is a party, (ii) any sale, lease or exchange or other disposition of all or substantially all of a corporation’s assets other than in the usual and regular course of business or (iii) an acquisition of some or all of the outstanding shares or assets of a legal entity, either directly or through a subsidiary, in exchange for the corporation’s shares (a “share exchange”) if, as a result of the share exchange, the number of voting or participating shares issued in connection with the share exchange, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the share exchange, unless an exception applies. A New Jersey corporation may provide in its certificate of incorporation that shareholders will have appraisal rights even in cases where the exceptions to the availability of appraisal rights discussed below exist. Valley’s restated certificate of incorporation does not so provide.

The NJBCA does not confer appraisal rights to shareholders in connection with:

•	a merger or consolidation in which the corporation is a party if the merger does not require shareholder approval. Under the NJBCA, shareholder approval for a merger or consolidation is required if the merger amends the certificate of incorporation, affects the outstanding shares of the surviving corporation or, if the number of voting or participating shares issued in connection with the merger or consolidation, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the merger;

•	the merger of the corporation into a wholly-owned subsidiary if certain conditions are met;

•	(i) a merger or consolidation in which the corporation is a party or (ii) a share exchange if (i) the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders or (ii) in the case of a merger or consolidation, the corporation’s shareholders will receive (a) cash, (b) shares, obligations or other securities that will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) a combination thereof;

•	a sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets if the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders; or

•	a dissolution transaction in which substantially all of a corporation’s net assets are to be distributed to its shareholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or a combination thereof.

1st United. Section 607.0901 of the FBCA is an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation’s outstanding voting shares (an “affiliated shareholder”) must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (i) mergers and consolidations to which the corporation and the affiliated shareholder are parties; (ii) sales or other dispositions of substantial amounts of the corporation’s assets to the affiliated shareholder; (iii) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder; (iv) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder; (v) any reclassification of the corporation’s securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder; and (vi) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation.

These special shareholder approval requirements do not apply in any of the following circumstances: (a) if the transaction was approved by a majority of the corporation’s disinterested directors; (b) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years; (c) if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for the past five years; (d) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation’s outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; or (e) if the consideration received by each shareholder in connection with the transaction satisfies the “fair price” provisions of the statute.

Section 607.0901 applies to any Florida corporation unless the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Any amendment to the articles of incorporation or bylaws related to the foregoing must be approved by the affirmative vote of a majority of disinterested shareholders and will not be effective until 18 months after approval.

Section 607.0902 of the FBCA contains a control-share acquisition statute which limits the voting rights of “control shares” acquired in a “control-share acquisition,” which is intended to deter hostile takeovers of publicly held Florida corporations. Under this section, unless an exception applies (for example, this statute does not apply to mergers effected in compliance with certain provisions of the FBCA, and acquisitions approved by the board of directors of the target corporation prior to the acquisition), control shares acquired in a control share acquisition have voting rights only if, and to the extent, granted in a resolution of the shareholders of the corporation approved by (i) the majority of all the votes entitled to be cast by each class or series entitled to vote on the proposed control-share acquisition and (ii) a majority of all shares of each class or series entitled to vote separately on the proposal, excluding any shares that are owned by the acquiring person or persons, each officer of the corporation and each employee of the corporation who is also a director of the corporation.

For the purposes of the FBCA, “control shares” means shares of a corporation which provide for at least 20% of the voting power in the election of the corporation’s directors. For the purposes of the FBCA, “control share acquisition” means, with certain exceptions, the direct or indirect acquisition of control shares. Shares which are acquired within a 90-day period are treated as acquired on the same date for the purposes of Section 607.0902.

1st United’s Articles and Bylaws do not contain any provision to “opt-out” of the FBCA’s affiliate transaction or control-share acquisition statutes.

Under the FBCA, shareholders of a Florida corporation listed for trading on a national stock exchange, such as 1st United, are not entitled to appraisal rights except that appraisal rights are available to holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that, at the time the corporate action becomes effective, (1) are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

Indemnification of Directors and Officers; Limitation of Liability

Valley. Valley’s Restated Certificate of Incorporation provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the NJBCA. The NJBCA permits a New Jersey corporation by a provision in its certificate of incorporation to eliminate the liability of directors or officers to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by the person of an improper personal benefit. In this context, an act or omission in breach of a director or officer’s duty of loyalty is defined as an act or omission which the director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest. Valley’s Restated Certificate of Incorporation adopts such exculpation provisions.

1st United. Under 1st United’s Articles, current and former officers and directors are entitled to indemnification to the fullest extent permitted by Florida law.

Under the FBCA, a corporation may indemnify an indemnitee who was or is a party or is threatened to be made a party to any non-derivative proceeding against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding if the indemnitee met the specified standard of conduct.

In the case of derivative actions, a corporation may indemnify an indemnitee against expenses (including attorneys’ fees), but not amounts paid in settlement, judgments or fines. However, such indemnification is permitted only if the indemnitee met the specified standard of conduct, except that no indemnification may be made for any claim as to which the indemnitee is adjudged liable to the corporation unless a court determines that, in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnity.

A present or former director or officer of a corporation who is successful, on the merits or otherwise, in defense of any proceeding subject to the FBCA’s indemnification provisions must be indemnified by the corporation for reasonable expenses (including attorneys’ fees).

The FBCA states that any permissive indemnification, unless ordered by a court, may be made only after a determination that the indemnitee met the specified standard of conduct. Under the FBCA, the “specified standard of conduct” requires that an indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The determination may be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

Under the FBCA, directors are not personally liable to the corporation, a shareholder or a third party, regardless of whether the shareholders of the corporation desire that such a liability limitation apply to the corporation, except where a director breached or failed to perform his or her duties as a director and such breach of, or failure to perform, those duties constitutes: (i) a knowing violation of criminal law; (ii) a transaction from which the director derived an improper benefit; (iii) certain unlawful distributions; (iv) a conscious disregard for the best interest of the corporation or willful misconduct; or (v) recklessness or an act or omission which was committed in bad faith or with malicious purposes or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Amendments to Certificates of Incorporation and By-laws

Valley. The NJBCA provides that a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired so long as the amendment contains only such provisions as might lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. A corporation’s certificate of incorporation may be amended or changed by a vote of the board of directors and a vote of a majority of the votes cast by shares entitled to vote.

The NJBCA provides that the board of directors has the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be altered or repealed, and new by-laws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them may not be altered or repealed by the board of directors. Whenever any amendment to the by-laws, other than as regards the election of directors, is to be taken by vote of the shareholders, it must be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or the NJBCA. Valley’s Restated Certificate of Incorporation contains no provision related to amendments to by-laws. Valley’s By-laws give the Board of Directors and the shareholders the power to alter, amend or repeal the by-laws. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the Board of Directors unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal such by-law.

1st United. The 1st United Articles may generally be amended by an affirmative vote of a majority of the issued and outstanding shares. However, certain provisions contained in 1st United’s Articles, including but not limited to provisions relating to authorized shares of preferred stock, action by shareholders without a meeting, special meetings of shareholders, director vacancies, removal of directors, and amendment of the Articles, require the affirmative vote of at least 66 2/3% of the shares of 1st United then entitled to vote to amend, alter, repeal, or adopt any provision in consistent with the foregoing provisions. The Board of Directors must recommend the amendment to the shareholders, unless the Board of Directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Under the 1st United Bylaws, the Bylaws may, if a quorum is present when a vote is taken, be amended by the affirmative vote of a majority of directors present. Under the FBCA, the directors could also amend the 1st United Bylaws without a meeting by the unanimous written consent of all the Board members. Under the FBCA, a corporation’s shareholders may also amend or repeal a corporation’s bylaws at an annual meeting provided the notice provisions described above are met, or at a special meeting.

PROPOSAL 2 OF THE 1ST UNITED SPECIAL MEETING — ADVISORY VOTE ON EXECUTIVE COMPENSATION PAYMENTS

As required by Section 14A of the Exchange Act, 1st United is requesting the approval of 1st United’s shareholders, on a non-binding advisory basis, of the compensation of the named executive officers of 1st United based on or related to the merger, and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation of the named executive officers of 1st United based on or related to the merger, as disclosed in the table entitled “Golden Parachute Compensation Subject to Advisory Vote” pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 of the 1st United special meeting is a vote separate and apart from the vote on Proposal 1 of the 1st United special meeting to approve the merger agreement. Accordingly, 1st United shareholders may vote to approve this Proposal 2 on executive compensation payments and vote not to approve Proposal 1 on the merger agreement and vice versa. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either 1st United or Valley regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid to the named executive officers of 1st United based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved. This proposal includes compensation that would be paid or provided by 1st United or 1st United Bank if paid or provided prior to or upon the closing of the merger. If the merger is not completed, 1st United’s Board of Directors will consider the results of the vote in making future executive compensation decisions.

During the negotiation of the merger agreement, Messrs. Orlando, Schupp and Marino voluntarily decided to amend their Employment Agreements and SERP Agreements to reduce the amounts that they were entitled to receive in the event of a change in control of 1st United. Specifically, Messrs. Orlando, Schupp and Marino decided to (i) eliminate 1st United’s obligation to reimburse them for excise taxes under Section 280G of the Code and (ii) accept a smaller change in control payment under their SERP Agreements by increasing the discount rate applied to the present value calculation. These revisions reduced the benefits to which Messrs. Orlando, Schupp and Marino were entitled by approximately $4.5 million each. See “Proposal 1 of the 1st United Special Meeting — The Merger — Interests of Certain Persons in the Merger” beginning on page [—] for further discussion.

Executive Compensation Payable to 1st United Named Executive Officers

The named executive officers of 1st United are entitled to receive, under employment agreements and other agreements and understandings, certain compensation that is based on or that otherwise relates to the merger. This compensation, collectively referred to as “golden parachute” compensation, is described below. Some compensation disclosed in this table and its footnotes would be paid only pursuant to understandings with Valley that are not subject to the advisory vote that is the subject of this Proposal 2. For separate disclosure of only compensation subject to the advisory vote, please see the table titled “Golden Parachute Compensation Subject to Advisory Vote” on page [—] below.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)(3)	Pension/ NQDC ($)		Perquisites/ Benefits ($)		Tax Reimbursements ($)		Total ($)
Warren S. Orlando	3,101,285	(1)	1,418,719	4,310,241	(4)	338,967	(5)	206,979	(7)	9,376,192
Rudy E. Schupp	3,101,285	(1)	1,418,719	4,310,241	(4)	311,742	(5)	206,979	(7)	9,348,967
John Marino	3,101,285	(1)	1,418,719	4,310,241	(4)	410,668	(5)	206,979	(7)	9,447,893
Wade A. Jacobson	276,690	(2)	197,035	—		12,000	(6)	—		485,725
Lawrence Ostermayer	—		103,415	—		—		—		103,415

(1)	As specified in the Revised Employment Agreements, upon a Change of Control (as defined in the Revised Employment Agreements) of 1st United (single trigger), each executive is entitled to receive a lump sum payment within 30 days equal to three times the average of the two highest amounts of annual cash compensation received by any named executive officer of 1st United during the past five completed fiscal years. Mr. Schupp had the highest cash compensation of any named executive officer in 2012 and 2013 of $534,180 and $634,460, respectively, which would result in a cash payment to each executive of $1,752,960 within 30 days of the merger. In addition, under the Revised Employment Agreements, upon a Change of Control of 1st United (single trigger), each executive is entitled to receive a lump sum payment within 30 days equal to the present value of the additional contributions 1st United would have made to the executive’s 401(k) plan if he had remained employed by 1st United for three years after the effective time of the change of control of 1st United. For each executive, this amount is equal to $14,992. The Revised Employment Agreements provide that 1st United shall, at the direction of Valley, terminate each executive’s Revised Employment Agreement at the effective time of the merger in accordance with the terms of the Revised Employment Agreements and Section 409A of the Code in exchange for the lump sum cash payment of $1,767,952 in settlement of its obligations following the merger under the Revised Employment Agreements, which shall be payable at the effective time of the merger. As specified in the Valley Employment Agreements, each executive will receive a lump sum payment equal to $1,333,333 on or before the effective time of the merger in consideration of each executive agreeing to certain non-competition and non-solicitation restrictions following termination of employment with Valley.
(2)	As specified in Mr. Jacobson’s Employment Agreement with 1st United, within 30 days following the effective date of a change of control of 1st United (single trigger), Mr. Jacobson is entitled to receive a lump sum equal to his current annual base salary of $217,000. At the end of the calendar year following the effective date of the change of control (single trigger), Mr. Jacobson is entitled to receive an amount equal to his average bonus for the two immediately preceding years. If the merger closes in 2014, the amount of this payment will be $59,690.
(3)	All outstanding stock options and shares of restricted stock held by the named executive officers as of May 7, 2014 shall vest in connection with the closing of the merger (single trigger). Immediately prior to the closing of the merger, such options will be cancelled and 1st United shall pay to each executive cash in an amount equal to the number of shares of 1st United common stock into which such stock options held are convertible multiplied by the excess of the value of the merger consideration over the exercise price per share provided for in such 1st United stock options. The amounts in this column are calculated based on a 1st United share price of $8.15, the average closing price of 1st United’s common stock over the first five business days following public announcement of the merger. For Messrs. Orlando, Schupp and Marino, their equity amounts represent $729,653 attributable to the value of 64,132 1st United restricted stock awards for which vesting is accelerated and $896,045 attributable to the payment in cancellation of 385,257 1st United stock options that are in-the-money. For Messrs. Jacobson and Ostermayer, their equity amounts represent $197,035 and $103,415, respectively, attributable to the payment in cancellation of 93,000 and 58,500 1st United stock options that are in-the-money, respectively.
(4)	As specified in the Revised Employment Agreements,1st United shall, at the direction of Valley, terminate each executive’s Revised SERP Agreement at the effective time of the merger in accordance with the terms of the Revised SERP Agreement and Section 409A of the Code in exchange for the lump sum cash payment of $4,310,241 in settlement of its obligations following the merger under the SERP Agreements, which shall be payable at the effective time of the merger.
(5)	As specified in the executives’ Valley Employment Agreements, each executive is entitled to receive, upon the termination of employment with Valley for any reason, a lump sum payment of $23,277 in lieu of post-retirement life insurance for 15 years. In addition, each executive is entitled to reimbursement for health insurance premiums for a period of 15 years following termination of employment with Valley for any reason. The present value of the estimated payments to Messrs. Orlando, Schupp and Marino for such reimbursement are $315,690, $288,465 and $387,391, respectively, which was calculated based on the current cost of the health benefits provided to the executive, assuming a 5% per year cost increase.
(6)	As specified in Mr. Jacobson’s Employment Agreement with 1st United, If Valley terminates Mr. Jacobson for any reason following the effective time of the merger (double trigger), Valley will reimburse

Mr. Jacobson for his monthly health insurance continuation premiums under the Consolidated Omnibus Budget Reconciliation Act, up to $1,000 per month, for a period of twelve months following such termination.
(7)	The amounts disclosed are related to the reimbursement by 1st United of the executives’ federal income taxes, at the rate of 39.6%, related to the vesting of the restricted stock awards, as provided in the executives’ Revised Employment Agreements.

Executive Compensation Subject to Advisory Vote

The advisory vote that is the subject of this Proposal 2, relates to the compensation disclosed in the following table and discussed in the footnotes thereto. This chart does not reflect amounts Valley has agreed to pay Messrs. Orlando, Schupp or Marino for the non-competition and non-solicitation restrictions following termination of employment with Valley as set forth in the Valley Employment Agreements.

Golden Parachute Compensation Subject to Advisory Vote

Name	Cash ($)		Equity ($)(3)	Pension/ NQDC ($)		Perquisites/ Benefits ($)		Tax Reimbursements ($)		Total ($)
Warren S. Orlando	1,767,952	(1)	1,418,719	4,310,241	(4)	338,967	(5)	206,979	(7)	8,042,859
Rudy E. Schupp	1,767,952	(1)	1,418,719	4,310,241	(4)	311,742	(5)	206,979	(7)	8,015,633
John Marino	1,767,952	(1)	1,418,719	4,310,241	(4)	410,668	(5)	206,979	(7)	8,114,559
Wade A. Jacobson	276,690	(2)	197,035	—		12,000	(6)	—		485,725
Lawrence Ostermayer	—		103,415	—		—		—		103,415

(1)	As specified in the Revised Employment Agreements, upon a Change of Control (as defined in the Revised Employment Agreements) of 1st United (single trigger), each executive is entitled to receive a lump sum payment within 30 days equal to three times the average of the two highest amounts of annual cash compensation received by any named executive officer of 1st United during the past five completed fiscal years. Mr. Schupp had the highest cash compensation of any named executive officer in 2012 and 2013 of $534,180 and $634,460, respectively, which would result in a cash payment to each executive of $1,752,960 within 30 days of the merger. In addition, under the Revised Employment Agreements, upon a Change of Control of 1st United (single trigger), each executive is entitled to receive a lump sum payment within 30 days equal to the present value of the additional contributions 1st United would have made to the executive’s 401(k) plan if he had remained employed by 1st United for three years after the effective time of the change of control of 1st United. For each executive, this amount is equal to $14,992. The Revised Employment Agreements provide that 1st United shall, at the direction of Valley, terminate each executive’s Revised Employment Agreement at the effective time of the merger in accordance with the terms of the Revised Employment Agreements and Section 409A of the Code in exchange for the lump sum cash payment of $1,767,952 in settlement of its obligations following the merger under the Revised Employment Agreements, which shall be payable at the effective time of the merger. As specified in the Valley Employment Agreements, each executive will receive a lump sum payment equal to $1,333,333 on or before the effective time of the merger in consideration of each executive agreeing to certain non-competition and non-solicitation restrictions following termination of employment with Valley but such amount is not included in this chart.
(2)	As specified in Mr. Jacobson’s Employment Agreement with 1st United, within 30 days following the effective date of a change of control of 1st United (single trigger), Mr. Jacobson is entitled to receive a lump sum equal to his current annual base salary of $217,000. At the end of the calendar year following the effective date of the change of control (single trigger), Mr. Jacobson is entitled to receive an amount equal to his average bonus for the two immediately preceding years. If the merger closes in 2014, the amount of this payment will be $59,690.
(3)

All outstanding stock options and shares of restricted stock held by the named executive officers as of May 7, 2014 shall vest in connection with the closing of the merger (single trigger). Immediately prior to the closing of the merger, such options will be cancelled and 1st United shall pay to each executive cash in an amount equal to the number of shares of 1st United common stock into which such stock options held are convertible multiplied by the excess of the value of the merger consideration over the exercise price per share provided for in such 1st United stock options. The amounts in this column are calculated based on a 1st United share price of $8.15, the average closing price of 1st United’s common stock over the first five business days following public announcement of the merger. For Messrs. Orlando, Schupp and Marino, their equity amounts represent $729,653 attributable to the value of 64,132 1st United restricted stock awards for which vesting is accelerated and $896,045 attributable to the payment in cancellation of 385,257 1st United stock options that are in-the-money. For Messrs. Jacobson and Ostermayer, their equity amounts represent $197,035 and $103,415, respectively, attributable to the payment in cancellation of 93,000 and 58,500 1st United stock options that are in-the-money, respectively.
(4)	As specified in the Revised Employment Agreements,1st United shall, at the direction of Valley, terminate each executive’s Revised SERP Agreement at the effective time of the merger in accordance with the terms of the Revised SERP Agreement and Section 409A of the Code in exchange for the lump sum cash payment of $4,310,241 in settlement of its obligations following the merger under the SERP Agreements, which shall be payable at the effective time of the merger.
(5)	As specified in the executives’ Valley Employment Agreements, each executive is entitled to receive, upon the termination of employment with Valley for any reason, a lump sum payment of $23,277 in lieu of post-retirement life insurance for 15 years. In addition, each executive is entitled to reimbursement for health insurance premiums for a period of 15 years following termination of employment with Valley for any reason. The present value of the estimated payments to Messrs. Orlando, Schupp and Marino for such reimbursement are $315,690, $288,465 and $387,391, respectively, which was calculated based on the current cost of the health benefits provided to the executive, assuming a 5% per year cost increase.
(6)	As specified in Mr. Jacobson’s Employment Agreement with 1st United, If Valley terminates Mr. Jacobson for any reason following the effective time of the merger (double trigger), Valley will reimburse Mr. Jacobson for his monthly health insurance continuation premiums under the Consolidated Omnibus Budget Reconciliation Act, up to $1,000 per month, for a period of twelve months following such termination.
(7)	The amounts disclosed are related to the reimbursement by 1st United of the executives’ federal income taxes, at the rate of 39.6%, related to the vesting of the restricted stock awards, as provided in the executives’ Revised Employment Agreements.

Vote Required for Approval

The vote to approve, on a non-binding advisory basis, the compensation of the named executive officers of 1st United based on or related to the merger will be approved if the affirmative votes cast by the holders of 1st United common stock present in person or represented by proxy at the 1st United special meeting and entitled to vote exceed the votes cast in opposition.

Recommendation of the 1st United Board of Directors

THE 1ST UNITED BOARD OF DIRECTORS RECOMMENDS THAT 1ST UNITED SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF 1ST UNITED BASED ON OR RELATED TO THE MERGER.

PROPOSAL 3 OF THE 1ST UNITED SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

As of the date of this document, the 1st United Bancorp Board of Directors does not know of any matters that will be presented for consideration at the 1st United special meeting other than as described in this document. However, if any other matter shall properly come before the 1st United special meeting or any adjournment or postponement thereof and shall be voted upon, the 1st United Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of 1st United common stock represented by the proxy on any matters that fall within the purposes set forth in 1st United’s notice of meeting. In particular, if 1st United does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the 1st United special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. 1st United does not currently intend to propose adjournment or postponement at the 1st United special meeting if there are sufficient votes to approve the merger agreement.

Vote Required for Approval

Approval of the proposal to authorize the 1st United Board of Directors, in its discretion, to adjourn or postpone the 1st United special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement or to vote on other matters properly before such special meeting requires the affirmative vote of a majority of the votes present in person or represented by proxy at the 1st United special meeting and entitled to vote.

Recommendation of the 1st United Board of Directors

THE BOARD OF DIRECTORS OF 1ST UNITED UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 3 TO AUTHORIZE THE 1ST UNITED BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE 1ST UNITED SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE SUCH SPECIAL MEETING.

PROPOSAL 1 OF THE VALLEY SPECIAL MEETING — AMENDMENT TO VALLEY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VALLEY’S COMMON STOCK BY 100,000,000 SHARES

Valley is requesting that its shareholders approve a proposal to amend Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares. Approval of such proposed amendment to Valley’s Restated Certificate of Incorporation would result in 332,023,233 shares of authorized common stock and 362,023,233 shares of authorized capital stock. Since approval of such proposed amendment is a condition to the closing of the merger between Valley and 1st United, Valley shareholders effectively have a vote to approve the merger. The Valley Board of Directors has unanimously approved the merger, the merger agreement and the proposed amendment to Valley’s Restated Certificate of Incorporation, and believes the merger and the increase in the number of shares of common stock are in the best interests of Valley and its shareholders for the reasons set forth below. Valley’s current Restated Certificate of Incorporation authorizes the issuance of 262,023,233 shares of capital stock, divided into 232,023,23 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share. As of [—], 2014, a date immediately preceding the printing of this joint proxy statement-prospectus, there were [—] shares of common stock and no shares of preferred stock issued and outstanding.

The additional shares of Valley common stock to be authorized by adoption of the proposed amendment to Valley’s Restated Certificate of Incorporation would have rights identical to the shares of Valley common stock currently outstanding. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding Valley common stock, except for effects incidental to increasing the number of shares of Valley common stock outstanding, such as dilution of the earnings per share and voting power of current holders of Valley common stock, and allowing the merger to proceed. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to Valley’s Restated Certificate of Incorporation with the Department of the Treasury of the State of New Jersey. It is anticipated that the appropriate filing to effect the increase in authorized share capital will be made as soon as practicable following approval of this Proposal 1 of the Valley special meeting. The full text of the proposed form of the amendment to the Restated Certificate of Incorporation of Valley National Bancorp is set forth in Appendix E to this joint proxy statement-prospectus. If approved by the Valley shareholders, the amendment to Valley’s Restated Certificate of Incorporation will be effective regardless of whether the merger closes.

If this proposed amendment to Valley’s Restated Certificate of Incorporation is adopted, the additional authorized shares of Valley common stock will be available (i) for issuance as merger consideration to 1st United shareholders and (ii) at the discretion of the Valley Board of Directors for any corporate purpose, including, among other things, acquisitions and capital raises, each without further action by the Valley shareholders, except as may be required by applicable laws or regulations or the rules of the New York Stock Exchange and NASDAQ, and issuances under new stock plans (which would require shareholder approval under New York Stock Exchange and NASDAQ rules). If this proposed amendment is approved by Valley shareholders, all shares authorized by the amendment will be available for issuance, including the approximately 30.1 million shares of Valley common stock estimated by Valley and 1st United to be issued in connection with the merger (assuming none of the outstanding 1st United stock options are exercised prior to the closing of the merger).

Reasons for the Proposed Amendment to Valley’s Restated Certificate of Incorporation

The Valley Board of Directors has unanimously approved the proposed amendment which will be required in order for Valley to close the merger. The merger and the merger agreement have also been unanimously approved by the Valley Board of Directors. A description of Valley’s reasons for the merger can be found under “Proposal 1 of the 1st United Special Meeting — The Merger — Valley’s Reasons for the Merger” beginning on page [—]. The Valley Board of Directors also believes that it would be desirable for the shareholders to authorize the increase in Valley common stock so Valley will be prepared to meet possible future needs for such shares without delay. These shares may be issued in the future in connection with another acquisition or the raising of additional capital through offerings of common stock or under new stock plans (approved by shareholders).

Interests of Valley Officers and Directors

The interests of Valley officers and directors in the merger are described under “Proposal 1 of the 1st United Special Meeting — The Merger — Interests of Certain Persons in the Merger — Interests of Valley Officers and Directors” beginning on page [—].

Opinion of Sandler O’Neill

By letter dated April 30, 2014, the Valley Board of Directors retained Sandler O’Neill to provide a fairness opinion to the Board of Directors in connection with Valley’s proposed business combination with 1st United. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Valley Board of Directors selected Sandler O’Neill to act as financial advisor to the Valley Board of Directors in connection with providing the opinion based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

Sandler O’Neill provided a fairness opinion to the Valley Board of Directors in connection with the proposed transaction. Valley’s Board of Directors delegated to a Special Committee the authority to review and accept the fairness opinion. At the May 5, 2014 meeting of the Special Committee of Valley’s Board of Directors (the “Special Committee”), Sandler O’Neill delivered its oral opinion, which was subsequently confirmed in writing, that the merger consideration was fair to Valley from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix E to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Valley common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Valley Board of Directors and is directed only to the fairness of the merger consideration to Valley from a financial point of view. It does not address the underlying business decision of Valley to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Valley common stock as to how such holder of Valley common stock should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion on May 5, 2014, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Valley that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of 1st United that Sandler O’Neill deemed relevant;

•	median publicly available analyst earnings estimates for Valley for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth rate for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley;

•	median publicly available analyst earnings estimates for 1st United for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth rate for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley;

•	the pro forma financial impact of the merger on Valley based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Valley;

•	comparison of certain financial and other information, including stock trading information for Valley and 1st United with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

•	the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;

•	the current market environment generally and in the commercial banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Valley the business, financial condition, results of operations and prospects of Valley and held similar discussions with the senior management of 1st United regarding the business, financial condition, results of operations and prospects of 1st United.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Valley or 1st United or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill relied, at the direction of Valley, without independent verification or investigation, on the assessments of the management of Valley as to Valley’s existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with Valley’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O’Neill further relied on the assurances of the respective senior managements of Valley and 1st United that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill assumes no responsibility or liability for the accuracy or completeness thereof.

Sandler O’Neill expressed no opinion as to the trading values at which the common stock of Valley or 1st United may trade at any time or what the value of Valley common stock will be once it is actually received by the holders of 1st United common stock. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated by Valley. Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its May 5, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Valley or 1st United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Valley and 1st United and the companies to which they are being compared.

Transaction Multiples

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Valley will be paying an exchange ratio equal to 0.89 per share of Valley common stock, or approximately $8.80 per 1st United share, based on Valley’s closing price of $9.89 as of May 2, 2014. Based upon Valley’s closing price of $9.89 as of May 2, 2014, Sandler O’Neill calculated an aggregate merger consideration value of $314 million. Additionally, as described in the merger agreement, the merger consideration will be subject to adjustment if Valley’s Average Closing Price fluctuates outside of a certain range. If Valley’s Average Closing Price is between $8.09 and $12.13, the exchange ratio will remain fixed at 0.89. If Valley’s Average Closing Price is less than $8.09, then the exchange ratio will increase so that the price per share paid to 1st United common shareholders is $7.20. In lieu of increasing the exchange ratio, Valley may pay an amount of cash for each share of 1st United common stock in an amount equal to the difference between $7.20 and the product of Valley’s Average Closing Price times 0.89. If Valley’s Average Closing Price is greater than $12.13, then the exchange ratio will decrease so that the price per share paid to 1st United common shareholders is $10.80.

Based upon financial information as of the period ended March 31, 2014, Sandler O’Neill calculated the following transaction ratios:

Price / 2014 Estimated Earnings Per Share	23.8	x
Price / 2015 Estimated Earnings Per Share	18.0	x
Price / March 31, 2014 Book Value	129%
Price / March 31, 2014 Tangible Book Value	181%
Tangible Book Premium / Core Deposits	17.0%
Market Premium as of May 2, 2014	21.9%

Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Valley and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of selected nationwide institutions with total assets between $13.0 billion and $22.0 billion.

The following financial institutions were selected for the comparison:

Comparable Group Analysis:

Webster Financial Corporation

Hancock Holding Company

TCF Financial Corporation

Susquehanna Bancshares, Inc.

Wintrust Financial Corporation

Fulton Financial Corporation

UMB Financial Corporation

F.N.B. Corporation

BancorpSouth, Inc.

The analysis compared publicly available financial information for Valley and the high, mean, median and low financial and market trading data for the peer group as of or for the period ended March 31, 2014 with pricing data as of May 2, 2014. The results of these analyses are summarized in the following table.

Valley (05/02/14 pricing)	Comparable Company Mean/Medians (05/02/14 pricing)
Total Assets ($ in millions)	$16,344	$17,342 /$18,221
TCE/TA	6.91%	8.36% /8.16%
Leverage Ratio	7.37%	9.56% / 9.72%
Total RBC Ratio	11.85%	13.66% /13.41%
ROAA	0.84%	0.88% / 0.92%
ROAE	8.80%	7.70% / 7.65%
Net Interest Margin	3.20%	3.60% / 3.55%
Efficiency Ratio	68.4%	65.4% / 63.7%
LLR/Gross Loans	0.91%	1.22% / 1.14%
NPAs1/Total Assets	1.40%	1.43% / 1.01%
Price/Tang. Book Value	180%	172% / 171%
Price/ LTM EPS	14.5	x	16.6x / 16.1x
Price/ 2014E EPS	17.7	x	15.1x / 14.7x
Current Dividend Yield	4.4%	2.2% / 2.6%
Market Value ($ in millions)	$1,982	$2,366 /$2,296

[1]	NPAs include nonaccrual loans and leases, renegotiated loans and leases, and other real estate.

Sandler O’Neill used publicly available information to compare selected financial information for 1st United and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of selected Southeast institutions listed on major exchanges with assets between $1.0 billion and $6.0 billion and NPAs/Assets less than 3.0% as of March 31, 2014.

The following companies were selected for the comparison:

Simmons First National Corporation	First Community Bancshares, Inc.
Ameris Bancorp	Seacoast Banking Corporation of Florida
First Bancorp	Park Sterling Corporation
BNC Bancorp	Stonegate Bank
CenterState Banks, Inc.	Heritage Financial Group, Inc.

The analysis compared publicly available financial information for 1st United and the high, mean, median and low financial and market trading data for the peer group as of or for the period ended March 31, 2014 with pricing data as of May 2, 2014. The results of these analyses are summarized in the following table.

1st United (05/02/14 pricing)	Comparable Company Mean/Medians (05/02/14 pricing)
Total Assets ($ in millions)	$1,738	$2,747 / $2,808
TCE/TA	10.03%	8.64% / 8.44%
Leverage Ratio	10.09%	10.23% / 10.60%
Total RBC Ratio	15.58%	15.68% / 15.81%
ROAA	0.47%	0.84% / 0.75%
ROAE	3.37%	8.21% / 6.50%
Net Interest Margin	5.25%	4.35% / 4.36%
Efficiency Ratio	71.5%	68.7% / 68.7%
LLR/Gross Loans	0.87%	1.25% / 1.23%
NPAs2/Total Assets	1.71%	1.78% / 1.75%
Price/Tang. Book Value	149%	153% / 151%
Price/ 2014E EPS	19.5	x	15.7x / 14.5x
Current Dividend Yield	1.1%	1.2% / 1.2%
Market Value ($ in millions)	$249	$346 / $320

[2]	NPAs include nonaccrual loans and leases, renegotiated loans and leases, and other real estate.

Stock Price Performance

Sandler O’Neill reviewed the publicly reported trading prices of Valley’s common stock for the three-year period ended May 2, 2014, the pricing date upon which the fairness presentation was delivered. Sandler O’Neill then compared the relationship between the movements in the price of Valley’s common stock against the movements in the prices of the peer group referenced above, the SNL U.S. Bank Index, and the S&P 500.

Three-Year Comparative Stock Performance

	Beginning Value May 2, 2011	Ending Value May 2, 2014
Valley	100%	75.7%
Valley Peers	100%	119.2%
SNL U.S. Bank	100%	136.0%
S&P 500	100%	138.4%

Sandler O’Neill reviewed the publicly reported trading prices of 1st United’s common stock for the three-year period ended May 2, 2014. Sandler O’Neill then compared the relationship between the movements in the price of 1st United’s common stock against the movements in the prices of the peer group referenced above, the SNL U.S Bank Index, and the S&P 500.

Three-Year Comparative Stock Performance

	Beginning Value May 2, 2011	Ending Value May 2, 2014
1st United	100%	107.4%
1st United Peers	100%	149.1%
SNL U.S. Bank	100%	136.0%
S&P 500	100%	138.4%

Valley — Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of Valley common stock through December 31, 2018.

Sandler O’Neill based the analysis on publicly available earnings estimates for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley.

To approximate the terminal value of Valley’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 13.0x to 18.0x and price to tangible book value multiples ranging from 125% to 250%. Sandler O’Neill selected the ranges of price to earnings multiples and price to tangible book value multiples based on the range of trading multiples of the comparable group of Valley. The income streams and terminal values were then discounted to present values using discount rates ranging from 9.79% to 12.79%, which were assumed deviations as selected by Sandler O’Neill based on the Valley discount rate of 12.79% as determined by Sandler O’Neill. These analyses resulted in the following reference ranges of implied earnings per share and implied tangible book value per share of Valley common stock:

Implied Net Present Value Based on Range Earnings Per Share	Implied Net Present Value Based on Range of Tangible Book Value Per Share
$7.18 – $10.54	$6.29 – $12.50

Sandler O’Neill also considered and discussed with the Special Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Valley’s net income varied from 30% above analyst earnings estimates to 30% below analyst earnings estimates. Using a discount rate of 12.79% for this analysis, Sandler O’Neill noted a range of $5.79 – $12.44 per share of Valley common stock.

At the May 5, 2014 meeting of the Special Committee, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

1st United — Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value of 1st United through December 31, 2018.

Sandler O’Neill based the analysis on publicly available earnings estimates for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley.

To approximate the terminal value of 1st United’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 22.0x and price to tangible book value multiples ranging from 125% to 200%. Sandler O’Neill selected the ranges of price to earnings multiples and price to tangible book value multiples based on the range of trading multiples of the comparable group of 1st United. The income streams and terminal values were then discounted to present values using discount rates ranging from 9.48% to 15.48%, which were assumed deviations as selected by Sandler O’Neill based on the 1st United discount rate of 15.48% as determined by Sandler O’Neill. These analyses resulted in the following reference ranges of implied earnings per share and implied tangible book value per share of 1st United common stock:

Implied Net Present Value Based on Range Earnings Per Share	Implied Net Present Value Based on Range of Tangible Book Value Per Share
$5.06 – $11.63	$4.90 – $9.87

Sandler O’Neill also considered and discussed with the Special Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming 1st United’s net income varied from 30% above projections to 30% below projections. Using a discount rate of 15.48% for this analysis, Sandler O’Neill noted a range of $4.08 — $13.24 per share of 1st United common stock.

At the May 5, 2014 meeting of the Valley Board of Directors, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of comparable mergers and acquisitions. The first group consisted of mergers and acquisitions that Sandler O’Neill considered to be in “high” growth states based on income and population demographics, and included transactions since January 1, 2011 with target assets between $1.0 and $5.0 billion and NPAs/Assets less than 3.5%. The second group consisted of all nationwide transactions since January 1, 2011 with target assets between $1.25 billion and $2.25 billion, and NPAs/Assets less than 2.5%.

The first group of mergers and acquisitions included fifteen transactions announced between February 27, 2012 and April 29, 2014, selected based on Sandler O’Neill’s professional judgment and experience. The group was composed of the following transactions:

Buyer / Target

Southside Bancshares Inc. / Omni American Bancorp Inc.

CenterState Banks / First Southern Bancorp Inc.

Yadkin Financial Corporation / VantageSouth Bancshares

BancorpSouth Inc. / Central Community Corp.

ViewPoint Financial Group Inc. / LegacyTexas Group Inc.

Heritage Financial Corp. / Washington Banking Co.

East West Bancorp Inc. / MetroCorp Bancshares Inc.

Cullen/Frost Bankers Inc. / WNB Bancshares Inc.

Prosperity Bancshares Inc. / FVNB Corp.

Union First Market Bkshs Corp. / StellarOne Corp.

Banco de Credito e Inversions / CM Florida Holdings Inc.

United Bankshares Inc. / Virginia Commerce Bancorp Inc.

PacWest Bancorp / First California Financial Group

Cadence Bancorp LLC / Encore Bancshares Inc.

Prosperity Bancshares Inc. / American State Financial Corp.

Sandler O’Neill then reviewed the multiples, listed below, for each transaction. Sandler O’Neill then compared the per share valuation for the median data for the transactions with the valuations of 1st United based on financial data as of March 31, 2014. The results of these analyses are summarized in the following tables.

	Precedent High Growth Transactions
	(Medians)		Valley /1st United
Price / 2014 Estimated EPS	20.0	x	23.8	x
Price / 2015 Estimated EPS	—		18.0	x
Price / Book Value	154%		129%
Price / Tangible Book Value	183%		181%
Core Deposit Premium	12.1%		17.0%
Market Premium	19.9%		21.9%

The second group of mergers and acquisitions included fourteen transactions announced between April 20, 2011 and April 29, 2014, selected based on Sandler O’Neill’s professional judgment and experience. The group was composed of the following transactions:

Buyer / Target

Southside Bancshares Inc. / OmniAmerican Bancorp Inc.

Yadkin Financial Corporation / VantageSouth Bancshares

ViewPoint Financial Group Inc. / LegacyTexas Group Inc.

Heritage Financial Corp. / Washington Banking Co.

East West Bancorp Inc. / MetroCorp Bancshares Inc.

Mercantile Bank Corp. / Firstbank Corp.

Cullen/Frost Bankers Inc. / WNB Bancshares Inc.

Prosperity Bancshares Inc. / Coppermark Bancshares Inc.

PacWest Bancorp / First California Financial Grp

NBT Bancorp Inc. / Alliance Financial Corp

Cadence Bancorp LLC / Encore Bancshares Inc.

F.N.B. Corp. / Parkvale Financial Corp.

Valley National Bancorp / State Bancorp Inc.

Brookline Bancorp Inc. / Bancorp Rhode Island Inc.

Sandler O’Neill then reviewed the multiples, listed below, for each transaction. Sandler O’Neill then compared the per share valuation for the median data for the transactions with the valuations of 1st United based on financial data for March 31, 2014. The results of these analyses are summarized in the following tables.

	Precedent Nationwide Transactions
	(Medians)		Valley /1st United
Price / 2014 Estimated EPS	21.5	x	23.8	x
Price / 2015 Estimated EPS	—		18.0	x
Price / Book Value	155%		129%
Price / Tangible Book Value	179%		181%
Core Deposit Premium	11.8%		17.0%
Market Premium	36.7%		21.9%

Pro Forma Results

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the balance sheet of 1st United was marked to market as of May 2, 2014, with the following results; (ii) Available For Sale securities mark of negative $6.6 million; amortized Sum-of-the-Years Digits over 14 years; (iii) loan credit mark of negative $18.0 million; (iv) loan interest rate mark of positive $6.5 million; amortized Straight-line over 8.5 years; (v) Certificate of Deposit mark of positive $0.427 million; amortized Sum-of-the-Years Digits over 4 years; (vi) borrowings mark of positive $0.041 million; amortized Straight-line over 1 year; (vii) annual cost savings equal to $12.6 million pre-tax, 75% realized in 2015 and 100% realized annually thereafter; (viii) transaction expenses of $32.9 million pre-tax / $26.2 million after-tax realized 100% at close; (ix) in the money 1st United options cashed out / $10.2 million in aggregate; (x) Core Deposit Intangibles of 1.0%; amortized Sum-of-the-Years Digits over 11 years; (xi) opportunity cost of cash of 1.0%; and (xii) assumed transaction closing date in the fourth quarter 2014.

The table below shows Sandler O’Neill’s projected accretion/dilution percentages for Valley as of closing and for each of the years 2014-2018.

	Closing 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017	Year Ending 12/31/2018
Valley EPS Accretion/(Dilution) — excluding transaction expenses		2.8%	3.8%	5.1%	6.5%
Valley TBV Accretion/(Dilution)	(2.7%)	(2.3%)	(1.7%)	(1.1%)	(0.2%)

Miscellaneous

Sandler O’Neill provided a fairness opinion to the Valley Board of Directors in connection with the merger and will receive a customary fee for the delivery of a fairness opinion. Valley has also agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of its respective broker-dealer business, Sandler O’Neill may purchase securities from and sell securities to Valley and 1st United and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Valley or 1st United or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

Vote Required for Approval

The vote to approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares will be approved if a majority of the votes cast by the holders of Valley common stock at the Valley special meeting are “FOR” such proposal.

Recommendation of the Valley Board of Directors

THE BOARD OF DIRECTORS OF VALLEY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 1 AS TO THE APPROVAL OF THE AMENDMENT TO VALLEY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VALLEY’S COMMON STOCK BY 100,000,000 SHARES.

PROPOSAL 2 OF THE VALLEY SPECIAL MEETING — AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

As of the date of this document, the Valley Board of Directors does not know of any matters that will be presented for consideration at the Valley special meeting other than as described in this document. However, if any other matter shall properly come before the Valley special meeting or any adjournment or postponement thereof and shall be voted upon, the Valley Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares of Valley common stock represented by the proxy on any matters that fall within the purposes set forth in Valley’s notice of meeting. In particular, if Valley does not receive a sufficient number of votes to constitute a quorum or approve the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares, it may propose to adjourn or postpone the Valley special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the proposed amendment to Valley’s Restated Certificate of Incorporation. Valley does not currently intend to propose adjournment or postponement at the Valley special meeting if there are sufficient votes to approve the proposed amendment to Valley’s Restated Certificate of Incorporation.

Vote Required for Approval

If approval of the proposal to authorize the Valley Board of Directors, in its discretion, to adjourn or postpone the Valley special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of approval of the amendment to Valley’s Restated Certificate of Incorporation to increase the number of authorized shares of Valley’s common stock by 100,000,000 shares or to vote on other matters properly before such special meeting, is submitted to the Valley shareholders for approval, the proposal will be approved if a majority of the votes cast by the holders of Valley common stock at the Valley special meeting are “FOR” such proposal.

Recommendation of the Valley Board of Directors

THE BOARD OF DIRECTORS OF VALLEY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO AUTHORIZE THE VALLEY BOARD OF DIRECTORS, IN ITS DISCRETION, TO ADJOURN OR POSTPONE THE VALLEY SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE AMENDMENT TO VALLEY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VALLEY’S COMMON STOCK BY 100,000,000 SHARES OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE SUCH SPECIAL MEETING.

FUTURE SHAREHOLDER PROPOSALS

1st United

According to the 1st United Amended and Restated Bylaws, shareholders may request to hold special meetings of 1st United shareholders only if such request is in writing by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders should sign, date and deliver to 1st United’s Secretary one or more written demands for the special meeting describing the purpose or purposes for which such special meeting is to be held.

1st United will hold a 2015 annual meeting of shareholders only if the merger is not completed. If a shareholder wishes to have a particular proposal considered by the 1st United Board of Directors for inclusion in 1st United’s proxy statement for an annual meeting, the shareholder must satisfy the requirements established by the SEC in its proxy rules. The particular proxy rule, Rule 14a-8, requires that shareholders submit their proposals in writing to 1st United at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, shareholders who wish to submit proposals for inclusion in 1st United’s proxy statement for the 2015 meeting must deliver such proposals to 1st United’s Corporate Secretary so that the proposals are received by December 12, 2014. Shareholder proposals for the 2015 meeting that are not intended to be included in the proxy statement for that meeting must be received by February 25, 2015, or the Board of Directors can vote the proxies in its discretion on such proposals. Proposals should be addressed to 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, FL 33432, Attention: Corporate Secretary.

Any 1st United shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Article I, Section 14 of 1st United’s Amended and Restated Bylaws, to 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, FL 33432, Attention: Corporate Secretary.

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to April 11, 2015, the first anniversary of 2014’s notice of annual meeting date. In other words, director nominations must be received no earlier than October 13, 2014, and no later than December 12, 2014, to be nominated for consideration at 1st United’s 2015 annual meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to 1st United shareholders. Recommendations meeting these requirements will be brought to the attention of the 1st United Corporate Governance Committee. Candidates for director recommended by 1st United shareholders are afforded the same consideration as candidates for director identified by 1st United directors, executive officers, or search firms, if any, employed by 1st United.

For a copy of the applicable provisions of the 1st United Amended and Restated Bylaws, please submit a written request to 1st United Bancorp, Inc., One North Federal Highway, Boca Raton, FL 33432, Attention: Corporate Secretary.

Valley

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in Valley’s notice of annual meeting of shareholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Valley’s year 2015 proxy materials must be received by the Corporate Secretary of Valley no later than November 11, 2014. No other matters may be brought up at the annual meeting unless they appear in the notice of meeting.

If Valley changes its 2015 annual meeting date to a date more than 30 days from the date of its 2014 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail its proxy materials.

Pursuant to Valley’s By-laws, in order for a shareholder to nominate a person for election to the Valley Board of Directors at the 2015 annual meeting, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to Valley’s Corporate Secretary. To be timely, such notice must be received by Valley’s Corporate Secretary at Valley’s Wayne, New Jersey office no earlier than December 10, 2014 and no later than January 9, 2015. In the event that Valley’s 2015 annual meeting is held more than 20 days before or more than 60 days after the anniversary of its 2014 annual meeting date, the notice must be received no earlier than 120 days before the date of the 2015 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by Valley. The notice must contain the information required by Valley’s By-laws.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by Valley (Commission File No. 001-11277) with the SEC are hereby incorporated in this proxy statement-prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Current Reports filed on Form 8-K on January 30, 2014, February 10, 2014, April 10, 2014, April 24, 2014, May 8, 2014, May 8, 2014 and June 6, 2014 (in each case except to the extent furnished but not filed);

•	The definitive proxy statement for the 2014 annual meeting of shareholders; and

•	The description of Valley’s common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

The following documents filed by 1st United (Commission File No. 001-34462) with the SEC are hereby incorporated in this proxy statement-prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Current Reports filed on Form 8-K on February 3, 2014, May 8, 2014, May 8, 2014 and May 29, 2014 (in each case except to the extent furnished but not filed);

•	The definitive proxy statement for the 2014 annual meeting of shareholders; and

•	The description of 1st United’s common stock set forth in 1st United’s Registration Statement on Form 8-A filed on September 17, 2009 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by Valley or 1st United pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the 1st United meeting or Valley meeting, as applicable, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

Both Valley and 1st United file reports, proxy statements and other information with the SEC. Valley’s and 1st United’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document Valley or 1st United files by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

No person has been authorized to give any information or to make any representation other than what is included in this document or incorporated by reference, including previous filings on Form 425 or Schedule 14A, which are superseded by this document. If any information or representation is given or made, it must not be relied upon as having been authorized.

OTHER MATTERS

As of the date of this proxy statement, neither the 1st United Board of Directors nor the Valley Board of Directors knows of any other matters to be presented for action by the 1st United or Valley shareholders, as the case may be, at the respective company’s special meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed 1st United or Valley proxy, as applicable, to vote in accordance with their best judgment on such matters.

LEGAL OPINION

Day Pitney LLP, counsel to Valley, will pass upon certain legal matters relating to the issuance and validity of the shares of Valley common stock offered hereby.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of 1st United as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting of 1st United as of December 31, 2013, incorporated by reference into this joint proxy statement-prospectus and registration statement, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein. These consolidated financial statements have been so incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Dated as of May 7, 2014

Between

VALLEY NATIONAL BANCORP

and

1ST UNITED BANCORP, INC.

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2014 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and 1st United Bancorp, Inc., a Florida corporation and registered financial holding company and bank holding company (“1st United”).

RECITALS

Valley desires to acquire 1st United, and 1st United’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of 1st United and its shareholders. The acquisition will be accomplished by merging 1st United into Valley with Valley as the surviving corporation and, at the same time, merging 1st United Bank, a Florida state-chartered commercial bank (“FUB”) and wholly owned subsidiary of 1st United, into Valley National Bank, a national banking association (“VNB”) and wholly owned subsidiary of Valley, with VNB as the surviving bank, and 1st United shareholders receiving the consideration hereinafter set forth. It is the intention of the parties that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I — THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), 1st United shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the Florida Business Corporation Act (the “FBCA”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, FUB shall be merged with and into VNB as provided in Section 1.7 hereof.

1.2. Effect of the Merger. The Merger shall have the effects as set forth in the NJBCA and the FBCA.

1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation.

1.6. Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey, on a date (the “Closing Date”) which is the last day of the fiscal quarter which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by the mutual agreement of Valley and 1st United. Simultaneous with the Closing, Valley and 1st United shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and 1st United, with the Division of Treasury of the State of New Jersey and the Florida

Secretary of State (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time” of the Merger a date and time following the Closing agreed to by Valley and 1st United (which date and time the parties currently anticipate will be the close of business on the Closing Date).

1.7. The Bank Merger. Immediately following the Effective Time, FUB shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, the relevant banking statutes of the State of Florida (the “Banking Law”) and the regulations of the Florida Office of Financial Regulation (the “OFR”), and VNB shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth in the National Bank Act and the Banking Law. 1st United and Valley shall cause the Boards of Directors of FUB and VNB, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.

ARTICLE II — CONVERSION OF 1ST UNITED COMMON STOCK, OPTIONS AND WARRANTS

2.1. Conversion of 1st United Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares.

(a) At the Effective Time, subject to the other provisions of this Section 2.1 and Section 2.2, each share of common stock, $0.01 par value per share, of 1st United (“1st United Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is hereinafter defined), but including all unvested restricted stock awards), shall by virtue of the Merger and without any action on the part of 1st United, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive that number of shares of common stock, no par value, of Valley (“Valley Common Stock”) equal to the Exchange Ratio (as hereinafter defined). No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of 1st United Common Stock who would otherwise be entitled to a fractional interest of Valley Common Stock will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price as defined below. For purposes of this Section 2.1, the following terms shall have the following meanings:

(A) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).

(B) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(C) “Average Closing Price” shall mean the average of the Closing Prices on the twenty (20) Trading Days immediately preceding the date which is five (5) Trading Days prior to the Closing Date.

(D) “Exchange Ratio” shall mean the following:

(A)	If the Average Closing Price is between $8.09 and $12.13, the Exchange Ratio shall be equal to 0.89;

(B)	Subject to Section 2.1(b) below, if the Average Closing Price is less than $8.09, the Exchange Ratio shall be $7.20 divided by the Average Closing Price, rounded to three decimal places; and

(C)	If the Average Closing Price is greater than $12.13, the Exchange Ratio shall be $10.80 divided by the Average Closing Price, rounded to three decimal places.

(b) If the Average Closing Price is less than $8.09, Valley shall have the right, in its sole discretion, in lieu of increasing the Exchange Ratio, to pay an amount of cash for each share of 1st United Common Stock in an amount equal to the difference between (A) $7.20 and (B) the product of the Average Closing Price times 0.89. In the event that Valley chooses this option, the Exchange Ratio shall equal 0.89, provided, however, that Valley shall not pay cash to the extent that such payment would result in the Merger failing to satisfy the continuity of interest requirement applicable to reorganizations under Section 368(a)(1)(A) of the Code; in the event of any such reduced cash payment, the Exchange Ratio shall be adjusted accordingly.

(c) At the Effective Time, all shares of 1st United Common Stock held by 1st United in its treasury or owned by Valley or by any of Valley’s Subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) (“Excluded Shares”) shall be canceled and shall cease to exist and no Merger Consideration (as hereinafter defined) shall be delivered in exchange therefor.

(d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of 1st United Common Stock (the “Certificates”) shall cease to have any rights as shareholders of 1st United, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The (i) Valley Common Stock, (ii) cash, if any, which at the election of Valley may be delivered pursuant to Section 2.1(b) hereof, and (iii) cash in lieu of fractional shares, if any, which any one 1st United shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and total number of shares of Valley Common Stock, cash, if any, which at the election of Valley may be delivered pursuant to Section 2.1(b) hereof, plus any cash in lieu of fractional shares which all of 1st United shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.

(e) Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio to provide the 1st United shareholders with the equivalent value of the Merger Consideration set forth in Section 2.1.

2.2. Exchange of Shares.

(a) 1st United and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of 1st United Common Stock. Not later than five (5) business days after the Effective Time, Valley shall cause the Exchange Agent to mail to each holder of record of 1st United Common Stock as of the Effective Time (a “Record Holder”) a letter of transmittal in form mutually agreed upon by Valley and 1st United (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.1 hereof.

(b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the Merger Consideration which such Record Holder has the right to receive pursuant to Section 2.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than ten (10) business days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, Valley shall cause the Exchange Agent to distribute the Merger Consideration. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and bond as may be required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that

Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of 1st United of the shares of 1st United Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

(d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Valley and the Exchange Agent shall be entitled to rely upon 1st United’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Valley and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Immediately prior to the Effective Date, Valley shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of 1st United Common Stock, for exchange in accordance with this Section 2.2, certificates (or other electronic evidence) representing the shares of Valley Common Stock to be issued to 1st United shareholders as part of the Aggregate Merger Consideration plus an estimated aggregate amount of cash to be paid pursuant to Section 2.1(b), if any, and in lieu of fractional shares of Valley Common Stock.

2.3. Treatment of 1st United Stock Options and Stock Awards.

(a) All options which may be exercised for issuance of 1st United Common Stock (each, a “1st United Stock Option” and collectively the “1st United Stock Options”) are described in the 1st United Disclosure Schedule and are issued and outstanding pursuant to the 1st United stock plans described in the 1st United Disclosure Schedule (collectively, the “1st United Stock Plans”) and the forms of agreements pursuant to which such 1st United Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding grant agreements for 1st United Stock Options issued under 1st United’s Stock Option Plans will be delivered to Valley promptly after execution of this Agreement.

(b) Holders of unexercised 1st United Stock Options (including currently unvested options which would become vested and exercisable as a result of the Merger or otherwise) will be entitled to receive, in cancellation of their 1st United Stock Options, a cash payment from 1st United immediately prior to the Effective Time, in an amount equal to the product of (A) the number of shares of 1st United Common Stock into which such 1st United Stock Options are convertible and (B) the excess, if any, of (x) the product of the Average Closing Price times the Exchange Ratio (subject to adjustment as set forth in Section 2.1(e) hereof but disregarding Section 2.1(b) hereof), over (y) the exercise price per share provided for in such 1st United Stock Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal and state withholding Taxes. Immediately prior to the Effective Time, no 1st United Stock Options will be outstanding.

(c) 1st United shall take all requisite action so that, at the Effective Time, each stock settled phantom stock award or stock appreciation right and other right, contingent or accrued, to acquire or receive shares of 1st United Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of 1st United Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any 1st United Stock Plan (as defined below), other than 1st United Stock Options (each, a “1st United Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of 1st United or Valley, the holder of that 1st United Stock Award or any other person, cancelled and converted into the right to receive from Valley, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of 1st United Common Stock in respect of such 1st United Stock Award multiplied by (y) the Average Closing Price times the Exchange Ratio (subject to adjustment as set forth in Section 2.1(e) hereof but disregarding Section 2.1(b) hereof), which cash payment shall be treated as compensation and shall be net of any applicable federal and state withholding Taxes.

(d) At or prior to the Effective Time, 1st United, the 1st United Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.3.

2.4. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

2.5. Tax Consequences. It is intended that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

2.6. No Dissenters’ Rights. Consistent with the relevant provisions of the FBCA, no shareholder of 1st United shall have appraisal rights with respect to the Merger.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF 1ST UNITED

References herein to “1st United Disclosure Schedule” shall mean all of the disclosure schedules required by Article III and Article V hereof, dated as of the date hereof and referenced to the specific sections and subsections of Article III and Article V of this Agreement, which have been delivered on the date hereof by 1st United to Valley. As used in this Agreement, the term “Material Adverse Effect” means, with respect to 1st United or Valley, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in United States Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of any change in control, severance and related payments to be made to employees prior to the Closing Date) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely or disproportionately affects either or both of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of 1st United or Valley, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes resulting to securities markets in general (including the disruption thereof and any decline in price of any security or market index). For the purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any executive officer of that party with the title ranking not less than executive vice president and that party’s corporate secretary. 1st United hereby represents and warrants to Valley as follows:

3.1. Corporate Organization. (a) 1st United is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. 1st United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on 1st United. 1st United is registered as a financial holding company under The Bank Holding Company Act of 1956, as amended (the “BHCA”). None of 1st United’s activities require 1st United to be a financial holding company under the BHCA.

(b) All of the Subsidiaries of 1st United are listed in the 1st United Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person. As used in this Agreement, the term “Significant Subsidiary” shall mean each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the United States Securities and Exchange Commission (the “SEC”), as in effect as of the date hereof. Each Significant Subsidiary of 1st United is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. FUB is a commercial bank chartered under the laws of the State of Florida whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Significant Subsidiary of 1st United has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on 1st United. The 1st United Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “1st United Charter Documents”) of 1st United and of each 1st United Significant Subsidiary as in effect on the date hereof. Except as set forth in the 1st United Disclosure Schedule, 1st United does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

3.2. Capitalization. (a) The authorized capital stock of 1st United consists of 60,000,000 shares of 1st United Common Stock and 5,000,000 shares of preferred stock, no par value (the “1st United Preferred Stock”). As of the date hereof, there were 34,489,547 shares of 1st United Common Stock issued and outstanding, and no shares of 1st United Common Stock issued and held in the treasury and no shares of 1st United Preferred Stock issued and outstanding and no shares of 1st United Preferred Stock issued and held in treasury. As of the date hereof, except for 4,249,694 shares of 1st United Common Stock issuable upon exercise of outstanding stock options granted pursuant to the 1st United Stock Option Plans or pursuant to executive employment agreements as set forth on the 1st United Disclosure Schedule, there were no shares of 1st United Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of 1st United Common Stock and 1st United Preferred Stock have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of FUB consists of 1,000,000 shares of common stock, $7.00 par value per share. As of the date hereof, there were 752,800 shares of FUB common stock outstanding. Except as set forth in the 1st United Disclosure Schedule, neither 1st United nor any 1st United Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of 1st United or any 1st United Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) The 1st United Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding 1st United Stock Options, the names of the option holders, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the 1st United Stock Option Plans. Each 1st United Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The exercise price of each 1st United Stock Option is not less than the fair market value of a share of 1st United Common Stock as determined on the date of grant of such 1st United Stock Option and within the meaning of Section 409A of the Code and associated guidance set forth by Treasury. 1st United has made available to Valley true and complete copies of all 1st United Stock Option Plans and the forms of all award agreements and other agreements evidencing outstanding 1st United Stock Options.

(c) The 1st United Disclosure Schedule lists the name(s), jurisdiction of incorporation or organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of 1st United. Except as set forth in the 1st United Disclosure Schedule, 1st United owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of 1st United’s Subsidiaries, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest (“Liens”), and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither 1st United nor any Subsidiary of 1st United has or is bound by any right with respect to the capital stock or any other equity security of any Subsidiary of 1st United.

(d) Except (i) as disclosed in the 1st United Disclosure Schedule, (ii) for 1st United’s ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers, (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, and (v) unmarketable Federal Home Loan Bank and Federal Reserve Bank stock, neither 1st United nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) Except as set forth in the 1st United Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of 1st United (parent company only) are issued or outstanding.

3.3. Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of 1st United, and subject to the parties obtaining all necessary regulatory approvals, 1st United has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and FUB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this Agreement, 1st United’s Board of Directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, (i) determined that this Agreement and the Merger are fair to and in the best interests of 1st United and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the shareholders of 1st United approve this Agreement at the 1st United Shareholders Meeting (the “1st United Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of 1st United. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of FUB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of 1st United or FUB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by 1st United and, assuming due and valid execution and delivery of this Agreement by Valley, constitutes a valid and binding obligation of 1st United, enforceable against 1st United in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by 1st United or the execution and delivery of the Bank Merger Agreement by FUB, nor the consummation by 1st United of the transactions contemplated hereby in accordance with the terms hereof or the consummation by FUB of the transactions contemplated thereby in accordance with the terms thereof, or compliance by 1st United with any of the terms or provisions hereof or compliance by FUB with any of the terms of provisions thereof, will (i) violate any provision of the 1st United Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to 1st United or FUB or any of their respective properties or assets, or (iii) except as set forth in the 1st United Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of 1st United or FUB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which 1st United or FUB is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on 1st United. Except for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency (the “OCC”), the FDIC (including the consent to the assignment of the Shared-Loss Agreements (as hereinafter defined), the Board of Governors of the Federal Reserve System (the “FRB”), the OFR, the Florida Department of State, the SEC, and the shareholders of 1st United, or as listed in the 1st United Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of 1st United, any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on 1st United or FUB) are necessary on behalf of 1st United or FUB in connection with (x) the execution and delivery by 1st United of this Agreement and (y) the consummation by 1st United of the transactions contemplated hereby and (z) the execution and delivery by FUB of the Bank Merger Agreement and the consummation by FUB of the transactions contemplated thereby. To the knowledge of 1st United, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

3.4. Financial Statements.

(a) 1st United’s (a) Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) sets forth the consolidated balance sheets of 1st United as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2011 through 2013, accompanied by the audit report of 1st United’s independent public accountants, and (b) Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC under the Exchange Act sets forth the unaudited consolidated balance sheets of 1st United as of March 31, 2014 and 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the three months ended March 31, 2014 and 2013 ((a) and (b) collectively, the “1st United Financial Statements”). The 1st United Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of 1st United as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of 1st United for the respective fiscal periods set forth therein.

(b) The books and records of 1st United and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as set forth in the 1st United Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the 1st United Financial Statements, as of December 31, 2013, neither 1st United nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of 1st United or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the 1st United Financial Statements. Since December 31, 2013 and to the date hereof, neither 1st United nor any of its Significant Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The 1st United Disclosure Schedule includes a copy of 1st United’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2013 which includes information regarding “off-balance sheet arrangements” effected by 1st United.

(e) Crowe Horwath LLP, which has expressed its opinion with respect to the financial statements of 1st United and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) (the “Sarbanes-Oxley Act”), and (y) “independent” with respect to 1st United within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

3.5. Financial Advisor Fees and Other Fees. Other than Keefe, Bruyette & Woods, Inc. (“KBW”) and RP Financial, LC (“RP Financial”), neither 1st United nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement. A copy of 1st United’s agreements with each of KBW and RP Financial has previously been delivered to Valley. KBW and RP Financial have each delivered to the Board of Directors of 1st United its opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) with respect to the fairness, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth therein, from a financial point of view, of the Exchange Ratio in the Merger to the shareholders of 1st United. Other than pursuant to the agreements with KBW and RP Financial, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by 1st United or any of its Subsidiaries.

3.6. Absence of Certain Changes or Events. Since December 31, 2013, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on 1st United.

3.7. Legal Proceedings. Except as disclosed in the 1st United Disclosure Schedule, neither 1st United nor any of its Subsidiaries is a party to any, and there are no pending or, to 1st United’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against 1st United or any of its Subsidiaries which, if decided adversely to 1st United, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on 1st United. Except as disclosed in the 1st United Disclosure Schedule, neither 1st United nor any of its Subsidiaries is a party to any order, judgment or decree entered against 1st United or any 1st United Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on 1st United.

3.8. Taxes and Tax Returns.

(a) Except as set forth in the 1st United Disclosure Schedule or as would not have a Material Adverse Effect on 1st United or FUB, 1st United, FUB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due and payable on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Except as set forth in the 1st United Disclosure Schedule, 1st United, FUB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of 1st United, FUB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the 1st United Disclosure Schedule, the federal income Tax Returns of 1st United, FUB and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the 1st United Disclosure Schedule, the applicable state income and local Tax Returns of 1st United, FUB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the 1st United Disclosure Schedule, to the knowledge of each of 1st United and FUB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon 1st United, FUB or any of their Subsidiaries, nor has 1st United, FUB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the 1st United Disclosure Schedule, neither 1st United, FUB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes (except agreements between and/or among 1st United, FUB and/or any of their Subsidiaries); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by 1st United, FUB or any Subsidiary (nor does 1st United or FUB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include 1st United, FUB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than 1st United, FUB and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations

Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by 1st United, FUB or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (x) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the 1st United Disclosure Schedule, (i) 1st United, FUB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) 1st United, FUB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on 1st United.

(d) 1st United has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by 1st United, FUB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to 1st United, FUB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by 1st United, FUB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any Return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

3.9. Employee Benefit Plans.

(a) Except as disclosed in the 1st United Disclosure Schedule, neither 1st United nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “1st United Pension Plans”), or “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the

“1st United Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement (collectively, the “1st United Benefit Plans”). Neither 1st United nor any of its Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. Neither 1st United nor any of its Subsidiaries has, in the past six years, maintained an employee pension benefit plan subject to Title IV of ERISA.

(b) 1st United has previously delivered to Valley a complete and accurate copy of each of the following with respect to each of the 1st United Pension Plans and 1st United Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) two most recent annual reports on Form 5500, if any.

(c) All contributions required to be made to each 1st United Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of 1st United and its Subsidiaries which have not been paid have been properly recorded on the books of 1st United and its Subsidiaries.

(d) Except as disclosed on the 1st United Disclosure Schedule, each of the 1st United Pension Plans, the 1st United Welfare Plans and each other plan and arrangement identified on the 1st United Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Economic Growth and Tax Relief Reconciliation Act and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the 1st United Pension Plans, and 1st United has no knowledge of any fact or circumstance which could lead to the disqualification of any such plan).

(e) To 1st United’s knowledge, except as disclosed on the 1st United Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the 1st United Welfare Plans or 1st United Pension Plans.

(f) To 1st United’s knowledge, except as disclosed on the 1st United Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the 1st United Pension Plans.

(g) There are no pending, or, to 1st United’s knowledge, threatened or anticipated claims by, on behalf of or against any of the 1st United Pension Plans or the 1st United Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the 1st United Disclosure Schedule other than claims for benefits in the ordinary course of business.

(h) Except as disclosed in the 1st United Disclosure Schedule, no 1st United Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any 1st United Pension Plan.

(i) Except as disclosed in the 1st United Disclosure Schedule, there are no funding obligations of any 1st United Benefit Plan which are not accounted for by reserves shown on the 1st United Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(j) Except as disclosed in the 1st United Disclosure Schedule, with respect to each 1st United Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of 1st

United or any 1st United Subsidiary under any such insurance policy or ancillary agreement with respect to such insurance policy for any retroactive rate adjustment, loss sharing arrangement or other actual or contingent contractual liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(k) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the 1st United Disclosure Schedule, the consummation of the transactions contemplated by this Agreement in accordance with its terms will not (i) entitle any current or former employee of 1st United or any 1st United Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any 1st United Pension Plan, 1st United Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

(l) Except for the 1st United Pension Plans and the 1st United Welfare Plans, and except as set forth on the 1st United Disclosure Schedule, 1st United has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of 1st United or any 1st United Subsidiary or any predecessor of any of them. The 1st United Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

(m) Except as set forth in the 1st United Disclosure Schedule, 1st United does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The 1st United Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. Such life insurance policies comply, in all material respects, with state and federal law, including, without limitation, ERISA, and the rules and regulations of all applicable Governmental Entities. To 1st United’s knowledge, neither 1st United nor any 1st United Pension Plan or 1st United Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(n) Except as set forth in the 1st United Disclosure Schedule, 1st United does not maintain any retirement plan for directors. The 1st United Disclosure Schedule sets forth the complete documentation and actuarial evaluation (if any) of any such plan.

(o) Except as set forth in the 1st United Disclosure Schedule, Neither 1st United nor any 1st United Subsidiary (i) has entered into a nonqualified deferred compensation arrangement with the meaning of Section 409A of the Code, or has failed to take any other action, that has resulted or could result in the interest and Tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and Tax penalties specified in Section 409A of the Code that may be currently due or payable in the future.

(p) Except as disclosed in the 1st United Disclosure Schedule or as would not have a Material Adverse Effect on 1st United, since January 1, 2011, neither 1st United nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

3.10. Reports. Except as set forth in the 1st United Disclosure Schedule, FUB has, since January 1, 2011, duly filed with the OFR and the FRB, and 1st United has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and 1st United promptly will deliver or make available to Valley accurate and complete copies of such documentation. The 1st United Disclosure Schedule lists all examinations of FUB conducted by the OFR and the FRB, and all examinations of 1st United conducted by the FRB, since January 1, 2009 and the dates of any responses thereto submitted by FUB and 1st United, respectively.

3.11. Compliance with Applicable Law.

(a) Except as set forth in the 1st United Disclosure Schedule, each of 1st United and the 1st United Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on 1st United, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to 1st United or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on 1st United and neither 1st United nor any of the 1st United Subsidiaries, since January 1, 2011, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, (i) FUB has complied in all material respects with the Community Reinvestment Act (“CRA”) and (ii) to 1st United’s knowledge, no person or group would object to the consummation of the Merger due to the CRA performance of or rating of FUB. Except as listed on the 1st United Disclosure Schedule, since January  1, 2011, no person or group has adversely commented upon FUB’s CRA performance.

3.12. Certain Contracts.

(a) Except as disclosed in 1st United’s Annual Report on Form 10-K for the year ended December 31, 2013 or as forth in the 1st United Disclosure Schedule, neither 1st United nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, federal funds, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by 1st United or any of its Subsidiaries in the principal amount of $250,000 or more, including any sale and leaseback transactions in the ordinary course of its business consistent with past practice), capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of 1st United and its Subsidiaries, (iv) which provides for material payments to be made by 1st United or any of its Subsidiaries upon a change in control thereof, (v) which (A) limits the freedom of 1st United or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires 1st United or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires 1st United or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (vi) which involved payments by, or to, 1st United or any of its Subsidiaries in fiscal year 2013 of more than $250,000 and not terminable on ninety (90) days or less notice or which could reasonably be expected to involve payments during fiscal year 2014 of more than $250,000 and not terminable on ninety (90) days or less notice (other than pursuant to Loans originated or purchased by 1st United and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not publicly disclosed in the 1st United SEC Reports (as such term is hereinafter defined) filed prior to the date hereof or set forth in the 1st United Disclosure Schedule, is referred to herein as a “1st United Contract.”

(b) Except as set forth in the 1st United Disclosure Schedule, (i) each 1st United Contract is valid and binding on 1st United or its applicable Subsidiary and in full force and effect, and, to the knowledge of 1st

United, is valid and binding on the other parties thereto, (ii) 1st United and each of its Subsidiaries and, to the knowledge of 1st United, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each 1st United Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of 1st United or any of its Subsidiaries or, to the knowledge of 1st United, any other party thereto, under any such 1st United Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on 1st United.

(c) The 1st United Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as Tax indemnification payments in respect of income or excise Taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former employee, director or consultant of 1st United or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any 1st United Pension Plans, 1st United Welfare Plans or 1st United Contract (other than a Tax-qualified plan) for each such person, specifying the assumptions in such schedule. The failure of 1st United to include immaterial amounts (both individually or in the aggregate) under Section 3.12(c) shall not constitute a breach thereof.

3.13. Properties and Insurance.

(a) The 1st United Disclosure Schedule contains a complete list of all real property owned (“Owned Real Property”) or leased by 1st United or any of its Subsidiaries, as OREO or otherwise, or owned, leased or controlled by 1st United or any 1st United Subsidiary as trustee or fiduciary (collectively, the “1st United Property”). To 1st United’s knowledge, and except as set forth in the 1st United Disclosure Schedule, 1st United and its Subsidiaries have good, and as to Owned Real Property, marketable and fee simple, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in 1st United’s consolidated balance sheet as of December 31, 2013, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2013 to third parties in arm’s length transactions.

(b) 1st United and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The 1st United Disclosure Schedule lists all leases pursuant to which 1st United or any 1st United Subsidiary occupies any real property (“1st United Leases”) and for each such lease lists annual base rentals, the annual increases to base rentals to the end of the lease and the expiration date and any option terms. Except as otherwise set forth on the 1st United Disclosure Schedule, the Merger does not or will not trigger any provision of any of the 1st United Leases covering 1st United’s leased Real Property which would require the consent to assignment or approval by any of the lessors thereunder. Neither 1st United nor its Subsidiaries have assigned, subleased, transferred, conveyed, mortgaged or deeded in trust any interest in any of the 1st United Leases. Neither 1st United nor any of its Subsidiaries have received written notice of any threatened cancellations of any of the 1st United Leases. 1st United or its Subsidiaries, as the case may be, has in all material respects performed all obligations required to be performed by it to date pursuant to such 1st United Leases. Neither 1st United nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by 1st United or any Subsidiary under any of the 1st United Leases.

(c) To 1st United’s knowledge, the 1st United Property and all buildings and improvements thereon are free from any material interior or exterior structural defects. Neither 1st United nor its Subsidiaries have received written notice that any such buildings, structures, fixtures and improvements on any Owned Real Property are in violation, in any material respect, of any applicable laws. To 1st United’s knowledge, the buildings, structures, fixtures and improvements on each parcel of Owned Real Property lie entirely within the boundaries of such parcel of Owned Real Property. Neither 1st United nor its Subsidiaries have received written notice that any portion of 1st United Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and to the knowledge of 1st United, none of the foregoing are, or have been threatened to be, the subject of, or affected by, any such proceeding. There are no persons other than 1st United and its Subsidiaries, or, to 1st United’s knowledge as to leased Real Property, the landlord (to the extent provided for in the relevant 1st United Lease), entitled to possession of the Real Property. To 1st United’s knowledge, all of the 1st United Property, and 1st United’s and its Subsidiaries’ use thereof, complies with all applicable zoning, building, fire, use restriction, air, water or other pollution control, environmental protection, waste disposal, safety or health codes, or other ordinances, rules or regulations but excluding any Environmental Laws which are subject to Section 3.15 hereof. Except as set forth in the 1st United Disclosure Schedule, neither 1st United nor its Subsidiaries have received any notification of any asserted present or past failure by it to comply with such laws, rules, regulations or codes, or such orders, rules, writs, judgments, injunctions, decrees or ordinances except of past violations as to which the relevant statute of limitations has expired or as to which 1st United or its Subsidiaries have completed all actions required to be in compliance therewith.

(d) The 1st United Disclosure Schedule lists all material policies of insurance of 1st United and its Significant Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither 1st United nor any of its Subsidiaries has received any notice of pending cancellation or notice of a pending material amendment of any such insurance policy or bond or is in default under such policy or bond, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.14. Minute Books. The minute books of 1st United and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.15. Environmental Matters.

(a) For purposes of this section, the term, “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement in effect on or prior to the date hereof relating to the protection of human health and safety, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

(b) Except as set forth in the 1st United Disclosure Schedule, to 1st United’s knowledge, (i) the operations of 1st United and each of its Subsidiaries are in compliance with and have complied with all applicable Environmental Laws, (ii) neither 1st United nor any of its Subsidiaries has any liability known or unknown, contingent or absolute, under any Environmental Law, nor is 1st United or any Subsidiary responsible for any such liability of any other person or entity under any Environmental Law, whether by contract, by operation of law or otherwise, (iii) neither 1st United nor any 1st United Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that 1st United or such 1st United Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) may be in violation of any Environmental Law or may have any liability under any Environmental Law, and (iv) no toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any 1st

United Property in any manner that violates or, after the lapse of time is reasonably likely to violate, any Environmental Law.

(c) Except as set forth in the 1st United Disclosure Schedule, to 1st United’s knowledge, none of the 1st United Properties has been operated in any manner that violated any Environmental Law, the violation of which would have a Material Adverse Effect on 1st United.

3.16. Reserves.

(a) The allowance for loan and lease losses in the 1st United Financial Statements, was, as of December 31, 2013, (i) adequate under GAAP, and (ii) adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

(b) As of December 31, 2013, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

3.17. No Excess Parachute Payments. Except as set forth in the 1st United Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of 1st United or any 1st United Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from 1st United, a 1st United Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder. Any disclosures on the 1st United Disclosure Schedule pursuant to this section shall include the name of the person entitled to receive the payment of benefit, a calculation of the amounts due and a statement as to whether such amounts are deductible for federal income Tax purposes, along with any other relevant information. No officer or employee of 1st United or FUB is entitled to a Section 280G “gross up” payment with regard to any payments or benefits set forth on the 1st United Disclosure Schedule or otherwise. As of the date hereof, 1st United has entered into amended and restated employment agreements with each of the executives set forth on the 1st United Disclosure Schedule and such executives have entered into employment agreements with Valley which shall take effect at the Effective Time.

3.18. Agreements with Bank Regulators. Neither 1st United nor any 1st United Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by 1st United prior to the date of this Agreement, nor has 1st United been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither 1st United nor any 1st United Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by 1st United prior to the date of this Agreement.

3.19. Insider Loans. The 1st United Disclosure Schedule sets forth, as of December 31, 2013, each loan, extension of credit, or guaranty from 1st United or any of its Subsidiaries to any director or executive officer of 1st United including (i) the name of the person receiving the benefit of such loan, extension of credit or guaranty, (ii) the outstanding principal amount of such loan or extension of credit, and (iii) the type of loan.

3.20. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) 1st United has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2011 (the “1st United SEC

Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the 1st United SEC Reports complied, and each such 1st United SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the 1st United SEC Reports. None of 1st United’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of 1st United has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of 1st United no enforcement action has been initiated against 1st United by the SEC relating to disclosures contained in any 1st United SEC Report.

(b) 1st United and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of 1st United and its Significant Subsidiaries or as set forth in the 1st United Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of 1st United, threatened an investigation into the business or operations of 1st United or any of its Significant Subsidiaries since December 31, 2011. Except as set forth in the 1st United Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, 1st United or any of its Subsidiaries.

(c) Except as set forth in the 1st United Disclosure Schedule, the records, systems, controls, data and information of 1st United and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1st United or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. 1st United and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. 1st United (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to 1st United and its Subsidiaries is made known to the management of 1st United by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the 1st United SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to 1st United’s auditors and the audit committee of 1st United’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect 1st United’s ability to record, process, summarize and report financial data and have identified for 1st United’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in 1st United’s internal controls. 1st United’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

(d) Except as set forth in the 1st United Disclosure Schedule, since January 1, 2011, neither 1st United nor any of its Subsidiaries nor, to the knowledge of 1st United, any member of 1st United’s Board of Directors or executive officer of 1st United or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of 1st United or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that 1st United or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing 1st United or any of its Subsidiaries, whether or not employed by 1st United or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by 1st United or any of its officers, directors, employees or agents to any member of 1st United’s Board of Directors or any executive officer of 1st United.

3.21. Loan Matters.

(a) Except as set forth in the 1st United Disclosure Schedule, each outstanding loan (including loans held for resale to investors) held by 1st United or its Subsidiaries (the “1st United Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant 1st United Loan files are being maintained, in all material respects in accordance with the relevant loan documents, 1st United’s underwriting standards (and, in the case of 1st United Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st United. Notwithstanding anything contrary in this Agreement, the representations and warranties of 1st United with respect to 1st United Loans that were acquired by 1st United or its Subsidiaries from a third party (e.g., in connection with a merger or other acquisition) shall be made only to the knowledge of 1st United.

(b) Except as set forth in the 1st United Disclosure Schedule or as would not have a Material Adverse Effect on 1st United, each 1st United Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured has been secured by valid Liens which have been perfected and (iii) to 1st United’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on 1st United, the loan documents with respect to each 1st United Loan were in compliance with applicable laws and regulations at the time of origination or purchase by 1st United or its Subsidiaries and are complete and correct in all material respects.

(c) 1st United has previously delivered to Valley a schedule setting forth a list of all Loans as of March 31, 2014 by 1st United and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of 1st United or any of its Subsidiaries. Except as listed in the 1st United Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on 1st United. The schedule referred to in item (i) of this subsection (c) is accurate and complete in all material respects.

(d) 1st United has previously delivered to Valley a schedule setting forth (A) each 1st United Loan that as of March 31, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by 1st United, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such 1st United Loan, (B) each 1st United Loan that was classified as of March 31, 2014 under ASC 310, and (C) each asset of 1st United or any of its Subsidiaries that as of March 31, 2014 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the 1st United Disclosure Schedule, none of the agreements pursuant to which 1st United or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(f) 1st United and its Subsidiaries have administered and serviced the Loans purchased in 2009, 2010 and 2011 by FUB from the FDIC as receiver for Republic Federal Bank, N.A., The Bank of Miami, N.A. and Old Harbor Bank of Florida, respectively (collectively, the “FDIC Acquired Loans”), in all material respects, in accordance with the relevant notes or other credit or security documents, the requirements of each of the Shared-Loss Agreements entered into with the FDIC with respect to such FDIC Acquired Loans (the “Shared-Loss Agreements”) and with all applicable federal, state and local laws, regulations and rules.

3.22. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by 1st United or any of its Subsidiaries (collectively, “1st United Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of 1st United, valid and enforceable and (ii) no 1st United Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of 1st United, no such action is or has been threatened with respect to any of 1st United Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, 1st United or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by 1st United or its Subsidiaries), free and clear of any and all Liens, all 1st United Registered IP and all other intellectual property that is material to the businesses of 1st United or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to 1st United or a Subsidiary thereof pursuant to an existing license agreement and used by 1st United or such Subsidiary within the scope of such license.

(c) Each of 1st United and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of 1st United or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of 1st United, none of the activities or operations of 1st United or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither 1st United nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of 1st United, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by 1st United in connection with its business, and no information technology assets that are material to the business of 1st United or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

3.23. Antitakeover Provisions. 1st United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of Section 607.0902 of the FBCA.

3.24. Indemnification. Except as provided in the 1st United Contracts or the 1st United Charter Documents, neither 1st United nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of 1st United (a “Covered Person”), and, to the knowledge of 1st United, there are no claims for which any Covered Person would be entitled to indemnification under the 1st United Charter Documents, applicable law or any indemnification agreement.

3.25. Reorganization. Neither 1st United nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.26. Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock, Federal Reserve Bank stock and pledges to secure Federal Home Loan Bank or Federal Reserve Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by 1st United or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither 1st United nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the 1st United Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with regulatory requirements and listed (as of the date hereof) in the 1st United Disclosure Schedule.

(c) Set forth in the 1st United Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of 1st United and its Subsidiaries as of December 31, 2013.

(d) Except as set forth in the 1st United Disclosure Schedule, none of the deposits of 1st United or any of its Subsidiaries is a “brokered” or “listing service” deposit.

3.27. Vote Required. Assuming that a quorum is present at the 1st United Shareholders Meeting (as hereinafter defined), approval by holders of a majority of the outstanding shares of 1st United Common Stock shall be sufficient to constitute approval by 1st United’s shareholders of each of the matters set forth in Section 5.7(a) hereof. A majority of the outstanding shares of 1st United Common Stock constitutes a quorum for purposes of the 1st United Shareholders Meeting.

3.28. Shared-Loss Agreements. To 1st United’s knowledge, FUB has not been underpaid or overpaid any amounts under the Shared-Loss Agreements by the FDIC, as receiver. FUB (i) has timely and properly filed all reports and documents with the FDIC, as receiver, in accordance with the terms of the Shared-Loss Agreements, and (ii) is not in default or violation of any of its duties or obligations under any of the Shared-Loss Agreements.

3.29. Questionable Payments. To 1st United’s knowledge, neither 1st United, FUB nor any of their Subsidiaries or affiliates has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

3.30. Anti-Money Laundering Laws. 1st United has no knowledge of, nor has it been advised of, or has reason to believe that any facts or circumstances exist that would cause 1st United, FUB or any of their Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of 1st United and FUB has adopted, and has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required by such laws.

3.31. OFAC. Neither 1st United nor FUB is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. 1st United and FUB have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of 1st United and to the knowledge of FUB, no Subsidiary or affiliate of 1st United or FUB is engaging nor has any Subsidiary or affiliate of 1st United or FUB engaged in any dealings or transactions with, and no Subsidiary or affiliate of 1st United or FUB has been otherwise associated with, such persons or entities.

3.32. Disclosure. No representation or warranty contained in Article III of this Agreement, including the 1st United Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF VALLEY

References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to 1st United. Valley hereby represents and warrants to 1st United as follows:

4.1. Corporate Organization.

(a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.

(b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. Each Significant Subsidiary of Valley is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. VNB is a national bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Significant Subsidiary of Valley has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on Valley. The Valley Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Valley Charter Documents”) of Valley and VNB as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Valley consists solely of 232,023,233 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share, which may be divided into classes and into series within any class as determined by the Board of Directors. As of the date hereof, there were 200,471,328 shares of Valley Common Stock issued and outstanding and no treasury shares and no shares of Valley preferred stock outstanding. As of December 31, 2013, except for 2,322,593 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted pursuant to Valley’s stock option plans listed on the Valley Disclosure Schedule (the “Valley Option Plans”) and 4,396,222 shares of Valley Common Stock issuable upon the exercise of outstanding warrants (the “Valley Warrants”), there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Significant Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all Liens. All of the outstanding shares of capital stock of Valley’s Significant Subsidiaries are owned directly or indirectly by Valley free and clear of any Liens, except as listed in the Valley Disclosure Schedule. Except for the options referred to above under the Valley Option Plans and the Valley Warrants, neither Valley nor any of Valley’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Significant Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) Except as set forth in the Valley Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Valley (parent company only) are issued or outstanding.

4.3. Authority; No Violation.

(a) Subject to the parties obtaining all necessary regulatory approvals, Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, and VNB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this agreement, (i) Valley’s Board of Directors, by resolution duly adopted by unanimous vote of those voting at a meeting duly called and held, approved the Merger and the Charter Amendment (as hereinafter defined) and determined it to be in the best interests of Valley’s shareholders, and (ii) a special committee of Valley’s Board of Directors, by resolution duly adopted by unanimous vote of those voting at a meeting duly called and held, approved this Merger Agreement. Except for the approval of the potential Valley Charter Amendment (as hereinafter defined), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley or VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and, assuming due and valid execution and delivery of this Agreement by 1st United, constitutes a valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Valley nor the execution and delivery of the Bank Merger Agreement by VNB, nor the consummation by Valley of the transactions contemplated hereby in accordance with the terms hereof or the consummation by VNB of the transactions contemplated thereby in accordance with the terms thereof, will (i) violate any provision of the Valley Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Valley. Except as would not constitute a Material Adverse Effect on Valley and for consents and approvals of or filings or registrations with or notices to the OCC, the FDIC (including the consent to the assignment of the Shared-Loss Agreements), the FRB, the SEC, and the shareholders of Valley, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of Valley, any third party are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley of this Agreement, (b) the consummation by Valley of the transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the transactions contemplated thereby. To the knowledge of Valley, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

4.4. Financial Statements.

(a) Valley’s (a) Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC under the Exchange Act sets forth the consolidated balance sheets of Valley as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2011 through 2013, accompanied by the audit report of Valley’s independent public accountants, and (b) Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC under the Exchange Act sets forth the unaudited consolidated balance sheets of Valley as of March 31, 2014 and 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the three months ended March 31, 2014 and 2013 ((a) and (b) collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

(b) The books and records of Valley and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of December 31, 2013, neither Valley nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Valley or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since December 31, 2013, neither Valley nor any of its Significant Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The Valley Disclosure Schedule includes a copy of Valley’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2013, which includes information regarding “off-balance sheet arrangements” effected by Valley.

(e) KPMG LLP, which has expressed its opinion with respect to the financial statements of Valley and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to Valley within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.5. Brokerage Fees. Other than as set forth on the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.6. Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, since December 31, 2013, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Valley.

4.7. Absence of Acceleration and Other Benefits. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Valley or any Valley Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Valley pension plan, welfare plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

4.8. Valley Common Stock. Subject to approval by Valley shareholders of the Valley Charter Amendment, the shares of Valley Common Stock to be issued hereunder pursuant to the Merger, will be duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all Liens created by or through Valley, with no personal liability attaching to the ownership thereof.

4.9. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on Valley.

4.10. Taxes and Tax Returns.

(a) Except as set forth in the Valley Disclosure Schedule, or as would not have a Material Adverse Effect on Valley or VNB, Valley, VNB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all material Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due and payable on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to 1st United in writing). Except as set forth in the Valley Disclosure Schedule, Valley, VNB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Valley, VNB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Valley Disclosure Schedule, the federal income Tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Valley Disclosure Schedule, the applicable state income and local Tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Valley and VNB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Valley, VNB or any of their Subsidiaries, nor has Valley, VNB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the Valley Disclosure Schedule, neither Valley, VNB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of Taxes (except agreements between and/or among Valley, VNB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Valley, VNB or any Subsidiary (nor does Valley or VNB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Valley, VNB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than Valley, VNB and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and/or (ix) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the Valley Disclosure Schedule, (i) Valley, VNB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and

(ii) Valley, VNB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Valley.

(d) Valley has made available to 1st United correct and complete copies of: (i) all material Returns filed within the past three years by Valley, VNB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Valley, VNB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Valley, VNB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) With respect to each Subsidiary indicated on the Valley Disclosure Schedule as being a real estate investment trust, (x) for all taxable years commencing with its first taxable year through the taxable year ended December 31, 2013, such Subsidiary has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years; (y) has operated since its first taxable year to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a real estate investment trust; and (z) intends to continue to operate in such a manner as to qualify as a real estate investment trust for the current taxable year. None of the transactions contemplated by this Agreement will prevent any such Subsidiary or any of its Subsidiaries from so qualifying. No such Subsidiary of any Subsidiary is a corporation for U.S. federal income Tax purposes, other than a corporation that meets the requirements of representations (x) and (y) above. Notwithstanding the foregoing, with respect to periods prior to the acquisition of the ownership of each such Subsidiary by Valley, the representations of Valley are made only to the knowledge of Valley.

4.11. Vote Required. Assuming that a quorum is present at the Valley Shareholders Meeting (as hereinafter defined), approval by holders of a majority of shares of Valley Common Stock voted at the Valley Shareholders Meeting shall be sufficient to constitute approval by Valley’s shareholders of each of the matters set forth in Section 5.7(b) hereof. A majority of the outstanding shares of Valley Common Stock constitutes a quorum for purposes of the Valley Shareholders Meeting.

4.12. Compliance with Applicable Law.

(a) Except as set forth in the Valley Disclosure Schedule, each of Valley and the Valley Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on Valley, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Valley or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Valley and neither Valley nor any of the Valley Subsidiaries, since January 1, 2011, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, VNB has (i) complied in all material respects with the CRA, and (ii) to Valley’s knowledge, no person or group would object to the consummation of the Merger due to the CRA performance of or rating of VNB. Except as listed on the Valley Disclosure Schedule, since January 1, 2011, no person or group has adversely commented upon VNB’s CRA performance.

4.13. Environmental Matters.

(a) Except as set forth in the Valley Disclosure Schedule, to Valley’s knowledge, (i) the operations of Valley and each of its Subsidiaries are in compliance with and have complied with all applicable Environmental

Laws, (ii) neither Valley nor any of its Subsidiaries has any liability known or unknown, contingent or absolute, under any Environmental Law, nor is Valley or any Subsidiary responsible for any such liability of any other person or entity under any Environmental Law, whether by contract, by operation of law or otherwise, (iii) neither Valley nor any Valley Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or such Valley Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) may be in violation of any Environmental Law or may have any liability under any Environmental Law, and (iv) no toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Valley or any Valley Subsidiary, OREO or otherwise, or owned or controlled by Valley or any Valley Subsidiary as a trustee or fiduciary (collectively, “Valley Properties”) in any manner that violates or, after the lapse of time is reasonably likely to violate, any Environmental Law.

(b) Except as set forth in the Valley Disclosure Schedule, to Valley’s knowledge, none of the Valley Properties has been operated in any manner that violated any Environmental Law, the violation of which would have a Material Adverse Effect on Valley.

4.14. Reserves.

(a) The allowance for loan and lease losses in the Valley Financial Statements, was, as of December 31, 2013, (i) adequate under GAAP, and (ii) adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

(b) As of December 31, 2013, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

4.15. Agreements with Bank Regulators. Neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to 1st United by Valley prior to the date of this Agreement, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Valley nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive officer, except as disclosed in writing to 1st United by Valley prior to the date of this Agreement.

4.16. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) Valley has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2011 (the “Valley SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Valley SEC Reports complied, and each such Valley SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Valley SEC Reports. None of

Valley’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Valley has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of Valley no enforcement action has been initiated against Valley by the SEC relating to disclosures contained in any Valley SEC Report.

(b) Valley and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Valley and its Significant Subsidiaries or as set forth in the Valley Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Valley, threatened an investigation into the business or operations of Valley or any of its Significant Subsidiaries since December 31, 2011. Except as set forth in the Valley Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, Valley or any of its Subsidiaries.

(c) Valley and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Valley (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Valley and its Subsidiaries is made known to the management of Valley by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Valley SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley’s auditors and the audit committee of Valley’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Valley’s ability to record, process, summarize and report financial data and have identified for Valley’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley’s internal controls. Valley’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

(d) Except as set forth in the Valley Disclosure Schedule, since January 1, 2011, neither Valley nor any of its Subsidiaries nor, to the knowledge of Valley, any member of Valley’s Board of Directors or executive officer of Valley or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing Valley or any of its Subsidiaries, whether or not employed by Valley or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Valley or any of its officers, directors, employees or agents to any member of Valley’s Board of Directors or any executive officer of Valley.

4.17. Certain Contracts. Except as set forth in the Valley Disclosure Schedule, (i) each Valley contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement (each, a “Valley Contract”) is valid and binding on Valley or its applicable Significant Subsidiary and in full force and effect, and, to the knowledge of Valley, is valid and binding on the other parties thereto, (ii) Valley and each of its Significant Subsidiaries and, to the knowledge of Valley, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Valley Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of

Valley or any of its Significant Subsidiaries or, to the knowledge of Valley, any other party thereto, under any such Valley Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Valley.

4.18. Loan Matters.

(a) Except as set forth in the Valley Disclosure Schedule, each outstanding loan (including loans held for resale to investors but excluding any loan covered by a loss-sharing agreement with the FDIC as described in the Valley Disclosure Schedule) held by Valley or its Significant Subsidiaries (the “Valley Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Valley Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Valley’s underwriting standards (and, in the case of Valley Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley. Notwithstanding anything contrary in this Agreement, the representations and warranties of Valley with respect to Valley Loans that were acquired by Valley or its Subsidiaries from a third party (e.g., in connection with a merger or other acquisition) shall be made only to the knowledge of Valley.

(b) Except as set forth in the Valley Disclosure Schedule or as would not have a Material Adverse Effect on Valley, each Valley Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Valley’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on Valley, the loan documents with respect to each Valley Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Valley or its Subsidiaries and are complete and correct in all material respects.

(c) Except as listed in the Valley Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(d) Valley has previously delivered to 1st United a schedule setting forth (A) each Valley Loan that as of March 31, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Valley, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Valley Loan, (B) each Valley Loan that was classified as of March 31, 2014 under ASC 310, and (C) each asset of Valley or any of its Subsidiaries that as of March 31, 2014 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the Valley Disclosure Schedule, none of the agreements pursuant to which Valley or any of its Significant Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.19. Reports. Except as set forth in the Valley Disclosure Schedule, VNB has, since January 1, 2011, duly filed with the OCC, and Valley has duly filed with the FRB, in correct form all documentation required to be filed under applicable laws and regulations, and Valley promptly will deliver or make available to 1st United accurate and complete copies of such documentation. The Valley Disclosure Schedule lists all examinations of VNB conducted by the OCC, and all examinations of Valley conducted by the FRB since January 1, 2012 and the dates of any responses thereto submitted by VNB and Valley, respectively.

4.20. Questionable Payments. To Valley’s knowledge, neither Valley, VNB nor any of their Subsidiaries or affiliates has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

4.21. Anti-Money Laundering Laws. Valley has no knowledge of, nor has it been advised of, or has reason to believe that any facts or circumstances exist that would cause Valley, VNB or any of their Subsidiaries: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with Unlawful Gains, (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each of Valley and VNB has adopted, and has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the U.S. Anti-Money Laundering Laws and has kept and filed all material reports and other necessary material documents as required by such laws.

4.22. OFAC. Neither Valley nor VNB is, nor would either reasonably be expected to become, a person or entity with whom a United States person or entity is restricted from doing business under regulation of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Valley and VNB have implemented an OFAC compliance program that adequately covers in all material respects all elements of OFAC compliance, and to the knowledge of Valley and to the knowledge of VNB, no Subsidiary or affiliate of Valley or VNB is engaging nor has any Subsidiary or affiliate of Valley or VNB engaged in any dealings or transactions with, and no Subsidiary or affiliate of Valley or VNB has been otherwise associated with, such persons or entities.

4.23. Disclosures. No representation or warranty contained in Article IV of this Agreement, including the Valley Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE V — COVENANTS OF THE PARTIES

5.1. Conduct of the Business of 1st United and Valley. During the period from the date of this Agreement to the Effective Time, each of 1st United and Valley shall, and shall cause each of its respective Significant Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with past banking practice. Each of 1st United and Valley also shall use its commercially reasonable efforts to preserve its business organization and that of its respective Significant Subsidiaries intact and maintain its rights, franchises and existing relations with customers, suppliers and employees.

5.2. Negative Covenants and Dividend Covenants. (a) 1st United agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing (such approval not to be unreasonably withheld, conditioned or delayed, it being agreed that such approval shall be deemed to have been given, in the case of subsections (viii), (xi) and (xii) below, if Valley has not responded to 1st United’s written request by the close of business on the second (2nd) business day following receipt of such request, and, in the case of subsections (iv) and (v) below, if Valley has not responded to 1st United’s written request by the close of business on the fifth (5th) business day following receipt of such request), or as otherwise permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) change any provision of the 1st United Charter Documents;

(ii) change the number of shares of its authorized or issued capital stock (other than the issuance of (A) capital stock in connection with the exercise of any 1st United Stock Options and (B) restricted stock immediately prior to the Effective Time for prorated annual bonuses of 1st United’s named executive officers) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of 1st United or any 1st United Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for regular quarterly cash dividends on the 1st United Common Stock not in excess of $0.02 per share per quarter (as may be increased in accordance with Section 5.19 hereof) with record and payment dates consistent with past practice;

(iii) grant any severance or termination pay to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement (other than amendments required to comply with applicable law and regulations) or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to directors, officers and employees in the usual and ordinary course of business consistent with past practice;

(iv) sell or dispose of any assets with a market value greater than $100,000 or incur any liability with a principal balance greater than $100,000 other than in the ordinary course of business consistent with past practices and policies;

(v)(A) make any capital expenditures or (B) enter into any new service agreement or similar contract not terminable by 1st United within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

(vi) file any applications or make any contract with respect to branching or site location or relocation;

(vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity;

(viii) make any new investments in securities other than investments in government, municipal or agency bonds having a weighted average life or duration of not greater than five years;

(ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(x) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would result in any of its conditions to Closing set forth in Section 6.1 and 6.2 not to be satisfied;

(xi) make or commit to make any new loan or other extension of credit in an amount of $5,000,000 or more;

(xii) renew for a period in excess of one year any existing loan or other extension of credit which renewal would require 1st United to advance additional funds greater than $5,000,000, or increase by $5,000,000 or more the aggregate credit outstanding to any one borrower or to any group of affiliated borrowers, except such renewals or increases that are committed as of the date of this Agreement and identified on the 1st United Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice;

(xiii) settle any claim, action or proceeding involving any liability of 1st United or any of its Subsidiaries for money damages in excess of $200,000 or involving any material restrictions upon the operations of 1st United or any of its Subsidiaries;

(xiv) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by 1st United as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(xv) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(xvi) elect or nominate to the Board of Directors of 1st United any person who is not a member of the Board of Directors of 1st United as of the date hereof; or

(xvii) agree to do any of the foregoing.

(b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by 1st United in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as permitted or required by this Agreement, it will not intentionally, nor will it permit any of its Significant Subsidiaries to (i) amend the Valley Charter Documents in a manner that would require the approval of the shareholders of Valley or in any manner that adversely affects the rights of the shareholders of Valley (except for the Valley Charter Amendment), (ii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements, (iii) take any intentional action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.3 not to be satisfied or (iv) agree to do any of the foregoing.

5.3. No Solicitation. (a) Except as expressly permitted by this Section 5.3, 1st United and its Subsidiaries shall not, and 1st United and its Subsidiaries shall use their best efforts to cause their respective representatives not to initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the approval of 1st United’s shareholders (“1st United Shareholder Approval”) is obtained but not after, (1) 1st United receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Valley, and (2) the 1st United Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to 1st United’s shareholders under applicable law, 1st United may, and may permit its Subsidiaries and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Valley and 1st United dated January 30, 2014 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Valley or shall be provided to Valley prior to or concurrently with the time it is provided to such person. 1st United will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Valley with respect to any

Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the 1st United Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the 1st United Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit 1st United or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the 1st United Shareholders Meeting, the 1st United Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “1st United Subsequent Determination”) after the second (2nd) business day following Valley’s receipt of a written notice (the “Notice of Superior Proposal”) from 1st United (A) advising that the 1st United Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of 1st United or its Subsidiaries that would have been such a breach if committed by 1st United or its Subsidiaries) constitutes a Superior Proposal (it being understood that 1st United shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that 1st United proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transactions agreements with the party making such Superior Proposal, if, but only if, (X) Valley does not make, after being provided with reasonable opportunity to negotiate with 1st United, within two (2) business days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of 1st United determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal, and (Y) the 1st United Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to 1st United’s shareholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Valley pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the 1st United Recommendation or the making of a 1st United Subsequent Determination by the 1st United Board of Directors shall not change the approval of the 1st United Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the Voting Agreements (as hereinafter defined) and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent 1st United or the 1st United Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable law or the NYSE or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of 1st United set forth in Sections 5.3(a) and (b) of this Agreement, in the event 1st United or any of its Subsidiaries or representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the 1st United directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, 1st United promptly (and in any event within two business days of receipt) shall advise Valley in writing of the existence of the matters described in this clause

(i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. 1st United shall keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, 1st United shall promptly (and in any event within two business days) notify Valley in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in 1st United or any of its Subsidiaries, a proposal for a merger, consolidation, or other business combination involving 1st United or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, 1st United or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the 1st United Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

(f) Other than in connection with an Acquisition Proposal (which shall be subject to Section 5.3(a) and 5.3(b), and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict 1st United’s Board of Directors from, prior to the receipt of the 1st United Shareholder Approval, effecting a 1st United Subsequent Determination if 1st United’s Board of Directors determines in good faith, after consultation with 1st United’s outside financial advisors and outside legal counsel, that the failure of 1st United’s Board of Directors to effect a 1st United Subsequent Determination would be inconsistent with its fiduciary duties under applicable law.

5.4. Current Information. During the period from the date of this Agreement to the Effective Time, 1st United will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding 1st United’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, 1st United shall provide Valley, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit in excess of $1,000,000, or any increase by $1,000,000 or more in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.2(a)), and provide Valley with a copy of, and the opportunity to discuss, the relevant documentation for any such loan, extension of credit, lease, or renewal upon request. Notwithstanding any other provision contained in this Agreement, neither Valley nor any Valley Subsidiary shall under any circumstance be permitted to exercise control of 1st United or any 1st United Subsidiary prior to the Effective Time. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, 1st United will deliver to Valley FUB’s call reports filed with the OFR and the FDIC.

5.5. Access to Properties and Records; Confidentiality.

(a) On reasonable advance notice, 1st United and FUB shall permit Valley and its representatives, and Valley and VNB shall permit 1st United and its representatives, accompanied by an officer of the respective party, reasonable access during normal business hours to their respective properties, and shall make available to Valley and its representatives or 1st United and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings, charter documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or 1st United and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, violate the terms of any contract, jeopardize attorney-client privilege or contravene any law, rule, regulation, order or judgment. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. 1st United acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to 1st United except as such information is publicly disclosed by Valley.

(b) Each party will hold any information that is confidential, proprietary or otherwise non-public in accordance with the Confidentiality Agreement.

5.6. Regulatory Matters.

(a) For the purposes of holding the 1st United Shareholders Meeting and the Valley Shareholders Meeting (each as defined in Section 5.7) and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to 1st United shareholders in connection with the Merger, as soon as practicable, but in no event later than forty-five (45) days, following the date of this Agreement), the parties shall (i) jointly prepare, and Valley shall file with the SEC, a Registration Statement on Form S-4, including a prospectus and (ii) jointly prepare, and 1st United shall file with the SEC, a proxy statement, satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by 1st United to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Joint Proxy Statement-Prospectus” and the various documents to be filed by Valley under the Securities Act with the SEC to register the Valley Common Stock for sale, including the Joint Proxy Statement-Prospectus, are referred to herein as the “Registration Statement”). Prior to the filing of the Joint Proxy Statement-Prospectus and the Registration Statement, each party shall consult with the other party with respect to such filings and shall afford the other party and their Representatives reasonable opportunity to comment thereon.

(b) Each party shall furnish to the other party with such information concerning itself and its Affiliates as is necessary in order to cause the Joint Proxy Statement-Prospectus and Registration Statement to comply with Section 5.6(a) hereof. Each party agrees promptly to advise the other party if at any time prior to the Effective Time, any information provided by such party in the Joint Proxy Statement-Prospectus or Registration Statement becomes incorrect or incomplete in any material respect and promptly to provide the information needed to correct such inaccuracy or omission. Each party shall promptly furnish to the other party such supplemental information as may be necessary in order to cause the Joint Proxy Statement-Prospectus or Registration Statement to comply with Section 5.6(a). The information relating to a party to be provided for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus or Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c) Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. 1st United shall promptly furnish Valley with such information regarding 1st United shareholders as Valley requires to enable it to determine what filings are required hereunder. 1st United authorizes Valley to utilize in such filings the information concerning 1st United and FUB provided to Valley in connection with, or contained in, the Joint Proxy Statement-Prospectus. Valley shall furnish 1st United’s counsel with copies of all such filings and keep 1st United advised of the status thereof. Each of Valley and 1st United shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement-Prospectus.

(d) Valley shall cause the Valley Common Stock issuable pursuant to the Merger, to be listed on the NYSE at the Effective Time.

(e) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB, the OFR and the Florida Department of State. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their applications to the OCC and the FRB to be filed within thirty (30) days of the date of this Agreement. 1st United shall cooperate with Valley to provide all information requested in writing by Valley to complete such application within ten (10) days of request from Valley. Valley shall provide to 1st United drafts of all filings and applications referred to in this Section 5.6(e) and shall give 1st United the opportunity to comment thereon prior to their filing.

(f) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.7. Approval of Shareholders.

(a) 1st United will, subject to the qualification set forth in Section 5.3(b) hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of 1st United (such meeting or any adjournment thereof, the “1st United Shareholders Meeting”) for the purpose of securing the Merger and the approval of shareholders of this Agreement and holding a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations, (ii) recommend to the shareholders of 1st United the approval of the Merger and this Agreement and use its commercially reasonable best efforts to obtain, as promptly as practicable, such approval. 1st United and Valley will cooperate with respect to each of the foregoing matters. Contemporaneously with the execution of this Agreement, 1st United shall cause each of the directors of 1st United in their capacity as shareholders to execute and deliver to Valley a voting agreement, the form of which is attached hereto as Exhibit B (the “Voting Agreements”).

(b) The Valley Board of Directors shall (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Valley (such meeting or any adjournment thereof, the “Valley Shareholders Meeting”) for the purpose of securing the approval of Valley shareholders of an amendment to the Restated Certificate of Incorporation of Valley to increase the number of shares of authorized Valley Common

Stock by 100 million common shares (the “Valley Charter Amendment”), (ii) recommend to the shareholders of Valley the approval of the Valley Charter Amendment and use its commercially reasonable best efforts to obtain, as promptly as practicable, such approval. 1st United and Valley will cooperate with respect to each of the foregoing matters.

5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.9. Public Announcements. 1st United and Valley will consult with each other before issuing, and will cooperate with each other in the development and distribution of, all press release and any other public disclosure with respect to this Agreement or any of the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

5.10. Failure to Fulfill Conditions. In the event that Valley or 1st United determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to May 31, 2015 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. 1st United and Valley will promptly inform the other of any facts applicable to 1st United or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

5.11. Disclosure Delivery and Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than ten (10) days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

5.12. [Reserved].

5.13. Indemnification.

(a) For a period of six years after the Effective Time, to the fullest extent permitted by law, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of 1st United or its Subsidiaries (collectively, the “1st United Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any 1st United Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of 1st United or its Subsidiaries, acted as a director or officer of a third party at the request of 1st United or its Subsidiaries or acted as a benefits plan fiduciary, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the 1st United Indemnitee’s service as a member of the Board of Directors of 1st United or any of its Subsidiaries or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which 1st United or any of its Subsidiaries, as applicable, would have been permitted under any applicable law and the 1st United Charter Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such six year period shall continue until the final disposition of such Claim.

(b) From and after the Effective Time, Valley shall assume and honor any obligation of 1st United immediately prior to the Effective Time with respect to the indemnification of the 1st United Indemnitees arising out of the 1st United Charter Documents of 1st United or arising out of any written indemnification agreements between 1st United and such persons disclosed in the 1st United Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such 1st United Indemnitees.

(c) In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.13.

(d) Valley shall cause 1st United’s and FUB’s officers and directors to be covered, for a period of six years after the Effective Time, at Valley’s option, under (i) Valley’s then current officers’ and directors’ liability insurance policy (providing substantially similar coverage to 1st United’s and FUB’s officers and directors as such officers and directors had under 1st United’s existing policy), or (ii) an extension of 1st United’s existing officers’ and directors’ liability insurance policy. However, Valley shall only be required to insure such persons upon terms and for coverages substantially similar to 1st United’s existing officers’ and directors’ liability insurance, and if such coverage over a six year period would in the aggregate cost more than 300% of the annual premium currently paid by 1st United for such coverage, then Valley shall be required only to obtain such coverage as may be obtained by an expenditure equal to 300% of the annual premium currently paid by 1st United for such coverage.

(e) Any 1st United Indemnitee wishing to claim indemnification under this Section 5.13 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such 1st United Indemnitee if such failure does not materially prejudice Valley.

5.14. Employment and Director Matters; Other Post-Closing Items.

(a) Except as otherwise set forth in the 1st United Disclosure Schedule, Valley and VNB hereby expressly agree to honor, effective from and after the Effective Time, each of the Employment Agreements entered into by 1st United’s three executives on the date hereof and identified on the 1st United Disclosure Schedule, in accordance with their respective terms.

(b) Before or following consummation of the Merger, Valley will decide whether to continue each of the 1st United Pension Plans and/or the 1st United Welfare Plans for the benefit of employees of FUB and 1st United, or to have such employees become covered under a Valley pension and/or welfare plan in accordance with the terms of the relevant Valley pension and/or welfare plans. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of 1st United who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers in Valley or VNB medical and dental plans for 1st United employees and their dependents. No prior existing condition limitation not currently imposed by 1st United or FUB medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on 1st United or FUB employees. 1st United and FUB employees shall receive credit for any deductibles paid under 1st United and FUB existing medical and dental plans. 1st United employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with 1st United, and 1st United’s employees will be granted credit for such prior service with 1st United, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan. No 1st United employee will be given credit for prior service under Valley’s or VNB’s Pension Plan for any purpose.

(c) Valley will use reasonable efforts to retain 1st United and FUB employees following the Effective Time of the Merger.

(d) Except for 1st United and FUB employees who have individual severance or similar contractual agreement, following the consummation of the Merger and for one year thereafter, VNB shall pay severance to 1st United and FUB employees who are involuntarily terminated by Valley or VNB for reasons other than cause in accordance with the 1st United severance plans set forth on the 1st United Disclosure Schedule.

(e) Within two weeks of the date of this Agreement, Valley, VNB, 1st United and FUB shall cooperate to develop, implement and communicate to key employees of 1st United and FUB identified as such by the Chief Executive Officer of 1st United together with the President and Chief Executive Officer of Valley, a retention program designed to retain the services of such key employees through the Effective Time and thereafter until one hundred and eighty (180) days following the Closing Date or such earlier or later time as Valley and VNB may determine consistent with their respective business needs.

(f) Valley and VNB may, in their discretion within thirty (30) days prior to the Effective Time, direct 1st United and FUB to terminate any or all nonqualified deferred compensation plans, programs and arrangements sponsored by them in a manner that does not materially adversely affect the rights of participants to benefits earned through the effective date of the change in control of 1st United. Upon receipt of such a direction 1st United and FUB shall take all requisite action to implement it.

5.15. Tax-Free Reorganization Treatment.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of 1st United and Valley shall use its commercially reasonable efforts to cause the

Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Valley nor any affiliate knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, 1st United does not know of any reason why it would not be able to deliver to counsel to Valley certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Valley to deliver the legal opinions contemplated by Section 6.1(d), and 1st United hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to Valley.

(c) As of the date hereof, Valley does not know of any reason why it would not be able to deliver to counsel to Valley certificates substantially in compliance with the IRS Guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to Valley to deliver the legal opinions contemplated by Section 6.1(d), and Valley hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to Valley.

5.16. Bank Policies and Bank Mergers. Notwithstanding that 1st United believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, 1st United recognizes that Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, 1st United and Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, 1st United’s loan, accrual and reserve policies and 1st United’s other policies and procedures regarding applicable regulatory matters, including without limitation FRB, Bank Secrecy Act and FDIC matters, to those policies of Valley as Valley may reasonably identify to 1st United from time to time, (ii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of 1st United and FUB to the extent appropriate, and (iii) developing a plan for the conversion of 1st United’s systems and processes to those of Valley’s so that such conversion can be implemented as soon as practicable following the Effective Time; provided that any required change in 1st United’s practices in connection with the matters described above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and Valley has provided the Closing Notice. No accrual or reserve made by 1st United or any 1st United Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(e) or Section 7.1(f) hereof.

5.17. Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of 1st United Common Stock or conversion of any derivative securities in respect of shares of 1st United Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Section  16(b) of the Exchange Act.

5.18. Shareholder Litigation. 1st United shall give Valley the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against 1st United and/or its directors or other affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Valley’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19. 1st United Common Stock Dividend. In the event that the Effective Time is on or after the record date of any of Valley’s regularly scheduled common stock cash dividends after December 31, 2014, notwithstanding Section 5.2(a)(ii), 1st United shall have the right to pay to its shareholders a dividend amount equivalent to the amount of Valley’s most recently declared dividend.

5.20 Payment of Cash Bonus Holdbacks.

(a) Immediately prior to the Effective Time, 1st United shall pay or cause to be paid to each participant in the 1st United Quarterly Cash Incentive Plan a lump sum cash payment equal to 100% of the withheld quarterly cash incentive payments that would have been payable to the participant under the plan as if all of the corporate and individual performance measures attributable to such withheld payments are fully met or exceeded.

(b) With respect to 1st United’s fiscal year quarter during which the Effective Time occurs (the “Final Fiscal Year Quarter”), in the event that Effective Time occurs on or within two weeks of the last day of the Final Fiscal Year Quarter (notwithstanding the Merger), each participant in the 1st United Quarterly Cash Incentive Plan shall be entitled to a bonus payment equal to: (i) 100% of the quarterly cash incentive payment that was earned by the participant as of the last day of 1st United’s fiscal year quarter ended immediately preceding the Effective Time (including the portion of the cash incentive payment that was withheld with respect to such preceding fiscal year quarter), multiplied by: (ii) the “pro-rata factor.” For purposes of this Section 5.20, the “pro-rata factor” shall equal a fraction, the numerator of which is the total number of days that lapsed during the Final Fiscal Year Quarter as of the Effective Time, and the denominator of which is the total number of days during the Final Fiscal Year Quarter, notwithstanding the Merger. Such bonus payment shall be paid, or cause to be paid, by 1st United to each participant in a lump sum cash payment immediately prior to the Effective Time.

ARTICLE VI — CLOSING CONDITIONS

6.1. Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the requisite vote of the shareholders of 1st United, and the Valley Charter Amendment shall have been duly adopted and approved by the requisite vote of the shareholders of Valley. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

(b) Regulatory Approvals. All regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”) shall have been obtained. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and FUB shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No order shall be outstanding against a party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or

Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties, VNB or FUB in connection with this Agreement or the Bank Merger Agreement and which Valley or 1st United determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinions. Valley shall have received a written opinion from Day Pitney LLP, counsel to Valley, and 1st United shall have received a written opinion from Gunster, Yoakley & Stewart, P.A., counsel to 1st United, each dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in each such opinion, to the effect that (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the exchange of 1st United Common Stock for Valley Common Stock will not give rise to gain or loss to the shareholders of 1st United with respect to such exchange (except to the extent of any cash received), (iii) the aggregate tax basis of the shares of Valley Common Stock received by each shareholder of 1st United Common Stock will equal the aggregate tax basis of such shareholder’s shares of 1st United Common Stock (reduced by any amount allocable to share interests for which cash is received) exchanged in the Merger and the holding period for the shares of Valley Common Stock received by each 1st United shareholder will include the holding period for the shares of 1st United Common Stock exchanged in the Merger, and (iv) neither Valley nor 1st United will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Such counsel shall be entitled to rely upon representation letters from each of Valley and 1st United, in each case, in form and substance as reasonably requested by such counsel and reasonably satisfactory to such counsel. Such representation letters shall be dated as of the date of such opinion.

(e) NYSE Listing. The Valley Common Stock shall have been approved for listing on the NYSE.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of 1st United. Each of the representations and warranties of 1st United contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), provided, however, that 1st United’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached for any purpose in this Agreement as a result of effects arising solely from actions taken in compliance with a written request of Valley. 1st United shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) Consents. Valley shall have received the written consents (other than the governmental approvals and consents referred to in Section 6.1(b) of (i) the FDIC with respect to the assignment of the Shared-Loss Agreements, and (ii) any person whose consent to the transactions contemplated hereby is required under the applicable instrument, except for those for which the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect on Valley (after giving effect to the consummation of the transactions contemplated hereby).

(c) FUB Action. FUB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(d) Certificates. 1st United shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

6.3. Conditions to the Obligations of 1st United Under this Agreement. The obligations of 1st United under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Valley. Each of the representations and warranties of Valley contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded). Valley shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(c) Certificates. Valley shall have furnished 1st United with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section  6.3 as 1st United may reasonably request.

ARTICLE VII — TERMINATION

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of 1st United:

(a) by mutual consent of 1st United and Valley;

(b) by either Valley or 1st United upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Valley or 1st United, if the Merger shall not have been consummated on or before the Cutoff Date (or such later date as shall have been agreed to in writing by Valley and 1st United), provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred on or before the Cutoff Date was due to such party’s material breach of any representation, warranty, covenant or agreement contained herein;

(d) by either Valley or 1st United if (i) the approval of the shareholders of 1st United required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof, (ii) the approval of the shareholders of Valley of the Valley Charter Amendment shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Valley or 1st United (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by 1st United) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(f) by either Valley or 1st United (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation, warranty or covenant, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by 1st United) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(g) by the Board of Directors of Valley if, (I) prior to receipt of the 1st United Shareholder Approval, 1st United or the 1st United Board of Directors (or any committee thereof) has (A) effected a 1st United Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of 1st United or failed to publicly re-affirm its recommendation of the Merger within five days after receipt from Valley of a written request to do so, (C) breached the terms of Section 5.3 in any material respect adverse to Valley, or (D) in response to the commencement (other than by Valley or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of 1st United Common Stock, recommended that the shareholders of 1st United tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act, or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 7.3 of this Agreement;

(h) By 1st United if, prior to receiving 1st United Shareholder Approval, (i) 1st United has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, or (ii) if 1st United’s Board of Directors determines in good faith, after consultation with 1st United’s outside financial advisors and outside legal counsel, that the failure of 1st United’s Board of Directors to effect a 1st United Subsequent Determination would be inconsistent with its fiduciary duties under applicable law, but only if prior to terminating this Agreement, 1st United pays to Valley the Termination Fee and Termination Expenses;

(i) by Valley if one or more of the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

(j) by 1st United if one or more of the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.

7.2. Effect of Termination. In the event of termination of this Agreement by either Valley or 1st United as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 5.5(b), 5.9, Articles VII and VIII and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

7.3. Termination Fee; Expenses.

(a) In the event that at any time after the date of this Agreement Valley shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(f), then 1st United shall pay to Valley on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by Valley in connection with the transactions contemplated by this Agreement (as itemized by Valley), up to $750,000 (the “Termination Expenses”).

(b) In the event that:

(i)(A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to 1st United’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of 1st United or 1st United Board of Directors and (B) this Agreement is thereafter terminated (x) by 1st United or Valley pursuant to Section 7.1(c) or Section 7.1(d)(i) (if the 1st United Shareholder Approval has not theretofore been obtained after the Registration Statement shall have been declared effective), or (y) by Valley pursuant to Section 7.1(e) or Section 7.1(f), then, (I) 1st United shall pay to Valley, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses, and, (II) if within 12 months after such termination, 1st United or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then 1st United shall pay Valley, on the earlier of the date of such execution or consummation, by wire transfer of immediately available funds, a fee of $14.5 million (the “Termination Fee”); or

(ii) this Agreement is terminated by Valley pursuant to Section 7.1(g) or by 1st United pursuant to Section 7.1(h), then 1st United shall pay Valley, immediately upon such termination, by wire transfer of immediately available funds, the Termination Fee and Termination Expenses.

For purposes of Section 7.3(b)(i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

(c) In the event that at any time after the date of this Agreement 1st United shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(f), then Valley shall pay to 1st United on the date of such termination, by wire transfer of immediately available funds, an amount equal to the out-of-pocket expenses incurred by 1st United in connection with the transactions contemplated by this Agreement (as itemized by 1st United), up to $750,000.

ARTICLE VIII — MISCELLANEOUS

8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Joint Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

(a)	If to Valley, to:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attn.: Gerald H. Lipkin, President and CEO

Facsimile No.: (973) 305-8415

Copy to:

Day Pitney LLP

Attn.: Ronald H. Janis

7 Times Square

New York, New York 10036

Facsimile No. (212) 881-9023

(b)	If to 1st United, to:

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, Florida 33432

Attn: Rudy E. Schupp, Chief Executive Officer

Facsimile No.: (561) 616-3108

Copy to:

Gunster, Yoakley & Stewart, P.A.

Attn.: Michael V. Mitrione

777 South Flagler Drive, Suite 500 East

West Palm Beach, Florida 33401

Facsimile No. (561) 655-5677

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, 1st United, VNB and FUB and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon 1st United Indemnitees pursuant to Section 5.13 hereof.

8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement.

8.5. No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Valley and 1st United any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.13 shall be enforceable by each 1st United Indemnitee described therein.

8.6. Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of 1st United or Valley) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

8.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.8. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the District of New Jersey or any New Jersey state court sitting in Passaic County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The consent to jurisdiction set forth in this Section 8.8 shall not constitute a general consent to service of process in the State of New Jersey and shall have no effect for any purpose except as provided in this Section 8.8. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.9. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.10. Survival. All representations, warranties and agreements and covenants shall terminate as of the Effective Time except for those covenants and agreements included herein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 5.5(b), Articles VII and VIII and the Confidentiality Agreement, shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Valley National Bancorp and 1st United Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Name: Gerald H. Lipkin
Title: President and CEO

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Name: Rudy E. Schupp
Title: Chief Executive Officer

APPENDIX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

CONFIDENTIAL

May 7, 2014

The Board of Directors

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, FL 33432

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of 1st United Bancorp, Inc. (“FUBC”) of the Exchange Ratio (as defined below) in the proposed merger of FUBC with and into Valley National Bancorp (“VLY”) (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between FUBC and VLY. Pursuant to the Agreement and subject to the terms, limitations and conditions thereof, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of VLY, FUBC, the holders of any of the shares of common stock, par value $0.01 per share, of FUBC (the “FUBC Common Stock”) or the holders of any of the shares of common stock, no par value per share, of VLY (the “VLY Common Stock”), each issued and outstanding share of FUBC Common Stock (other than Excluded Shares (as defined in the Agreement) but including unvested restricted stock awards) shall be converted into and become the right to receive 0.890 of a share of VLY Common Stock. The fixed exchange ratio of 0.890 of a share of VLY Common Stock to one share of FUBC Common Stock is referred to herein as the “Exchange Ratio.” The Agreement further provides for (a) a floating exchange ratio in lieu of the Exchange Ratio, in the event that the Average Closing Price (as defined in the Agreement) of VLY Common Stock is greater than $12.13 and (b) either a floating exchange ratio in lieu of the Exchange Ratio or the payment of additional cash consideration by VLY for each share of FUBC Common Stock, at the election of VLY and subject to the terms and conditions with respect thereto contained in the Agreement, in the event that the Average Closing Price of VLY Common Stock is less than $8.09. We express no view or opinion as to the terms described in the foregoing clauses (a) and (b). The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time, 1st United Bank, a wholly-owned subsidiary of FUBC, will merge with and into Valley National Bank, a wholly-owned subsidiary of VLY, pursuant to a separate merger agreement to be entered into by and between such subsidiaries in connection with the Merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to FUBC and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.

The Board of Directors

1st United Bancorp, Inc.

May 7, 2014

Further to existing sales and trading relationships between KBW and each of FUBC and VLY, we have from time to time, in the ordinary course of our business as a broker-dealer, purchased securities from and sold securities to, FUBC and VLY. As a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FUBC and VLY for our own account and for the accounts of our customers. To the extent KBW has proprietary or employee positions in FUBC or VLY as of the date of this opinion they have been disclosed to FUBC. We have acted exclusively for the board of directors of FUBC (the “Board”) in rendering this opinion and will receive a fee from FUBC for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, FUBC has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to FUBC. In April 2012, KBW provided financial advisory services to FUBC in connection with its acquisition of Anderen Financial, Inc. In the past two years, KBW has provided investment banking and financial advisory services to VLY. KBW served as a joint book-running manager in connection with the registered offering by VLY of subordinated debentures in September 2013. We may in the future provide investment banking and financial advisory services to FUBC or VLY and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FUBC and VLY and the Merger, including among other things, the following: (i) a draft of the Agreement dated May 6, 2014 (the most recent draft made available to us); (ii) certain regulatory filings of FUBC and VLY, including the quarterly call reports filed with respect to each quarter during the three years ended December 31, 2013 for FUBC and VLY; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of FUBC and VLY; (iv) the unaudited quarterly financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 for FUBC and VLY; (v) certain other interim reports and other communications of FUBC and VLY to their respective shareholders; and (vi) other financial information concerning the businesses and operations of FUBC and VLY furnished to us by FUBC and VLY for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of FUBC and VLY; (ii) the assets and liabilities of FUBC and VLY; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of FUBC and VLY with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of FUBC for 2014 which were prepared by and provided to us and discussed with us by FUBC management and which were relied upon by us with the consent of the Board; (vi) the publicly available consensus “street estimates” of FUBC for 2015 and of VLY for 2014 and 2015, as well as assumed long term growth rates for subsequent periods for FUBC and VLY that were prepared and provided to us by management of FUBC, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management with consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on VLY (including, without limitation, purchase accounting assumptions, cost savings and related expenses expected to result from the Merger) that were prepared by and provided to us and discussed with us by VLY management, and that were used and relied upon by us with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of FUBC and VLY regarding the past and current business operations, regulatory relations,

The Board of Directors

1st United Bancorp, Inc.

May 7, 2014

financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We also considered the results of the efforts undertaken by FUBC, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with FUBC.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of FUBC as to the reasonableness and achievability of the financial and operating forecasts and projections of FUBC and VLY (and the assumptions and bases therefor) that were prepared by such management and provided to us or that, in the case of the publicly available consensus “street estimates” of FUBC and VLY referred to above, we were directed by such management to use. We have assumed, at the direction of FUBC, that all of such forecasts and projections of FUBC and VLY reflect, or in the case of the publicly available consensus “street estimates” referred to above are consistent with, the best currently available estimates and judgments of FUBC management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated. We have further relied upon management of VLY as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on VLY that were prepared by and provided to us by such management and that were discussed with us by such management (and the assumptions and bases therefor, including without limitation purchase accounting assumptions, cost savings and related expenses expected to result from the Merger), and we have assumed, with the consent of FUBC, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of VLY management and that such estimates will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of FUBC and VLY provided to us were not prepared with the expectation of public disclosure, and that such forecasts, projections, and estimates, together with the publicly available consensus “street estimates” of FUBC and VLY referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective management teams of FUBC and VLY, that such forecasts, projections and estimates of FUBC and VLY referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either FUBC or VLY since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for FUBC and VLY are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of FUBC and VLY, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of FUBC or VLY under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at

The Board of Directors

1st United Bancorp, Inc.

May 7, 2014

which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Exchange Ratio or additional forms of consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of FUBC, VLY or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that FUBC has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to FUBC, VLY, the Merger, the Bank Merger and any other related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of FUBC Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction (including the Bank Merger), including, without limitation, the form or structure of the Merger or any related transaction, any consequences of the Merger to FUBC, its shareholders, creditors or otherwise, or any terms, aspects or implications of any employment, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of FUBC to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by FUBC or the Board; (iii) the fairness of the amount or nature of any compensation to any of FUBC’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of FUBC Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of FUBC other than the FUBC Common Stock (solely with respect to the Exchange Ratio, as set forth herein) or any class of securities of VLY or any other party to any transaction contemplated by the Agreement; (v) whether VLY has sufficient cash, available lines of credit or other sources of funds to enable it to pay any cash consideration in the Merger (as provided in the Agreement); (vi) the actual value of the VLY Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which FUBC Common Stock or VLY Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which VLY Common Stock will

The Board of Directors

1st United Bancorp, Inc.

May 7, 2014

trade following consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to FUBC, VLY, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of FUBC Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any shareholder of FUBC Common Stock should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of FUBC Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX C

OPINION OF RP FINANCIAL, LC

May 7, 2014

Board of Directors

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, Florida 33432

Members of the Board:

You have requested RP® Financial, LC. (“RP Financial”) to provide you with its opinion as to the fairness from a financial point of view to the shareholders of 1st United Bancorp, Inc. (“1st United”), the holding company for 1st United Bank (the “Bank”) of the consideration pursuant to the Agreement and Plan of Merger (the “Agreement”), dated May 7, 2014, by and among 1st United and Valley National Bancorp, Inc. (“Valley”), Wayne, New Jersey. As detailed in the Agreement, 1st United will merge with and into Valley, and the Bank will merge with and into Valley National Bank, the wholly-owned subsidiary of Valley. Valley and Valley National Bank will be the surviving institutions (the “Merger”). The Agreement, inclusive of exhibits, is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Merger Consideration

At the Effective Time, each share of 1st United Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into, as provided in and subject to the terms set forth in the Agreement, the right to receive a certain number of shares (the “Exchange Ratio”) of Valley Common Stock and under certain circumstances cash (the “Merger Consideration”). If the Average Closing Price (of Valley’s Common Stock) is between $8.09 and $12.13, the Exchange Ratio shall be equal to 0.89. If the Average Closing Price is less than $8.09, the Exchange Ratio shall be $7.20 divided by the Average Closing Price, rounded to three decimal places. However, if the Average Closing Price is less than $8.09, Valley shall have the right, in its sole discretion, in lieu of increasing the Exchange Ratio, to pay an amount of cash for each share of 1st United Common Stock in an amount equal to the difference between $7.20 and the product of the Average Closing Price times 0.89. In the event that Valley chooses this option, the Exchange Ratio shall equal 0.89, provided, however, that Valley shall not pay cash to the extent that such payment would result in the Merger failing to satisfy the continuity of interest requirement applicable to reorganizations under Section 368(a)(1)(A) of the Code. In the event of any reduced cash payment, the Exchange Ratio shall be adjusted accordingly. If the Average Closing Price is greater than $12.13, the Exchange Ratio shall be $10.80 divided by the Average Closing Price, rounded to three decimal places.

Holders of unexercised 1st United Stock Options (including currently unvested options which would become vested and exercisable as a result of the Merger or otherwise) will be entitled to receive, in cancellation of their 1st United Stock Options, a cash payment from 1st United immediately prior to the Effective Time, in an amount equal to the product of the number of shares of 1st United Common Stock into which such 1st United Stock Options are convertible and the excess, if any, of the product of the Average Closing Price times the Exchange Ratio (subject to adjustment as set forth in the Agreement), over the exercise price per share provided for in such 1st United Stock Option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal and state withholding Taxes. Immediately prior to the Effective Time, no 1st United Stock Options will be outstanding.

Board of Directors

May 7, 2014

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of federally-insured depository institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide.

Materials Reviewed

In rendering this opinion, RP Financial reviewed or considered the following materials or information: (1) the Agreement, as reviewed by the 1st United board on May 7, 2014, and certain exhibits; (2) the following financial information for 1st United — (a) audited consolidated financial statements included in the annual reports for the fiscal years ended December 31, 2010 through December 31, 2013; (b) unaudited consolidated financial data, including shareholder reports and financial statements through March 31, 2014, and (c) unaudited consolidated financial data through March 31, 2014; (d) quarterly financial reports submitted to the FDIC by the Bank through March 31, 2014; (e) internal financial and other reports from the beginning of fiscal 2012 through March 31, 2014 with regard to balance sheet and off-balance sheet composition, profitability and balance sheet trends, certain risk factors and 1st United’s operations; and (f) historical publicly-available financial information as published by SNL Financial, Inc.; and (g) internally prepared budget information; (3) the financial terms of other recently completed and pending acquisitions of banks in the United States with comparable financial characteristics as 1st United; (4) the financial terms of certain other completed and pending acquisitions of banks in the United States with assets that are subject to FDIC loss share agreements; (5) the financial terms of certain other recently completed and pending acquisitions of banks headquartered in Florida; (6) the financial characteristics of banks in the United States with a non-interest bearing deposit level comparable to 1st United; (7) banks in the Southeastern United States with certain comparable financial characteristics as 1st United; (8) the estimated pro forma financial benefits of the Merger to 1st United shareholders; (9) in person interviews with senior executive officers of 1st United; and (10) analysis regarding Valley and 1st United and the proposed transaction between Valley and 1st United provided to RP Financial by 1st United.

In addition, RP Financial reviewed or considered the following materials or information for Valley and as further described below certain peers of Valley: (1) the annual audited financial statements for the fiscal years ended 2010 to 2013, as presented in Valley’s 10K filings; (2) the quarterly financial report submitted to the OCC by Valley National Bank through March 31, 2014; (3) the quarterly earnings release for Valley for the quarter ended March 31, 2014; (4) historical publicly-available financial and pricing information regarding Valley as published by SNL Financial, Inc.; and (5) the recent stock price history for Valley compared to certain peers; and (6) Valley financial information and pricing characteristics versus a peer group of publicly-traded institutions with comparable market capitalization.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning 1st United and Valley furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. We have further relied on the assurances of management of 1st United and Valley as included in the Agreement. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any such responsibility or liability for the accuracy or completeness thereof. 1st United did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the

Board of Directors

May 7, 2014

assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of 1st United or Valley or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of 1st United or Valley nor have we reviewed any individual credit files relating to 1st United or Valley.

RP Financial, with your consent, has relied upon the advice 1st United has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Agreement and other transactions contemplated by the Agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Valley that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement. We have also assumed that there has been no material change in 1st United or Valley’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statement made available to us. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

Opinion

It is understood that this letter is directed to the Board of Directors of 1st United in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of 1st United as to any action that such shareholder should take in connection with the Agreement, or otherwise. Our opinion is directed only to the fairness of the Merger Consideration to the current holders of 1st United Common Stock from a financial point of view as of the date of the Agreement.

It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to the prices at which Valley Common Stock may trade at any time.

We will receive a fee for our fairness opinion services. 1st United has agreed to indemnify us against certain liabilities arising out of our engagement.

It is understood that this opinion may be included in its entirety in any communication by 1st United or its Board of Directors to the stockholders of 1st United. It is also understood that this opinion may be included in its entirety in any regulatory filing by 1st United, and that RP Financial consents to the summary of this opinion in the proxy materials of 1st United, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of 1st United Common Stock, as described in the Agreement, is fair to such shareholders from a financial point of view.

Respectfully submitted,

RP® FINANCIAL, LC.

APPENDIX D

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

INVESTMENT BANKING GROUP

May 7, 2014

Board of Directors

Valley National Bancorp

1455 Valley Road

Wayne, NJ 07470

Ladies and Gentlemen:

Valley National Bancorp (“Valley”) and 1st United Bancorp, Inc. (“1st United”) have entered into an agreement and plan of merger dated as of May 7, 2014 (the “Agreement”) pursuant to which 1st United will merge with and into Valley (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, at the Effective Time, each share of common stock, $0.01 par value per share, of 1st United issued and outstanding immediately prior to the Effective Time (other than those shares described in the Agreement) will be converted into and become the right to receive that number of shares of common stock, no par value, of Valley common stock equal to the Exchange Ratio. The Exchange Ratio shall mean the following (a) if the Average Closing Price is between $8.09 and $12.13, the Exchange Ratio shall be equal to 0.89, (b) if the Average Closing Price is less than $8.09, the Exchange Ratio shall be $7.20 divided by the Average Closing Price and (c) if the Average Closing Price is greater than $12.13, the Exchange Ratio shall be $10.80 divided by the Average Closing Price. The Average Closing Price shall mean the average of the closing prices on the twenty (20) trading days immediately preceding the date which is five (5) trading days prior to the closing date. If the Average Closing Price is less than $8.09, Valley will have the right, in its sole discretion, in lieu of increasing the Exchange Ratio, to pay an amount of cash for each share of 1st United common stock in an amount equal to the difference between (A) $7.20 and (B) the product of the Average Closing Price times 0.89. In the event that Valley chooses this option, the Exchange Ratio shall equal 0.89. The (i) Valley common stock, (ii) cash, if any, and (iii) cash in lieu of fractional shares, if any, is referred to herein as the Merger Consideration. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness of the Merger Consideration to Valley from a financial point of view.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Valley that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of 1st United that we deemed relevant; (iv) median publicly available analyst earnings estimates for Valley for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth rate for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley; (v) median publicly available analyst earnings estimates for 1st United for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth rate for the years ending December 31, 2016 through December 31, 2018 as discussed with senior management of Valley; (vi) the pro forma financial impact of the Merger on Valley based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Valley; (vii) a comparison of certain financial and other information, including stock trading information for Valley and 1st United with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions, including merger of equal transactions, in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Valley the business, financial condition, results of operations and prospects of Valley and held similar discussions with the senior management of 1st United regarding the business, financial condition, results of operations and prospects of 1st United.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Valley and 1st United or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have relied, at the direction of Valley, without independent verification or investigation, on the assessments of the management of the Company as to the Company’s existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the senior management of Valley and 1st United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Valley or 1st United or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Valley, 1st United or the combined entity after the Merger and we have not reviewed any individual credit files relating to Valley or 1st United. We have assumed, with your consent, that the respective allowances for loan losses for both Valley and 1st United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used median publicly available earnings estimates and estimated long-term growth rates for Valley and 1st United and as discussed with the senior management of Valley. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Valley. With respect to these projections, the senior management of Valley confirmed to us that those projections reflected the estimates and judgments of management of the future financial performance of Valley and 1st United and we assumed that such performance would be achieved and we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Valley as to the future financial performance of Valley. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Valley and 1st United since the date of the most recent financial data made available to us, as of the date hereof. We have also assumed in all respects material to our analysis that Valley and 1st United would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith, including the determination of the accounting acquirer or legal acquirer in the Merger.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Valley, 1st United or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We render no opinion as to the trading values of each of Valley’s and 1st United’s common shares at any time.

We will receive a fee for providing this opinion. Valley has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Valley and 1st United and their affiliates. We may also actively trade the securities of Valley and 1st United or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Valley in connection with its consideration of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Valley and does not address the underlying business decision of Valley to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Valley or the effect of any other transaction in which Valley might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, which consent will not be unreasonably withheld. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Valley from a financial point of view.

Very truly yours,

APPENDIX E

FORM OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF VALLEY NATIONAL BANCORP

Article V(A) of the Restated Certificate of Incorporation be amended in its entirety to read as follows:

“The total authorized capital stock of the Corporation shall be 362,023,233 shares, consisting of 332,023,233 shares of Common Stock and 30,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.”

E-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification. Article VI of the Restated Certificate of Incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Restated Certificate of Incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act permits such exculpation with the same limitations. Pursuant to the New Jersey Business Corporation Act, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is generally against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 21.

A. Exhibits

Exhibit No.	Description

2	Agreement and Plan of Merger, dated as of May 7, 2014, among Valley National Bancorp and 1st United Bancorp, Inc. (attached as Appendix A to the joint proxy statement-prospectus).

3.1	Restated Certificate of Incorporation of Valley National Bancorp (incorporated herein by reference to Exhibit 3(A) to Valley National Bancorp’s Form 10-K Annual Report filed on March 3, 2014).

3.2	Form of Amendment to the Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

3.3	By-laws, as amended, of Valley National Bancorp (incorporated herein by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on December 5, 2013).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the merger (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Crowe Horwath LLP (filed herewith).

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (included on signature page).

99.1	Consent of Keefe, Bruyette & Woods, Inc. (filed herewith).

99.2	Consent of RP Financial, LC (filed herewith).

99.3	Consent of Sandler O’Neill & Partners, L.P. (filed herewith).

99.4	Form of Proxy Card to be utilized by the Board of Directors of 1st United Bancorp, Inc. (to be filed by amendment).

99.5	Form of Proxy Card to be utilized by the Board of Directors of Valley National Bancorp (to be filed by amendment).

B. Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

Item 22. Undertakings

1.	The undersigned registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 19th day of June, 2014.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin, Chairman of the Board, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald H. Lipkin Gerald H. Lipkin	Chairman of the Board, President and Chief Executive Officer and Director	June 19, 2014

/s/ Alan D. Eskow Alan D. Eskow	Director, Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Corporate Secretary	June 19, 2014

/s/ Mitchell L. Crandell Mitchell L. Crandell	First Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 19, 2014

/s/ Andrew B. Abramson Andrew B. Abramson	Director	June 19, 2014

/s/ Peter J. Baum Peter J. Baum	Director	June 19, 2014

/s/ Pamela R. Bronander Pamela R. Bronander	Director	June 19, 2014

Signature	Title	Date

/s/ Peter Crocitto Peter Crocitto	Director, Senior Vice President and Chief Operating Officer	June 19, 2014

/s/ Eric P. Edelstein Eric P. Edelstein	Director	June 19, 2014

/s/ Mary J. Steele Guilfoile Mary J. Steele Guilfoile	Director	June 19, 2014

/s/ Graham O. Jones Graham O. Jones	Director	June 19, 2014

/s/ Walter H. Jones, III Walter H. Jones, III	Director	June 19, 2014

/s/ Gerald Korde Gerald Korde	Director	June 19, 2014

/s/ Michael L. Larusso Michael L. Larusso	Director	June 19, 2014

/s/ Marc J. Lenner Marc J. Lenner	Director	June 19, 2014

/s/ Barnett Rukin Barnett Rukin	Director	June 19, 2014

/s/ Suresh L. Sani Suresh L. Sani	Director	June 19, 2014

/s/ Robert C. Soldoveri Robert C. Soldoveri	Director	June 19, 2014

/s/ Jeffrey S. Wilks Jeffrey S. Wilks	Director	June 19, 2014

INDEX TO EXHIBITS

Exhibit No.	Description

2	Agreement and Plan of Merger, dated as of May 7, 2014, among Valley National Bancorp and 1st United Bancorp, Inc. (attached as Appendix A to the joint proxy statement-prospectus).

3.1	Restated Certificate of Incorporation of Valley National Bancorp (incorporated herein by reference to Exhibit 3(A) to Valley National Bancorp’s Form 10-K Annual Report filed on March 3, 2014).

3.2	Form of Certificate of Amendment to the Restated Certificate of Incorporation of Valley National Bancorp (filed herewith).

3.3	By-laws, as amended, of Valley National Bancorp (incorporated herein by reference to Exhibit 3.1 to Valley National Bancorp’s Current Report on Form 8-K filed on December 5, 2013).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the merger (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Crowe Horwath LLP (filed herewith).

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (included on signature page).

99.1	Consent of Keefe, Bruyette & Woods, Inc. (filed herewith).

99.2	Consent of RP Financial, LC (filed herewith).

99.3	Consent of Sandler O’Neill & Partners, L.P. (filed herewith).

99.4	Form of Proxy Card to be utilized by the Board of Directors of 1st United Bancorp, Inc. (to be filed by amendment).

99.5	Form of Proxy Card to be utilized by the Board of Directors of Valley National Bancorp (to be filed by amendment).